   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999


                                                      REGISTRATION NO. 333-86361
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             IMMERSION CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3577                          94-3180138
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION NUMBER)            IDENTIFICATION NO.)

                               2158 PARAGON DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 467-1900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                               LOUIS B. ROSENBERG
                            CHIEF EXECUTIVE OFFICER
                             IMMERSION CORPORATION
                               2158 PARAGON DRIVE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 467-1900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

             BRUCE SCHAEFFER, ESQ.                          LAIRD H. SIMONS, III, ESQ.
               TOM FURLONG, ESQ.                          KATHERINE TALLMAN SCHUDA, ESQ.
             PAMELA B. BURKE, ESQ.                         CYNTHIA E. GARABEDIAN, ESQ.
        GRAY CARY WARE & FREIDENRICH LLP                        FENWICK & WEST LLP
              400 HAMILTON AVENUE                              TWO PALO ALTO SQUARE
        PALO ALTO, CALIFORNIA 94301-1825                   PALO ALTO, CALIFORNIA 94306
                 (650) 328-6561                                   (650) 494-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                4,250,000 SHARES

                                 IMMERSION.LOGO
                                  COMMON STOCK

     This is an initial public offering of common stock by Immersion
Corporation.
                               ------------------


     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol IMMR.

                               ------------------


                                                              PER SHARE      TOTAL
                                                              ---------      -----
Initial public offering price...............................   $12.00     $51,000,000
Underwriting discounts and commissions......................   $ 0.84     $ 3,570,000
Proceeds to Immersion Corporation, before expenses..........   $11.16     $47,430,000


     Immersion Corporation and the selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 637,500 additional shares of common stock.
                               ------------------

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                               ------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

HAMBRECHT & QUIST
                            BEAR, STEARNS & CO. INC.
                                                   ROBERTSON STEPHENS


November 12, 1999

                                 COVER PAGE ART

                    [Art: Rendition of a human hand reaching
                        out to touch a computer cursor]

 Headline Above the Illustration: "Immersion currently focuses on licensing its TouchSense technology in the entertainment and personal computer markets. In the entertainment market, our licensees manufacture products such as the joystick, steering wheel and gamepad shown on the following pages. To target the mouse market, we have licensed Logitech to manufacture the first computer mouse enabled with our technology which Logitech recently began shipping. We have historically derived a majority of our revenues and will continue to derive revenues from product sales, including sales of digitizing, medical simulation and industrial products.

         Headline Below the Illustration: "Engaging the Sense of Touch'
                            ------------------------

                                   GATE FOLD

Headline Across the Gate Fold: "Immersion licenses its TouchSense technology to manufacturers of computer and medical devices. Our TouchSense technology enables these devices to provide compelling tactile sensations for more natural interaction, enhanced productivity and a more engaging experience."

                             FIRST GATE FOLD (LEFT)

  [Art: Windows desktop with Yahoo home page and a smaller simulated Web page advertisement for tennis racquet]

[Surrounding the Yahoo home page, a series of call-outs describing how Immersion technology adds feel to particular aspects of the home page:

  Call-out from Web page "Search" button: Web page buttons have dimensionality that can be felt as well as seen, making them easier to activate.

  Call-out from hyperlink: "Like a Magnet, the cursor snaps to links on a Web page, enabling faster and easier navigation."

Call-out from menu: "Feeling the cursor click over each item in a pull-down menu improves accuracy, resulting in fewer incorrect selections."

   Call-out from lower-right corner of Web page window: "Resize the window by pulling the edge and feel it stretch."

Call-out from folder icon: "Feel the cursor engage an icon with a tactile snap.
                       Drag an icon and feel its weight."

 Call-out from simulated Web page advertisement for tennis racquet: "Enhancing online experiences. TouchSense technology lets users feel physical sensations such as textures, surfaces, springs, liquids, and vibrations. With TouchSense technology in the Wingman Mouse users can automatically feel the standard desktop icons. Using Immersion's TouchSense authoring tool, web developers can create custom sensations. This simulated advertisement is an example of how shopping online can be enhanced by interacting with TouchSense authored attributes that let users feel the physical characteristics of products prior to purchase."

 Headline at bottom of page "With TouchSense technology users can automatically feel standard desktop icons and hyperlinks."

                            SECOND GATE FOLD (RIGHT)

  [Art: At top of page, a photo of a gamepad with the caption "HammerHead Fx"]

                            Text in middle of page:

"Adding realistic physical sensations to medical training. Immersion TouchSense technology enables doctors and students to practice surgical procedures in training environments that feel real.

  For example, as the user manipulates the Endoscopic Sinus Surgery Simulator
   (pictured below), the computer tracks the position and orientation of the device. As the user interacts with the virtual organs and tissue, simulated physical sensations create the feeling of operating on an actual patient.

    Evolving the games industry. From flight simulation to action games, our TouchSense technology helps create more compelling, realistic interactions. The vibrations of turbulence in flight, the recoil from a weapon, and the impact of hitting a wall are all sensations that users can feel. Action games can be energized by jolts and blasts. Driving games can add the roughness of the road and the force of moving around tight turns. Whether using a mouse, a joystick, or a steering wheel, computer game enthusiasts can experience compelling tactile sensations.

 [Art: At right of page, a photo of a force feedback joystick with the caption
                                "WingMan Force"]

    [Art: At bottom left of page, a photo of a stethoscope, a sinus surgery simulator and a globe with a caption by the globe "Compress an Object and feel it flex"]

                                INSIDE BACK PAGE

 Headline at top left of page "Immersion licenses its TouchSense technology to manufacturers of computer devices. The products depicted on this page are manufactured by Logitech, one of our licensees."

 [Art: Below text: a picture of a computer mouse with the caption "Logitech(R)
  WingMan(R) Force Feedback Mouse Logitech recently began shipping the mouse, which incorporates our TouchSense technology."]

  [Art: At center top of page: a picture of a steering wheel with the caption
                           "WingMan Formula Force."]

   Text to right of steering wheel: "Computer game enthusiasts can experience compelling tactile sensations."

   Text in center of page: "Patented technology makes it possible. A powerful patent portfolio, Immersions intellectual property includes 37 patents issued and over 125 applications pending."

    [Art: At center bottom of page: a picture of Immersion logo, which is an artist's representation of a hand with the caption "Immersion"]

                      Small text on bottom right of page:

     (C)1999 Immersion Corporation. HammerHead FX is a product of InterAct Accessories and 3Dfx Interactive. Immersion and the Immersion logo are trademarks of Immersion Corporation. Logitech, the Logitech logo, and the Logitech products referred to herein are either the trademarks or registered trademarks of Logitech. Yahoo! and the Yahoo! logo are trademarks of Yahoo! Inc.
  All other trademarks are the property of their respective owners. All rights reserved.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Risk Factors................................................    7
Forward-Looking Statements..................................   16
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Selected Consolidated Financial Data........................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   31
Management..................................................   44
Certain Transactions........................................   54
Principal Stockholders......................................   58
Description of Capital Stock................................   61
Shares Eligible for Future Sale.............................   64
Underwriting................................................   66
Legal Matters...............................................   68
Experts.....................................................   68
Where You Can Find Additional Information...................   68
Index to Consolidated Financial Statements..................  F-1


                            ------------------------

     All brand names and trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


     You should read this summary together with the more detailed information, our financial statements and the related notes and the risks of investing in our common stock discussed under "Risk Factors" before making an investment decision. Except as otherwise noted, all information in this prospectus assumes the conversion of all outstanding shares of preferred stock into common stock, no exercise of the underwriters' over-allotment option and our reincorporation in Delaware.


                             IMMERSION CORPORATION


     We develop hardware and software technologies that enable users to interact with computers using their sense of touch. Our patented technologies, which we call TouchSense, enable computer peripheral devices, such as joysticks, mice and steering wheels, to deliver tactile sensations that correspond to on-screen events. We currently focus on licensing our intellectual property for these feel-enabling technologies to manufacturers of computer peripherals in the computer gaming and general purpose personal computer markets. For the nine months ended September 30, 1999, royalty revenue accounted for 23% of our total revenues and royalty revenue from the sale by our licensees of gaming peripherals used with personal computers accounted for 99% of our royalty revenue. Logitech, a licensee of our intellectual property, began manufacturing its computer mouse incorporating our feel-enabling technologies in commercial quantities during the fourth quarter of 1999. It has begun shipping the mouse to its distribution centers and recently commenced initial shipments and sales of the mouse to distributors and retail customers. Logitech has set the initial suggested retail price of the mouse at $99.95 and expects commercial quantities of the product to be available for purchase by consumers in the fourth quarter of 1999. We have recorded no royalty revenue from the sale of computer mice incorporating our feel-enabling technologies for the nine months ended September 30, 1999. Our objective is to proliferate our TouchSense technologies across markets, platforms and applications so that feel becomes as common as graphics and sound in the modern computer user interface.


     Early computers had crude user interfaces that only displayed text and numbers. In the 1980s, computers began to use graphics and sound to engage users' perceptual senses more naturally, leading to the popularization of the video game, the graphical user interface and the Web. While most modern computers realistically present information to the senses of sight and sound, they still lack the ability to convey content through the sense of touch.

     We hold 37 U.S. patents covering various aspects of our hardware and software technologies and have over 125 patent applications pending in the U.S. and abroad. Our patented designs incorporate specialized hardware elements such as motors, control electronics and mechanisms into computer peripheral devices. Driven by sophisticated software algorithms, these hardware elements direct tactile sensations to the user's hand. We offer a complete technical solution that allows our licensees to incorporate our patented feel-enabling technologies into their peripheral device products and that allows software programmers and Web site developers to add feel-enabling elements to their applications. Our technologies comply with leading hardware and software standards including Universal Serial Bus (USB) and Microsoft's DirectX application programming interface.

     In 1996, we introduced feel technology designed for computer gaming peripherals such as joysticks, steering wheels and gamepads. To date, we have licensed intellectual property for our feel-enabling technologies to more than 16 companies, including Microsoft, Logitech and InterAct.


     To target the general purpose personal computer market, we have developed hardware and software technologies designed for cursor control products such as mice and trackballs. The first feel-enabled computer mouse manufactured by Logitech, incorporates these technologies. Logitech includes copies of our FEELit Desktop and FEELtheWEB software with each of its feel-enabled mice. FEELit Desktop, which works with Windows 98-compatible software, automatically adds feel to many of the basic Windows controls, such as icons, menus and buttons. FEELtheWEB, which works with Internet Explorer and Netscape Navigator, automatically adds feel to the standard interface elements of Web pages, such as hyperlinks, check boxes and menus.

     Historically we have derived the majority of our revenues from the sale of products that we manufacture. The products that we manufacture include devices used to create three-dimensional computer images of small objects, a specialized computer mouse used for mapmaking, feel-enabled joysticks and steering wheels designed specifically for use in the arcade and location-based entertainment market and specialized medical products for simulation, training and clinical applications. For the nine months ended September 30, 1999, product sales accounted for 58% of total revenues and the products we manufactured accounted for 89% of our product sales. We have also derived revenues from development contracts under which we assist our licensees in the development of their feel-enabled products and from development contracts with government agencies for feel-enabling technologies. For the nine months ended September 30, 1999, revenues from these commercial and government development projects accounted for 19% of our total revenues. We expect that product sales and development contract revenues will decline as a percentage of revenues if our royalty-based licensing model proves to be successful.

     At September 30, 1999, we had an accumulated deficit of approximately $7.9 million. Logitech accounted for 15% of our total revenues for the nine months ended September 30, 1999 and 11% of our total revenues in 1998. The U.S. Government accounted for 9% of our total revenues for the nine months ended September 30, 1999, 10% of our total revenues in 1998, 24% of our total revenues in 1997 and 16% of our total revenues in 1996.

     Key elements of our strategy are to:

     - pursue a royalty-based licensing model;

     - facilitate development of feel-enabled hardware products;

     - expand software support for our feel technology;

     - utilize the Internet to create market demand for feel-enabled products;

     - expand market awareness of our technologies and brands;

     - secure licensees in new markets for feel technology; and

     - continue to develop and protect our intellectual property.


     We were incorporated in California in May 1993 and reincorporated in Delaware on November 3, 1999. Our headquarters are located at 2158 Paragon Drive, San Jose, California 95131, and our telephone number is (408) 467-1900. Our Web site address is www.immersion.com. Information contained on our Web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by us................     4,250,000 shares

Common stock to be outstanding after this
offering..................................    15,441,856 shares

Use of proceeds...........................    For working capital and other
                                              general corporate purposes.


Nasdaq National Market symbol.............    IMMR


                            ------------------------

     The number of shares of common stock to be outstanding after this offering is based on 11,191,856 shares outstanding as of September 30, 1999. This number excludes 4,379,465 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 1999 with a weighted average exercise price of $3.18 per share and 498,593 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 1999 with a weighted average exercise price of $2.72. This number also excludes 2,015,594 shares of common stock available for future issuance under our 1997 Stock Option Plan and 500,000 shares reserved for sale under our 1999 Employee Stock Purchase Plan.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The pro forma numbers in the consolidated balance sheet data reflect the automatic conversion of all shares of preferred stock into common stock upon the closing of this offering. The pro forma as adjusted numbers in the consolidated balance sheet data reflect the receipt of the net proceeds from the sale of the 4,250,000 shares of common stock offered by us at an initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.


                                                                             NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                             ----------------------------    ------------------
                                              1996      1997       1998       1998       1999
                                             ------    -------    -------    -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...................................  $2,737    $ 4,332    $ 5,021    $ 3,408    $ 5,585
  Costs and expenses.......................   2,846      4,909      6,868      4,961      9,399
  Operating loss...........................    (109)      (577)    (1,847)    (1,553)    (3,814)
  Net loss.................................     (81)      (527)    (1,673)    (1,418)    (3,722)
  Basic and diluted net loss per share.....  $(0.03)   $ (0.17)   $ (0.43)   $ (0.37)   $ (0.71)
  Shares used in calculating basic and
     diluted net loss per share............   2,825      3,162      3,909      3,876      5,234
  Pro forma basic and diluted net loss per
     share.................................                       $ (0.19)              $ (0.36)
  Shares used in calculating pro forma
     basic and diluted net loss per
     share.................................                         8,630                10,365


                                                                    SEPTEMBER 30, 1999
                                                           ------------------------------------
                                                                                    PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                           -------    ---------    ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................  $ 3,798     $ 3,798       $50,228
  Working capital........................................    2,622       2,622        49,052
  Total assets...........................................   11,935      11,935        58,365
  Redeemable convertible preferred stock.................    1,481          --            --
  Total stockholders' equity.............................    7,180       8,661        55,091

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In this case, the trading price of our common stock could decline, and you might lose all or part of your investment in our common stock.

THE MARKET FOR OUR FEEL-ENABLING TECHNOLOGIES IS AT AN EARLY STAGE AND, IF MARKET DEMAND DOES NOT DEVELOP, WE MAY NOT ACHIEVE OR SUSTAIN REVENUE GROWTH

     The consumer market for feel technology is at an early stage, and if we and our licensees are unable to develop consumer demand for our licensees' products we may not achieve or sustain revenue growth. To date, consumer demand for our technologies has been limited to the computer gaming peripherals market, and sales of joysticks and steering wheels incorporating our feel-enabling technologies in that market began only in late 1996 and 1998, respectively. Logitech began manufacturing its computer mouse incorporating our feel-enabling technologies in commercial quantities during the fourth quarter of 1999. It has begun shipping the mouse to its distribution centers and recently commenced initial shipments and sales of the mouse to distributors and retail customers. Logitech expects commercial quantities of the product to be available for purchase by consumers in the fourth quarter of 1999. Feel-enabled mice may not achieve commercial acceptance or generate significant royalty revenue for us. In addition, software developers may elect not to create additional games or other applications that support our feel technology. Even if our technologies are ultimately widely adopted by consumers, widespread adoption may take a long time to occur. The timing and amount of royalties that we receive will depend on whether the products marketed by our licensees achieve widespread adoption and, if so, how rapidly that adoption occurs. We expect that we will need to pursue extensive and expensive marketing and sales efforts to educate prospective licensees and consumers about the uses and benefits of our technologies and to persuade software developers to create software that utilizes our technologies.

WE HAD AN ACCUMULATED DEFICIT OF $7.9 MILLION AS OF SEPTEMBER 30, 1999, WILL EXPERIENCE LOSSES IN THE FUTURE AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

     Since 1997, we have incurred losses in every fiscal quarter, and we expect losses through at least 2000. We will need to generate significant revenue to achieve and maintain profitability. We may not achieve, sustain or increase profitability in the future. We anticipate that our expenses will increase substantially in the foreseeable future as we:

     - attempt to expand the market for feel-enabled products;

     - increase our sales efforts;

     - continue to develop our technologies;

     - pursue strategic relationships; and

     - protect and enforce our intellectual property.

     If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations, we may not achieve or maintain profitability.

OUR HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT OUR PRIMARY BUSINESS STRATEGY FOR ACHIEVING REVENUE GROWTH THROUGH ROYALTY PAYMENTS FROM SALES BY OUR LICENSEES OF COMPUTER PERIPHERAL PRODUCTS INCORPORATING OUR FEEL-ENABLING TECHNOLOGIES, A STRATEGY FROM WHICH HISTORICALLY WE HAVE DERIVED LESS THAN ONE-QUARTER OF OUR REVENUES

     We cannot predict our future revenues based on our historical financial information. Historically, we derived the majority of our revenues from product sales, including sales of devices used to create three dimensional computer images of small objects, medical simulation products and a specialized non-feel enabled computer mouse used for map making. Historically, we have also derived revenues from contracts with our licensees to assist in the development of our licensees' feel-enabled products and from development contracts with government agencies for feel-enabling technology. The majority of our historical product sales resulted from sales of products that did not utilize our feel technology but utilized related advanced computer peripheral technologies.

     We currently concentrate our marketing, research and development activities on licensing our feel technology in the computer entertainment and general purpose personal computer markets. For 1998, we derived only 6% of our total revenues from royalty revenue and for the nine months ended September 30, 1999, we derived 23% of our total revenues from royalty revenue. We anticipate that royalty revenue from licensing our technologies will constitute an increasing portion of our revenues. Accordingly, our historical results should not be relied upon as an indicator of our future performance.


OUR BUSINESS STRATEGY FOR ACHIEVING REVENUE GROWTH RELIES SIGNIFICANTLY ON ROYALTY PAYMENTS FROM SALES BY LOGITECH OF ITS FEEL-ENABLED MOUSE, A PRODUCT WHICH BEGAN SHIPPING TO DISTRIBUTION CENTERS ONLY IN MID-OCTOBER 1999



     If Logitech's feel-enabled mouse does not achieve commercial acceptance or if production or other difficulties that sometimes occur when a new product is introduced interfere with sales of the Logitech mouse, our ability to achieve revenue growth could be significantly impaired. In the technology product development agreement that we entered into with Logitech in 1998, Logitech estimated that, based upon an assumed production of 100,000 units per year, its target price for its feel-enabled mouse would be $99. Logitech, however, has made no commitments to us regarding the production volume or pricing of its feel-enabled mouse. The fact that the actual initial suggested retail price of Logitech's mouse is $99.95 does not reflect any volume or pricing commitments made to us by Logitech. In addition, we do not know whether Logitech will manufacture and sell 100,000 units or any other minimum number of units per year of the mouse or whether Logitech will choose to maintain the suggested retail price of the mouse at $99.95.


WE DO NOT CONTROL OR INFLUENCE OUR LICENSEES' MANUFACTURING, PROMOTION, DISTRIBUTION OR PRICING OF THEIR PRODUCTS INCORPORATING OUR FEEL-ENABLING TECHNOLOGIES, UPON WHICH WE ARE DEPENDENT TO GENERATE ROYALTY REVENUE

     Our primary business strategy is to license our intellectual property to companies that manufacture and sell products incorporating our feel technologies. The sale of those products generates royalty revenue for us. In the nine months ended September 30, 1999, 23% of our total revenues was royalty revenue, and we expect royalty revenue will be an increasing portion of our total revenues in the future. However, we do not control or influence the manufacture, promotion, distribution or pricing of products that are manufactured and sold by our licensees and that incorporate our feel-enabling technologies. As a result, products incorporating our technologies may not be brought to market, achieve commercial acceptance or generate meaningful royalty revenue for us. For us to generate royalty revenue, our licensees must manufacture and distribute products incorporating our feel-enabling technologies in a timely fashion and generate consumer demand through marketing and other promotional activities. Products incorporating our feel-enabling technologies are generally more difficult to design and manufacture than products that do not incorporate our feel-enabling technologies, and these difficulties may cause product introduction delays. If our licensees fail to stimulate and capitalize upon market demand for products that generate royalties for us, our revenues will not grow. Peak demand for products that incorporate our technologies, especially in the computer gaming peripherals market, typically occurs in the third and fourth calendar quarters as a result of increased demand during the year-end holiday season. If our licensees do not ship licensed products in a timely fashion or fail to achieve strong sales in the second half of the calendar year, we would not receive related royalty revenue. Most of our gaming device licensees have at least part of their manufacturing operations located in Taiwan, which experienced a severe earthquake on September 21, 1999. As a result of the earthquake, several of our licensees have indicated that they have had temporary production difficulties.


BECAUSE LOGITECH IS CURRENTLY OUR ONLY LICENSED MANUFACTURER OF FEEL-ENABLED MICE, OUR ROYALTY REVENUE FROM FEEL-ENABLED MICE WILL BE SIGNIFICANTLY REDUCED IF LOGITECH DOES NOT EFFECTIVELY MANUFACTURE AND MARKET FEEL-ENABLED MICE PRODUCTS


     Logitech is currently the only licensed manufacturer of feel-enabled mice. If Logitech does not effectively manufacture, market and distribute its feel-enabled mouse product, our royalty revenue from feel-enabled mice would be significantly reduced. In addition, a lack of market acceptance of the Logitech feel-enabled mouse might dissuade other potential licensees from licensing our technologies for feel-enabled mice and other products.

IF WE FAIL TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO LICENSE OUR TECHNOLOGIES AND TO GENERATE REVENUES WOULD BE IMPAIRED

     Our business depends on generating revenues by licensing our intellectual property rights and by selling products that incorporate our technologies. If we are not able to protect and enforce those rights, our ability to obtain future licenses and royalty revenue could be impaired. In addition, if a court were to limit the scope of, declare unenforceable or invalidate any of our patents, current licensees may refuse to make royalty payments or may themselves choose to challenge one or more of our patents. Also it is possible that:

     - our pending patent applications may not result in the issuance of patents;

     - our patents may not be broad enough to protect our proprietary rights;

     - effective patent protection may not be available in every country in which our licensees do business.

     We also rely on licenses, confidentiality agreements and copyright, trademark and trade secret laws to establish and protect our proprietary rights. It is possible that:

     - laws and contractual restrictions may not be sufficient to prevent misappropriation of our technologies or deter others from developing similar technologies; and

     - policing unauthorized use of our products and trademarks would be difficult, expensive and time-consuming, particularly overseas.

IF WE ARE UNABLE TO ENTER INTO NEW LICENSING ARRANGEMENTS WITH OUR EXISTING LICENSEES AND WITH ADDITIONAL THIRD-PARTY MANUFACTURERS FOR OUR FEEL TECHNOLOGY, OUR ROYALTY REVENUE MAY NOT GROW

     Our revenue growth depends on our ability to enter into new licensing arrangements. Our failure to enter into new licensing arrangements will cause our operating results to suffer. We face numerous risks in obtaining new licenses on terms consistent with our business objectives and in maintaining, expanding and supporting our relationships with our current licensees. These risks include:

     - the lengthy and expensive process of building a relationship with potential licensees;

     - the fact that we may compete with the internal design teams of existing and potential licensees;

     - difficulties in persuading consumer product manufacturers to work with us, to rely on us for critical technology and to disclose to us proprietary product development and other strategies; and

     - difficulties in persuading existing and potential licensees to bear the development costs necessary to incorporate our technologies into their products.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE, AND IF OUR FUTURE RESULTS ARE BELOW THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE PRICE OF OUR COMMON STOCK IS LIKELY TO DECLINE

     Our revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which could cause the price of our common stock to decline. These factors include:

     - the establishment or loss of licensing relationships;

     - the timing of our expenses, including costs related to acquisitions of technologies or businesses;

     - the timing of introductions of new products and product enhancements by our licensees and their competitors;

     - our ability to develop and improve our technologies;

     - our ability to attract, integrate and retain qualified personnel; and

     - seasonality in the demand for our licensees' products.

     Accordingly, we believe that period-to-period comparisons of our operating results should not be relied upon as an indicator of our future performance. In addition, because a high percentage of our operating expenses is fixed, a shortfall of revenues can cause significant variations in operating results from period to period.

THE HIGHER COST OF GAMING AND CURSOR CONTROL PERIPHERAL PRODUCTS INCORPORATING OUR FEEL-ENABLING TECHNOLOGIES AS COMPARED TO NON FEEL-ENABLED GAMING AND CURSOR CONTROL PERIPHERALS MAY INHIBIT OR PREVENT THE WIDESPREAD ADOPTION AND SALE OF PRODUCTS INCORPORATING OUR TECHNOLOGIES

     Joysticks, steering wheels, gamepads and computer mice incorporating our feel-enabling technologies are more expensive than similar competitive products that are not feel-enabled. Although major providers of computer peripheral devices, such as Logitech, Microsoft and InterAct, have licensed our technology, the greater expense of products containing our feel-enabling technologies as compared to non feel-enabled products may be a significant barrier to the widespread adoption and sale of their feel-enabled products in consumer markets.

IF OUR TECHNOLOGIES ARE UNABLE TO GAIN MARKET ACCEPTANCE OTHER THAN IN FEEL-ENABLED JOYSTICKS AND STEERING WHEELS, OUR REVENUE GROWTH WILL BE LIMITED

     Substantially all of our royalty revenue is derived from the licensing of I-FORCE, our portfolio of feel technology for personal computer gaming peripherals such as joysticks and steering wheels. Our I-FORCE royalty revenue was $321,000 for 1998 and $1,270,000 for the nine months ended September 30, 1999. I-FORCE royalty revenue represented 100% and 99% of our royalty revenue in 1998 and 1999, respectively. The market for joysticks and steering wheels for use with personal computers is a substantially smaller market than either the mouse market or the dedicated gaming console market and is characterized by declining average selling prices. If we are unable to gain market acceptance beyond the personal computer gaming peripherals market, we may not achieve revenue growth.

COMPETITION IN COMPUTER PERIPHERAL PRODUCTS IN BOTH THE GENERAL PURPOSE COMPUTING AND COMPUTER GAMING MARKETS COULD LEAD TO REDUCTIONS IN THE SELLING PRICE OF PERIPHERAL PRODUCTS OF OUR LICENSEES, WHICH WOULD REDUCE OUR ROYALTY REVENUE

     The general purpose computing and computer gaming markets in which our licensees sell peripheral products are highly competitive and are characterized by rapid technological change, short product life cycles, cyclical market patterns, a trend of declining average selling prices and increasing foreign and domestic competition. We believe that competition among computer peripheral manufacturers will continue to be intense, and that competitive pressures will drive the price of our licensees' products downward. Any reduction in our royalties per unit that is not offset by corresponding increases in unit sales will cause our revenues to decline.

LOGITECH ACCOUNTS FOR A LARGE PORTION OF OUR ROYALTY REVENUE AND THE FAILURE OF LOGITECH TO ACHIEVE SALES VOLUMES FOR ITS GAMING AND CURSOR CONTROL PERIPHERAL PRODUCTS THAT INCORPORATE OUR FEEL-ENABLING TECHNOLOGIES MAY REDUCE OUR ROYALTY REVENUE

     We derived 15% of our total revenues and 43% of our royalty revenue for the nine months ended September 30, 1999 from Logitech. We expect that a significant portion of our total revenues will continue to be derived from Logitech. If Logitech fails to achieve anticipated sales volumes for its computer peripheral products that incorporate our technologies, our royalty revenue would be reduced.

BECAUSE PERSONAL COMPUTER PERIPHERAL PRODUCTS THAT INCORPORATE OUR FEEL-ENABLING TECHNOLOGIES CURRENTLY MUST WORK WITH MICROSOFT'S OPERATING SYSTEM SOFTWARE, OUR COSTS COULD INCREASE AND OUR REVENUES COULD DECLINE IF MICROSOFT MODIFIES ITS OPERATING SYSTEM SOFTWARE

     Our hardware and software technology for personal computer peripheral products that incorporate our feel-enabling technologies is currently compatible with Microsoft's operating system software, including DirectX, Microsoft's entertainment applications programming interface. If Microsoft modifies its operating system, including DirectX, we may need to modify our technologies and this could cause delays in the release of products by our licensees. If Microsoft modifies its software products in ways that limit the use of our other licensees' products, our costs could be increased and our revenues could decline.

THIRD-PARTY CLAIMS OF INFRINGEMENT OF THEIR PROPRIETARY RIGHTS COULD RESULT IN EXPENSIVE, TIME-CONSUMING LITIGATION, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

     Any intellectual property litigation, whether brought by us or by others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement may cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements even before the issue of infringement has been decided on the merits. If any litigation were not resolved in our favor, we could become subject to substantial damage claims from third parties and indemnification claims from our licensees. We and our licensees could be enjoined from the continued use of the technology at issue without a royalty or license agreement. Royalty or license agreements, if required, might not be available on acceptable terms, or at all. If a third party claiming infringement against us prevailed and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our expenses would increase and our revenues could decrease.

     We attempt to avoid infringing known proprietary rights of third parties. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether aspects of our technology infringe patents held by third parties. Third parties may hold, or may in the future be issued, patents that could be infringed by our products or technologies. Any of these third parties might make a claim of infringement against us with respect to the products that we manufacture and the technologies that we license. Between May 1995 and June 1999, we received letters from four companies, several of which have significantly greater financial resources than we do, asserting that some of our technologies, or those of our licensees, infringe their intellectual property rights. Although none of these matters has resulted in litigation to date, any of these notices, or additional notices that we could receive in the future from these or other companies, could lead to litigation. We might also elect to enforce our patents and other intellectual property rights against third parties, which could result in litigation.

WE DEPEND ON KAWASAKI LSI TO PRODUCE OUR I-FORCE AND FEELIT MICROPROCESSORS AND MAY LOSE CUSTOMERS IF KAWASAKI LSI DOES NOT MEET OUR REQUIREMENTS

     Kawasaki LSI is the sole supplier of our custom I-FORCE and FEELit microprocessors, which we develop, license and sell to improve the performance and to help reduce the cost of computer peripheral products, such as joysticks and mice, incorporating our feel technology. Because Kawasaki LSI manufactures and tests our processors, we have limited control over delivery schedules, quality assurance, manufacturing capacity, yields, costs and misappropriation of our intellectual property. Although Kawasaki LSI warrants that microprocessors it supplies to us or to our customers will conform to our specifications and be free from defects in materials and workmanship for a period of one year from delivery, any delays in delivery of the processor, quality problems or cost increases could cause us to lose customers and could damage our relationships with our licensees.

IF WE ARE UNABLE TO CONTINUALLY IMPROVE, AND REDUCE THE COST OF, OUR TECHNOLOGIES, COMPANIES MAY NOT INCORPORATE OUR TECHNOLOGIES INTO THEIR PRODUCTS, WHICH COULD IMPAIR OUR REVENUE GROWTH

     Our ability to achieve revenue growth depends on our continuing ability to improve, and reduce the cost of, our technologies and to introduce these technologies to the marketplace in a timely manner. If our development efforts are not successful or are significantly delayed, companies may not incorporate our technologies into their products and our revenue growth may be impaired.

THREE KEY MEMBERS OF OUR MANAGEMENT TEAM HAVE RECENTLY JOINED US AND THEY MAY NOT BE EFFECTIVELY INTEGRATED INTO OUR COMPANY, WHICH COULD IMPEDE THE EXECUTION OF OUR BUSINESS STRATEGY

     Our Chief Financial Officer, Vice President of Marketing and Vice President of Business Development each joined us in July or August 1999. Accordingly, each of these individuals has limited experience with our business. Our success will depend to a significant extent on the ability of our new officers to integrate themselves into our daily operations, to gain the trust and confidence of other employees and to work effectively as a team. If any of them fails to do so, our ability to execute our business strategy would be impeded.

COMPETITION FROM PRODUCTS THAT DO NOT INCORPORATE OUR TECHNOLOGIES COULD LEAD TO REDUCED PRICES AND SALES VOLUMES OF PRODUCTS INCORPORATING OUR TECHNOLOGIES THAT ARE MANUFACTURED BY OUR LICENSEES, WHICH COULD LIMIT OUR REVENUES OR CAUSE OUR REVENUES TO DECLINE

     Our licensees may seek to develop products that are based on alternative technologies that do not require a license under our intellectual property. We did not invent the concept of force feedback, a field in which there is a substantial history of prior art. Several companies currently market products that incorporate more expensive variations of feel technology for scientific and industrial use and may shift their focus to consumer markets if those markets continue to grow. These or other potential competitors may have significantly greater financial, technical and marketing resources. If existing or potential licensees do not license technology or intellectual property from us, our revenue growth could be limited or revenues could decline.

COMPETITION TO OUR I-FORCE AND FEELIT MICROPROCESSORS MAY LEAD TO REDUCED PRICES AND SALES VOLUMES OF OUR MICROPROCESSORS

     To date, the market for our I-FORCE and FEELit microprocessors has been small. If the market grows, we expect more companies to compete in this market. Increased competition could result in significant price erosion, reduced revenues or loss of market share, any of which would have an adverse effect on our business and operating results. Currently, semiconductor companies, including Intel and Mitsubishi, manufacture products that compete with our microprocessors. Although the products of these semiconductor companies have not been optimized for the specific requirements of feel technology, in the future, Intel, Mitsubishi or other companies may elect to enter the market for optimized feel microprocessors. These companies may have greater financial, technical, manufacturing, distribution and other resources, greater name recognition and market presence, longer operating histories, lower cost structures and larger customer bases than we do. Accordingly, we may not be able to compete successfully against either current or future competitors.

BECAUSE WE HAVE A FIXED PAYMENT LICENSE WITH MICROSOFT, OUR ROYALTY REVENUE FROM LICENSING JOYSTICKS AND STEERING WHEELS IN THE GAMING MARKET MIGHT DECLINE IF MICROSOFT INCREASES ITS VOLUME OF SALES OF FEEL-ENABLED JOYSTICKS AND STEERING WHEELS AT THE EXPENSE OF OUR OTHER LICENSEES

     Under the terms of our present agreement with Microsoft, Microsoft receives a perpetual, worldwide, irrevocable, non-exclusive license under our patents for its SideWinder Force Feedback Pro Joystick and its SideWinder Force Feedback Wheel, and for a future replacement version of these specific SideWinder products having essentially similar functional features. Instead of an ongoing royalty on Microsoft's sales of licensed products, the agreement provides for payment of a fixed amount regardless of Microsoft's sales volume. At the present time, we do not have a license agreement with Microsoft for products other than the SideWinder joystick and steering wheel. Microsoft has a significant share of the market for feel-enabled joysticks and steering wheels for personal computers. Microsoft has significantly greater financial, sales and marketing resources, as well as greater name recognition and a larger customer base, than our other licensees. In the event that Microsoft increases its share of this market, our royalty revenue from other licensees in this market segment might decline.

WE MIGHT BE UNABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD SLOW THE DEVELOPMENT AND DEPLOYMENT OF OUR TECHNOLOGIES

     Our ability to develop and deploy our technologies and to sustain our revenue growth depends upon the continued service of our executive officers and other key personnel and upon hiring additional key personnel. We intend to hire additional sales, support, marketing and research and development personnel in the remainder of calendar 1999 and in 2000. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. In addition, our technologies are complex and we rely upon the continued service of our existing engineering personnel to support licensees, enhance existing technology and develop new technologies.

WE HAVE EXPERIENCED RAPID GROWTH AND CHANGE IN OUR BUSINESS, AND OUR FAILURE TO MANAGE THIS AND ANY FUTURE GROWTH COULD HARM OUR BUSINESS

     We are increasing the number of our employees rapidly. Our business may be harmed if we do not integrate and train our new employees quickly and effectively. We also cannot be sure that our revenues will continue to grow at a rate sufficient to support the costs associated with an increasing number of employees.

     Any future periods of rapid growth may place significant strains on our managerial, financial, engineering and other resources. The rate of any future expansion, in combination with our complex technologies, may demand an unusually high level of managerial effectiveness in anticipating, planning, coordinating and meeting our operational needs as well as the needs of our licensees.

PRODUCT LIABILITY CLAIMS, INCLUDING CLAIMS RELATING TO ALLEGED REPETITIVE STRESS INJURIES, COULD BE TIME-CONSUMING AND COSTLY TO DEFEND, AND COULD EXPOSE US TO LOSS

     Claims that consumer products have flaws or other defects that lead to personal or other injury are common in the computer peripherals industry. If products that we or our licensees sell cause personal injury, financial loss or other injury to our or our licensees' customers, the customers or our licensees may seek damages or other recovery from us. Any claims against us would be time-consuming, expensive to defend and distracting to management and could result in substantial damages and damage our reputation or the reputation of our licensees or their products. This damage could limit the market for our licensees' feel-enabled products and harm our results of operations.

     In the past, manufacturers of peripheral products, such as computer mice, have been subject to claims alleging that use of their products has caused or contributed to various types of repetitive stress injuries, including carpal tunnel syndrome. We have not experienced any product liability claims to date. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could limit or invalidate the provisions.

IF WE FAIL TO DEVELOP NEW OR ENHANCED TECHNOLOGIES FOR NEW COMPUTER APPLICATIONS AND PLATFORMS, WE MAY NOT BE ABLE TO CREATE A MARKET FOR OUR TECHNOLOGIES AND OUR ABILITY TO GROW AND OUR RESULTS OF OPERATIONS MIGHT BE HARMED

     Our initiatives to develop new and enhanced technologies and to license technologies for new applications and new platforms may not be successful. Any new or enhanced technologies may not be favorably received by consumers and could damage our reputation or our brand. Expanding our technology could also require significant additional expenses and strain our management, financial and operational resources. The lack of market acceptance of these efforts or our inability to generate additional revenues sufficient to offset the associated costs could harm our results of operations.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE STOCKHOLDER VALUE, DIVERT MANAGEMENT ATTENTION OR CAUSE INTEGRATION PROBLEMS

     As part of our business strategy, we have in the past acquired, and might in the future acquire, businesses or intellectual property that we feel could complement our business, enhance our technical capabilities or increase our intellectual property portfolio. If we consummate acquisitions through an exchange of our securities, our stockholders could suffer significant dilution. Acquisitions could create risks for us, including:

     - unanticipated costs associated with the acquisitions;

     - use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisitions;

     - diversion of management's attention from other business concerns; and

     - difficulties in assimilation of acquired personnel or operations.

     Any future acquisitions, even if successfully completed, might not generate any additional revenue or provide any benefit to our business.

YEAR 2000 COMPLIANCE COSTS AND RISKS ARE DIFFICULT TO ASSESS AND COULD RESULT IN DELAY OR LOSS OF REVENUES, DAMAGE TO OUR REPUTATION AND DIVERSION OF DEVELOPMENT RESOURCES

     Many computer programs and embedded date-reliant systems use two digits rather than four to define the applicable year. Programs and systems that record only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. If not corrected, date-related information and data could cause these programs or systems to fail or to generate erroneous information.

     To the extent that any third-party product with which our technology is associated is not Year 2000 compliant, our reputation may be harmed. Our revenue and operating results could become subject to unexpected fluctuations if our licensees encounter Year 2000 compliance problems that affect their ability to distribute licensed products. In addition, a delay or failure by our critical suppliers to be Year 2000 compliant could interrupt our business.

OUR STOCK MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE


     There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock was determined through negotiations between the underwriters and us. The market price of our common stock after the offering may vary from the initial public offering price. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. In addition, the stock market has experienced extreme volatility that often has been unrelated or disproportionate to the performance of particular companies. These market fluctuations may cause our stock price to decline regardless of our performance. You should read the "Underwriting" section beginning on page 66 for a more complete discussion of the factors considered in determining the initial public offering price of our common stock.


OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS OVER CORPORATE GOVERNANCE MATTERS

     We anticipate that our current directors, officers and more than 5% stockholders will, as a group, beneficially own a majority of our outstanding common stock after this offering. Acting together, these stockholders would be able to control all matters that our stockholders vote upon, including the election of directors and mergers or other business combinations, which could have the effect of delaying or preventing a third party from acquiring control over or merging with us.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL, WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK

     Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. In addition, certain provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. For more information, see "Description of Capital Stock."

MANAGEMENT COULD SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH OUR STOCKHOLDERS MAY NOT AGREE

     We plan to use the proceeds from this offering for working capital and other general corporate purposes. We may use the proceeds in ways with which you do not agree or that prove to be disadvantageous to our stockholders. We may not be able to invest the proceeds of this offering, in our operations or external investments, to yield a favorable return.

THERE ARE A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK


     Sales of substantial numbers of shares of our common stock in the public market after this offering, or the perception that sales may be made, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of September 30, 1999, following this offering, we will have 15,441,856 shares of common stock outstanding or 15,665,592 shares if the underwriters' over-allotment is exercised in full. Of these, 11,113,678 shares will become available for sale 180 days following the date of this prospectus upon the expiration of lock-up agreements, subject to the restrictions imposed by the federal securities laws on sales by affiliates. Hambrecht & Quist LLC, however, may waive the lock-up restrictions at its sole discretion.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risks Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 4,250,000 shares of common stock offered by us will be approximately $46,430,000, at an initial offering price per share of $12.00 and after deducting the underwriting discounts and commissions and estimated offering expenses.


     The principal purposes of the offering are to obtain additional working capital, establish a public market for our common stock and facilitate our future access to public capital markets. We currently expect to use the net proceeds from this offering for working capital and other general corporate purposes. We have not yet determined our expected use of these proceeds, but we currently anticipate that we will incur at least $3.5 million in research and development expenses and $6.0 million in sales and marketing expenses through the end of the year 2000. Actual expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our development efforts and marketing and sales activities and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no current commitments or agreements with respect to any acquisition or investment. Pending these uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain earnings, if any, to finance the growth and development of our business. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The decision whether to pay dividends will be made by our board of directors from time to time in light of conditions then existing including, among other things, our results of operations, financial condition and capital expenditure requirements.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 1999. The pro forma information reflects the conversion of all outstanding shares of our preferred stock into 5,131,100 shares of common stock upon the closing of the offering. The pro forma as adjusted information reflects the sale of shares of common stock offered by us at an initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. The common stock outstanding as of September 30, 1999 excludes:


     - 7,991,975 shares reserved for issuance under our stock option plans, of which 4,379,465 shares were subject to outstanding options, with a weighted average exercise price of $3.18 per share;

     - 498,593 shares subject to outstanding warrants, with a weighted average exercise price of $2.72 per share; and

     - 500,000 shares reserved for issuance under our 1999 Employee Stock Purchase Plan.


                                                                     SEPTEMBER 30, 1999
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                       (IN THOUSANDS)
Redeemable convertible preferred stock, $0.001 par value;
  863,778 shares designated, 863,771 shares issued and
  outstanding, actual; none authorized, issued or
  outstanding, pro forma or pro forma as adjusted...........  $ 1,481    $    --      $    --
                                                              -------    -------      -------
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 10,215,716
     shares authorized, actual; 4,267,329 shares issued and
     outstanding, actual; 5,000,000 shares authorized and
     none issued or outstanding, pro forma or pro forma as
     adjusted...............................................    6,955         --           --
  Common stock, $0.001 par value; 100,000,000 shares
     authorized and 6,060,756 shares issued and outstanding,
     actual; 100,000,000 shares authorized, pro forma and
     pro forma as adjusted; 11,191,856 shares issued and
     outstanding, pro forma; 15,441,856 shares issued and
     outstanding, pro forma as adjusted.....................    8,575     17,011       63,441
Warrants....................................................      893        893          893
Deferred stock compensation.................................   (1,287)    (1,287)      (1,287)
Accumulated other comprehensive loss........................       --         --           --
Note receivable from stockholder............................      (17)       (17)         (17)
Accumulated deficit.........................................   (7,939)    (7,939)      (7,939)
                                                              -------    -------      -------
     Total stockholders' equity.............................    7,180      8,661       55,091
                                                              -------    -------      -------
          Total capitalization..............................  $ 8,661    $ 8,661       55,091
                                                              =======    =======      =======

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 1999 was $3,887,000, or $0.35 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets (total assets excluding purchased patents and technology) less the amount of our total liabilities and divided by the total number of shares of common stock outstanding after conversion of all outstanding shares of preferred stock into common stock. Taking into account the sale of the 4,250,000 shares of common stock offered by us at an initial public offering price of $12.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses and receipt of the net proceeds, our adjusted pro forma net tangible book value as of September 30, 1999 would have been approximately $50,317,000, or $3.26 per share. This represents an immediate increase in net tangible book value of $2.91 per share to existing stockholders and an immediate dilution of $8.74 per share to the new investors. The following table illustrates this per share dilution:



Initial public offering price per share.....................           $12.00
Pro forma net tangible book value per share as of September
30, 1999....................................................  $0.35
  Increase in net tangible book value attributable to new
     investors..............................................   2.91
                                                              -----
As adjusted pro forma net tangible book value per share
  after the offering........................................             3.26
                                                                       ------
Dilution per share to new investors.........................           $ 8.74
                                                                       ======



     The following table sets forth, on a pro forma basis as of September 30, 1999, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing shares in this offering, at an initial public offering price of $12.00 per share and before deducting the underwriting discounts and commissions and estimated offering expenses:



                             SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                           ---------------------    ----------------------   PRICE PER
                             NUMBER      PERCENT      AMOUNT       PERCENT     SHARE
                           ----------    -------    -----------    -------   ---------
Existing stockholders....  11,191,856      72.5%    $ 9,209,000      15.3%    $ 0.82
New investors............   4,250,000      27.5      51,000,000      84.7     $12.00
                           ----------     -----     -----------     -----
          Total..........  15,441,856     100.0%    $60,209,000     100.0%
                           ==========     =====     ===========     =====


     The above tables exclude 8,491,975 shares of common stock reserved for issuance under our stock option and stock purchase plans, of which 4,379,465 shares were subject to outstanding options as of September 30, 1999 with a weighted average price of $3.18 per share, and 498,593 shares of common stock were subject to outstanding warrants with a weighted average price of $2.72 per share. New investors will experience further dilution if any additional shares of our common stock are issued upon the exercise of these options or warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements, related notes and other financial information included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 are derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of and for the years ended December 31, 1994 and 1995 are derived from unaudited financial statements not included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet data as of September 30, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. We believe that the unaudited consolidated financial statements contain all adjustments necessary to present fairly the information included in those statements, and that the adjustments consist only of normal recurring adjustments. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                                                                     NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                             -----------------------------------------------    ----------------------
                                              1994      1995      1996      1997      1998        1998          1999
                                             ------    ------    ------    ------    -------    --------      --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
    Royalty revenue........................  $   --    $   --    $   --    $   14    $   321    $     8       $ 1,279
    Product sales..........................     444     1,068     2,022     2,908      3,725      2,584         3,259
    Development contracts and other........     117       285       715     1,410        975        816         1,047
                                             ------    ------    ------    ------    -------    -------       -------
         Total revenues....................     561     1,353     2,737     4,332      5,021      3,408         5,585
                                             ------    ------    ------    ------    -------    -------       -------
  Costs and expenses:
    Cost of product sales..................     210       540       947     1,186      1,507      1,072         1,451
    Sales and marketing....................      87       224       422       658        656        536         1,040
    Research and development...............     216       393       710     1,515      1,817      1,278         1,593
    General and administrative.............      55       267       766     1,550      2,677      2,025         3,255
    Amortization of intangibles and
      deferred stock compensation..........      --        --         1        --        211         50           870
    In-process research and development....      --        --        --        --         --         --         1,190
                                             ------    ------    ------    ------    -------    -------       -------
         Total costs and expenses..........     568     1,424     2,846     4,909      6,868      4,961         9,399
                                             ------    ------    ------    ------    -------    -------       -------
  Operating loss...........................      (7)      (71)     (109)     (577)    (1,847)    (1,553)       (3,814)
  Other income.............................       2        14        28        50        174        135            92
                                             ------    ------    ------    ------    -------    -------       -------
  Net loss.................................  $   (5)   $  (57)   $  (81)   $ (527)   $(1,673)   $(1,418)      $(3,722)
                                             ======    ======    ======    ======    =======    =======       =======
  Basic and diluted net loss per share.....  $(0.01)   $(0.02)   $(0.03)   $(0.17)   $ (0.43)   $ (0.37)      $ (0.71)
                                             ======    ======    ======    ======    =======    =======       =======
  Shares used in calculating basic and
    diluted net loss per share.............   2,653     2,468     2,825     3,162      3,909      3,876         5,234
                                             ======    ======    ======    ======    =======    =======       =======
  Pro forma basic and diluted net loss per
    share..................................                                          $ (0.19)                 $ (0.36)
                                                                                     =======                  =======
  Shares used in calculating pro forma
    basic and diluted net loss per share...                                            8,630                   10,365
                                                                                     =======                  =======

                                                                       DECEMBER 31,
                                                      ----------------------------------------------    SEPTEMBER 30,
                                                       1994      1995      1996      1997      1998         1999
                                                      ------    ------    ------    ------    ------    -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........................  $  156    $   37    $  324    $  490    $2,592       $ 3,798
  Working capital...................................     149       779     1,151     2,080     3,975         2,622
  Total assets......................................     308       963     1,562     2,900     5,959        11,935
  Redeemable convertible preferred stock............      --        --        --     1,471     1,476         1,481
  Total stockholders' equity........................     157       876     1,383       944     3,773         7,180

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our consolidated financial statements and the notes thereto beginning on page F-1 of this prospectus and the Selected Consolidated Financial Data above. Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include the risks discussed in the section titled "Risk Factors."

OVERVIEW

     Immersion was founded in 1993 to develop technologies that help improve human to computer interaction. Historically, we have derived most of our revenues from sales of products and from development contracts. We began generating royalty revenue in the first quarter of 1997 and anticipate that royalty revenue will become an increasing percentage of our total revenues.

     We began developing feel-enabled computer peripherals in 1993. In 1995, we introduced our Impulse Engine line of high-end feel-enabled devices for industrial, research and education markets. We manufacture and sell these products directly to our customers. In 1996, we introduced I-FORCE, our first branded portfolio of feel technology for consumer markets. We license I-FORCE, generally on a per unit royalty basis, to computer gaming peripheral manufacturers. Also in 1996, the first computer joystick incorporating I-FORCE was introduced.

     We introduced FEELit, a technology for feel-enabled cursor control products, such as mice and trackballs, in 1997. In 1998, we licensed FEELit to Logitech, which began shipping the first mouse to distribution centers in mid-October 1999.

     We have developed a custom processor for feel-enabled products that is manufactured by Kawasaki LSI, and we began selling this processor in September 1998. In addition to selling the processors ourselves, we granted Kawasaki LSI a limited royalty-bearing license to sell these processors to Logitech for use in its feel-enabled computer mouse.

     We currently sell products in the industrial and professional markets. We developed our first three-dimensional digitizer product, which is used to create three-dimensional computer images of small objects, in 1994 and currently sell this product under the name MicroScribe-3D. We began developing our Softmouse product, a specialized computer mouse used for mapmaking, in 1994. This mouse product is sold to original equipment manufacturers. We began developing technology and products for the medical market in 1993. We derive revenues from selling medical training and simulation products. In June 1999, we also began to license technologies for the medical training and simulation market.

     We have entered into numerous contracts with government agencies and corporations since 1993. Government contracts help fund advanced research and development, are typically less than two years in duration, are usually for a fixed price or for our costs plus a fixed fee, and allow the government agency to license the resulting technology for government applications specifically excluding any commercial activity. Corporate contracts are typically for product development consulting, are for a fixed fee and are also less than two years in duration.

     Logitech accounted for 15% of our total revenues for the nine months ended September 30, 1999 and 11% of our total revenues in 1998. The U.S. Government accounted for 9% of our total revenues for the nine months ended September 30, 1999, 10% of our total revenues in 1998, 24% of our total revenues in 1997 and 16% of our total revenues in 1996.

     Since inception, we have completed a number of acquisitions of patents and technology. We capitalize the cost of patents and technology and license agreements, except for amounts relating to acquired in-process research and development for which there is no alternative future use. As of

September 30, 1999, we had capitalized patents and technology of $4.8 million, net of accumulated amortization of $568,000. We are amortizing these patents and technology over the estimated useful life of the technology of nine years. Of this amount, we capitalized patents and technology of $3.4 million, net of accumulated amortization of $234,000, associated with the acquisition of patents and technology from Cybernet in March 1999. We are amortizing the Cybernet patents and technology over the estimated useful life of the technology of nine years, resulting in an amortization expense anticipated to be approximately $402,000 per year.



     In the quarter ended March 31, 1999, we expensed $1.2 million of in-process research and development related to five development projects acquired from Cybernet. The first of these projects is a flexible force feedback development environment that allows developers to choose the level of complexity/functionality that fits their needs. At the time of acquisition, the development was 81% completed and the estimated cost to complete this development was $438,000. Management expects to ship products using this software beginning in September 2001. The second of these projects, a three-degree-of-freedom joystick, gives the operator smooth, intuitive movement and feedback along three axes -- roll, pitch and yaw -- using brushless motor and encoder technology. At the time of acquisition, the development was 36% completed and the estimated cost to complete this development was $109,000. Management expects products based on this technology to become available in December 2000. The third of these projects is a six degree-of-freedom hand controller, a small back drivable robot that moves in six degrees of freedom, three linear positions and attitudes. At the time of acquisition, the development was 70% completed and the estimated cost to complete this development was $88,000. Management expects to complete development of a product based on this technology and begin shipping it in fiscal 2000. The fourth project is a Flight Yoke, which provides the intuitive motion and feel of an airplane control yoke. It translates in and out to control the pitch, rotates for roll control, and provides the corresponding feel along these axes of motion. At the time of acquisition, the development was 49% completed and the estimated cost to complete this development was $175,000. Management expects that licensees will ship licensed products using this technology in fiscal 2001. The fifth development project is a device that allows the user to reach inside the computer monitor and feel three-dimensional objects. At the time of acquisition, the development was 11% completed and the estimated cost to complete this development was $248,000. Management expects that a product based on this technology will become available for sale in fiscal 2000.


     We will begin to benefit from the acquired research and development of these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require us to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on our business, financial condition and results of operation. Significant assumptions used to determine the value of in-process research and development include the following: (i) forecast of net cash flows that were expected to result from the development effort using projections prepared by us and the seller's management; (ii) the portion of the projects completed estimated by considering a number of factors, including the costs invested to date relative to total costs of the development effort and the amount of development completed as of the acquisition date, on a technological basis, relative to the overall technological achievements required to achieve the functionality of the eventual product. The technological issues were addressed by engineering representatives from both us and the seller, and when estimating the value of the technology, the projected financial results of the acquired assets were estimated on a stand-alone basis without any consideration of potential synergistic benefits or "investment value" related to the acquisition. As there were no existing products acquired, separate projected cash flows were prepared for the existing and the in-process projects.

     These projected results were based on the number of units sold times the average selling price less the associated costs. After preparing the estimated cash flows from the products being developed, a portion of these cash flows were attributed to the existing technology, which was embodied in the in-process product lines and enabled a quicker and more cost-effective development of these products. When estimating the value of the in-process technologies, a discount rate of 30% was used. The discount rate considered both the status and risks associated with the cash flows at the acquisition date. Projected revenues from the in-process products are expected to commence in 2000 and 2001 as the products are completed and begin to ship. Initial annual revenue growth rates after introduction are projected to exceed 50% and decline to less than 15% by 2005. Gross margins from these products are anticipated to be consistent with the gross margins from our other products.

     We record revenues from product sales upon shipment. We recognize fixed-fee contract revenue under the cost-to-cost percentage-of-completion accounting method based on the actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract. We recognize allowable fees under cost-reimbursement contracts as costs are incurred. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. We recognize royalty revenue based on royalty reports or related information received from the licensee. On July 19, 1999, we entered into an irrevocable, perpetual, non-exclusive, worldwide license agreement with Microsoft under which Microsoft paid us a lump sum of $2.35 million to cover all shipments of its SideWinder Force Feedback Wheel and its SideWinder Force Feedback Pro Joystick and a replacement version of these specific SideWinder products having essentially similar functional features. Under the terms of the agreement, the Company is to provide marketing services related to feel-enabling technology and related products for a twelve-month period following the effective date of the agreement. Accordingly, we will recognize the license payment as revenue over this twelve-month period.

     Our cost of product sales consists primarily of materials, labor and overhead. There is no cost of sales associated with royalty revenue or development contract revenue. Our research and development expenses are comprised primarily of headcount and related compensation and benefits, consulting fees, costs of acquired technology, tooling and supplies and an allocation of facilities costs. Our sales and marketing expenses are comprised primarily of employee headcount and related compensation and benefits, advertising, trade shows, brochures, travel and an allocation of facilities costs. Our general and administrative expenses are comprised primarily of employee headcount and related compensation and benefits, legal and professional fees, office supplies, recruiting, travel and an allocation of facilities costs.


     We currently anticipate signing a co-marketing agreement with Logitech in the fourth quarter of 1999 in which we would agree to assist Logitech with the launch and promotion of its feel-enabled mice. Under the terms of the proposed agreement, for a period of five calendar quarters, beginning in the first calendar quarter of 2000, we would reimburse Logitech for certain marketing related expenses not to exceed $200,000 per quarter, an expense that would be funded with working capital. Only third-party marketing services that are targeted at promoting Logitech's feel-enabled mice would be eligible for reimbursement. In addition, all promotional activities would have to be approved by us in advance. In order to remain eligible for reimbursement, Logitech would have to include our brand and slogan on all its marketing materials that reference feel-enabled functionality or products, and commit to other conditions regarding its feel-enabled mice.


     We recorded deferred stock compensation of $1.5 million during the nine months ended September 30, 1999 from the issuance of employee stock options. We are amortizing the deferred stock compensation over the terms of the related option agreements, which range up to four years.

HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth our statement of operations data as a percentage of total revenues.

                                                                               NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                    -----------------------    ------------------
                                                    1996     1997     1998      1998       1999
                                                    -----    -----    -----    -------    -------
Revenues:
Royalty revenue...................................     --%     0.3%     6.4%      0.3%      22.9%
  Product sales...................................   73.9     67.1     74.2      75.8       58.4
  Development contracts and other.................   26.1     32.6     19.4      23.9       18.7
                                                    -----    -----    -----    ------     ------
          Total revenues..........................  100.0    100.0    100.0     100.0      100.0
                                                    -----    -----    -----    ------     ------
Costs and expenses:
  Cost of product sales...........................   34.6     27.4     30.0      31.5       26.0
  Sales and marketing.............................   15.4     15.2     13.1      15.7       18.6
  Research and development........................   25.9     35.0     36.2      37.5       28.5
  General and administrative......................   28.0     35.8     53.3      59.4       58.3
  Amortization of intangibles and deferred stock
     compensation.................................     --       --      4.2       1.5       15.6
  In-process research and development.............     --       --       --        --       21.3
                                                    -----    -----    -----    ------     ------
          Total costs and expenses................  103.9    113.4    136.8     145.6      168.3
                                                    -----    -----    -----    ------     ------
Operating loss....................................   (3.9)   (13.4)   (36.8)    (45.6)     (68.3)
Other income......................................    1.0      1.2      3.5       4.0        1.6
                                                    -----    -----    -----    ------     ------
Net loss..........................................   (2.9)%  (12.2)%  (33.3)%   (41.6)%    (66.7)%
                                                    =====    =====    =====    ======     ======

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999


     Total Revenues. Our total revenues increased by 64% from $3.4 million for the nine months ended September 30, 1998 to $5.6 million for the nine months September 30, 1999. Royalty revenue increased by $1.3 million from $8,000 to $1.3 million due to higher royalty revenue received from our I-FORCE licensees, including amortization of deferred revenue of $474,000 during the quarter ended September 30, 1999 resulting from the one time lump sum payment made by Microsoft under the July 1999 Microsoft license agreement. Amortization of deferred revenue will contribute $587,000 to royalty revenue per quarter through July 2000. We do not anticipate receipt in the future of significant revenue from lump sum licensing arrangements, as opposed to per unit royalty arrangements. Product sales increased by $675,000 from $2.6 million for the nine months ended September 30, 1998 to $3.3 million for the nine months ended September 30, 1999. The increase was primarily due to increased sales of medical products of $473,000, resulting primarily from one large customer order, and increased sales of our processor of $169,000, both of which increases were primarily from increased unit shipments. Changes in average selling prices did not significantly impact product sales. Development contracts and other revenue increased by $231,000 from $816,000 to $1.0 million due to new government and commercial contracts entered into in mid-1998 that were in progress during 1999.



     Cost of Product Sales. Cost of product sales increased from $1.1 million for the nine months ended September 30, 1998 to $1.5 million for the nine months ended September 30, 1999. Approximately $141,000 of the increase was due to increased sales of our processor, which has a higher cost of sales as a percentage of product sales than our other products. The remainder was due to other changes in product mix, none of which were individually significant. Cost of product sales as a percentage of product sales increased from 41% for the nine months ended September 30, 1998 to 45% for the nine months ended September 30, 1999. Cost of processor sales as a percentage of processor sales for the nine months ended September 30, 1999 was approximately 83%.

     Sales and Marketing. Sales and marketing expenses increased by 94% or $504,000 from $536,000 for the nine months ended September 30, 1998 to $1.0 million for the nine months ended September 30, 1999. The increase was primarily a result of increased headcount and related compensation and benefits of $271,000 and corporate identity and web development costs of $121,000. We expect sales and marketing expenses to increase significantly in absolute dollars due to planned growth of our sales and marketing organization. These planned increases include higher employee headcount and related compensation and increased advertising and marketing expenses.

     Research and Development. Research and development expenses increased by 25% or $315,000 from $1.3 million for the nine months ended September 30, 1998 to $1.6 million for the nine months ended September 30, 1999. Research and development expenses increased due primarily to increases in employee headcount and related compensation and benefits of $281,000. We believe that continued investment in research and development is critical to our future success, and we expect these expenses to increase in absolute dollars in future periods.

     General and Administrative. General and administrative expenses increased by 61% or $1.2 million from $2.0 million for the nine months ended September 30, 1998 to $3.3 million for the nine months ended September 30, 1999. The increase was primarily the result of increased headcount and related compensation and benefits of $361,000 and an increase in recruiting expenses of $770,000. The recruiting expenses result from the cash and stock compensation given to a recruiter for identifying and employing three senior members of our management team. We expect that the dollar amount of general and administrative expenses will increase in the future as we incur the significant additional costs related to being a public company.

     Amortization of Intangibles and Deferred Stock Compensation. Amortization of intangibles and deferred stock compensation increased $820,000 from $50,000 for the nine months ended September 30, 1998 to $870,000 for the nine months ended September 30, 1999.


     In-Process Research and Development. During the nine months ended September 30, 1999, we incurred a charge of $1.2 million for in-process research and development resulting from the March 1999 acquisition of patents and in-process technology from Cybernet. The patents and technology were acquired in exchange for 1,291,200 shares of our common stock. We capitalized $3.6 million of purchased patents and technology in connection with this acquisition. Strategically, this acquisition allowed us to increase the strength of our intellectual property portfolio by obtaining Cybernet's portfolio of issued patents and pending patent applications relating to hardware mechanisms and software architectures designed to deliver tactile sensations to computer users. It also allowed us to obtain five in-process research and development projects that embody aspects of the acquired intellectual property, and that have potential commercial value. These include a flexible force feedback development environment that allows developers to implement varying levels of force feedback functionality; a three-degree-of-freedom joystick that uses brushless motor and encoder technology; a six-degree-of-freedom hand controller; a flight yoke that realistically simulates the motion and feel of airplane controls; and a device that allows the user to feel three-dimensional objects.


     Other Income. Other income consists primarily of interest income, dividend income and capital gains from cash and cash equivalents and short-term investments. Other income decreased from $135,000 for the nine months ended September 30, 1998 to $92,000 for the nine months ended September 30, 1999 primarily due to a decrease in cash and cash equivalents and short-term investments.

     Income Taxes. We have not recorded provisions for income taxes other than minimum state taxes because we have experienced net losses since our inception.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     Total Revenues. Our total revenues increased 58% from $2.7 million in 1996 to $4.3 million in 1997 and an additional 16% to $5.0 million in 1998. The increase from 1996 to 1997 was primarily the result of an $886,000 increase in product sales, principally from our MicroScribe-3D and industrial products, and a $695,000 increase in development contract revenue, relating primarily to an increase in government contract revenue. The increase from 1997 to 1998 was principally the result of an $817,000 increase in product sales, primarily from our MicroScribe-3D and industrial products, and a $307,000 increase in royalty revenue due to increased sales by our I-FORCE licensees in 1998. The increase in product sales and royalty revenue was partially offset by a $435,000 decrease in contract revenue.

     Cost of Product Sales. Cost of product sales were $947,000 in 1996, $1.2 million in 1997 and $1.5 million in 1998. Cost of product sales as a percentage of product sales was 47% in 1996, 41% in 1997 and 40% in 1998. Cost of product sales as a percentage of product sales decreased from 1996 to 1997 and 1998 primarily due to increased sales of higher margin industrial products and manufacturing efficiencies resulting from higher unit sales.

     Sales and Marketing. Sales and marketing expenses increased 56% from $422,000 in 1996 to $658,000 in 1997 and remained constant at $656,000 in 1998.
The increase from 1996 to 1997 was primarily a result of increased trade show expenses of $156,000 and increased employee headcount and related compensation and benefits of $59,000.


     Research and Development. Research and development expenses increased 113% from $710,000 in 1996 to $1.5 million in 1997 and by 20% from 1997 to $1.8 million in 1998. The increase from 1996 to 1997 was due to a $436,000 increase in employee compensation, a $262,000 increase in consulting services and a $132,000 increase in supplies. The increase from 1997 to 1998 was principally due to an increase in employee headcount and related compensation of $424,000, partially offset by a decrease in consulting services of $142,000.


     General and Administrative. General and administrative expenses increased 102% from $766,000 in 1996 to $1.6 million in 1997 and by 73% from 1997 to $2.7 million in 1998. The increase from 1996 to 1997 was due to an increase of $309,000 in employee headcount and related compensation expenses and an increase of $290,000 in legal and professional fees. The increase from 1997 to 1998 was principally due to an increase in employee headcount and related compensation and benefits of $584,000, an increase in legal and professional fees of $147,000 and an increase in consulting services of $109,000.

     Amortization of Intangibles and Stock Compensation. Amortization of intangibles and stock compensation expense was $211,000 in 1998, representing amortization of licenses and patents acquired in 1998.

     Other Income. Other income consists primarily of interest income, dividend income and capital gains from cash and cash equivalents and short-term investments. Other income was $28,000 in 1996, $50,000 in 1997 and $174,000 in 1998. These increases were due to increases in cash and cash equivalents and short-term investments in each of those years.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain unaudited consolidated statement of operations data for our seven most recent quarters. This information has been derived from our unaudited consolidated financial statements. In our opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                        THREE MONTHS ENDED
                                          ------------------------------------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                            1998        1998       1998        1998       1999        1999       1999
                                          ---------   --------   ---------   --------   ---------   --------   ---------
                                                                          (IN THOUSANDS)
Revenues:
Royalty revenue.........................   $    5      $    3     $   --      $  313     $   481     $  141     $   657
  Product sales.........................      720         884        980       1,141       1,085      1,048       1,126
  Development contracts and other.......      314         251        251         159         310        438         299
                                           ------      ------     ------      ------     -------     ------     -------
         Total revenues.................    1,039       1,138      1,231       1,613       1,876      1,627       2,082
                                           ------      ------     ------      ------     -------     ------     -------
Costs and expenses:
  Cost of product sales.................      293         348        431         435         494        476         481
  Sales and marketing...................      136         225        175         120         187        272         581
  Research and development..............      379         454        445         539         458        599         536
  General and administrative............      561         708        756         652         752        796       1,707
  Amortization of intangibles and
    deferred stock compensation.........        2          19         29         161         118        345         407
  In-process research and development...       --          --         --          --       1,190         --          --
                                           ------      ------     ------      ------     -------     ------     -------
         Total costs and expenses.......    1,371       1,754      1,836       1,907       3,199      2,488       3,712
                                           ------      ------     ------      ------     -------     ------     -------
Loss from operations....................     (332)       (616)      (605)       (294)     (1,323)      (861)     (1,630)
Other income............................       24          55         56          39          40         26          26
                                           ------      ------     ------      ------     -------     ------     -------
Net loss................................   $ (308)     $ (561)    $ (549)     $ (255)    $(1,283)    $ (835)    $(1,604)
                                           ======      ======     ======      ======     =======     ======     =======


     In each of the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, we had only one licensee that was shipping a feel-enabled joystick. Due to our licensee's limited success in the market, we received negligible royalty revenue in the quarters ended March 31, 1998 and June 30, 1998 and no royalty revenue in the quarter ended September 30, 1998. Royalty revenue in the quarter ended December 31, 1998 increased to $313,000 from no revenue in the quarter ended September 30, 1998 due to the commencement of sales by Logitech, Anko Electronics, Thrustmaster, ACT Labs, LMP and SC&T International of feel-enabled steering wheels and the commencement of the sale by Logitech of its feel-enabled joystick. This increase resulted from our licensees introducing a number of new products for the 1998 holiday season. Royalty revenue in this period was adversely affected by the later than anticipated introduction of a feel-enabled steering wheel by Logitech. Logitech did not ship this product in commercial quantities to retail outlets until December 1998. Royalty revenue in the quarter ended June 30, 1999 decreased to $141,000 from $481,000 in the quarter ended March 31, 1999. This decline was due primarily to a decrease in revenues from our licensing partners following the holiday season. Our royalty revenue for the six quarterly periods beginning with the quarter ended March 31, 1998 were adversely affected by competition from Microsoft, which was not one of our licensees during any of these periods. Royalty revenue in the quarter ended September 30, 1999 increased by $516,000 from $141,000 in the quarter ended June 30, 1999 primarily due to a license to Microsoft resulting in revenue of $474,000 during the quarter. Increases and decreases in product sales within the seven quarters ended September 30, 1999 have been primarily the result of increases and decreases in unit shipments. Changes in average selling prices have not had a significant impact on product sales during these periods. Development contracts and other revenue in the quarter ended March 31, 1999 increased to $310,000 from $159,000 in the quarter ended December 31, 1998. This increase was partially due to a new government contract signed in late 1998, which began generating revenues in the quarter ended March 31, 1999. Sales and marketing expenses decreased from $175,000 in the quarter ended September 30, 1998 to $120,000 in the quarter ended December 31, 1998 due primarily to trade show expenses of $71,000 in the quarter ended September 30, 1998 and the absence of any significant trade show expenses in the quarter ended December 31, 1998. Sales and marketing expenses increased from $120,000 in the quarter ended December 31, 1998 to $187,000 in the quarter ended March 31, 1999 due primarily to the trade show expenses of a game developer conference we attended in March 1999. Sales and marketing expenses increased from $272,000 in the quarter ended June 30, 1999 to $581,000 in the quarter ended September 30, 1999, primarily due to increased headcount and related compensation and benefits of $140,000 and corporate identity and web development costs of $120,000. Research and development expenses decreased in the quarter ended March 31, 1999 due to a temporary drop in the number of employees and a reduction in consulting expenses. General and administrative expenses decreased from $756,000 in the quarter ended September 30, 1998 to $652,000 in the quarter ended December 31, 1998. This decrease was primarily due to a $52,000 decrease in legal fees and a $41,000 decrease in consulting fees, associated with less transaction-related activity and related consultations and assistance. General and administrative expenses increased to $752,000 in the quarter ended March 31, 1999 as transaction-related activity and related legal and consulting expenses increased. General and administrative expenses increased from $796,000 in the quarter ended June 30, 1999 to $1.7 million in the quarter ended September 30, 1999, primarily due to an increase in recruiting expenses of $759,000 related to the recruitment of key members of the senior management team.

     Because our historical financial information does not reflect our primary business strategy for the future, we cannot forecast future revenues based on historical results. We base our expenses in part on future revenue projections. Most of our expenses are fixed in nature, and we may not be able to reduce spending quickly if revenue is lower than we have projected. We expect that our business, operating results and financial condition would be harmed if revenues do not meet expectations.

     Our revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control and any of which could cause the price of our common stock to decline. These factors include:

     - the mix of product sales, development contracts and royalty revenue;

     - the establishment or loss of licensing relationships;

     - the timing of our expenses;

     - the timing of announcements and introductions of new products and product enhancements by our licensees and their competitors;

     - our ability to develop and improve our technologies;

     - our ability to attract, integrate and retain qualified personnel;

     - costs related to acquisitions of technologies or businesses; and

     - seasonality in the demand for our licensees' products.

     Because a high percentage of our operating expenses is fixed, a shortfall of revenues can cause significant variations in operating results from period to period.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations primarily from the sale of preferred stock. As of September 30, 1999, we had an accumulated deficit of $7.9 million and working capital of $2.6 million, including cash and cash equivalents of $3.8 million.


     Net cash provided by operating activities for the nine months ended September 30, 1999 was $1.9 million, primarily attributable to noncash charges of $2.9 million, a $1.9 million increase in deferred revenue and increases in accounts payable and accrued liabilities of $687,000, partially offset by a net loss of $3.7 million. Deferred revenue at September 30, 1999 of $1.9 million represents the unamortized portion of the $2.35 million license payment received from Microsoft in July 1999. In 1998, net cash used in operating activities was $1.8 million, primarily attributable to a net loss of $1.7 million, an increase of $592,000 in accounts receivable and an increase of $186,000 in inventories. In 1997, net cash used in operating activities was $237,000, primarily attributable to a net loss of $527,000, largely offset by an increase in accounts payable of $189,000. In 1996, net cash use in operating activities was $208,000, attributable primarily to a net loss of $81,000, an increase of $131,000 in accounts receivable and an increase of $94,000 in inventories, offset by an increase of $75,000 in accrued liabilities.

     Net cash used in investing activities for the nine months ended September 30, 1999 was $924,000, and primarily consisted of $1.2 million of purchases of property and other assets, offset by $401,000 from sales of short-term investments. In 1998, net cash provided by investing activities was $237,000, attributable to $3.8 million from sales of short-term investments primarily offset by $2.9 million of purchases of short-term investments and $434,000 for purchases of patents and technology. In 1997, net cash used in investing activities was $1.2 million, and was attributable to $1.5 million of purchases of short-term investments and $205,000 of purchases of property, offset by $538,000 from sales of short-term investments. In 1996, net cash used in investing activities was $107,000, and was attributable to $325,000 of purchases of short-term investments and $181,000 of purchases of property, offset by $399,000 from sales of short-term investments. In order to improve our rate of return on cash and still provide short-term liquidity, we periodically purchase or sell short-term investments, which typically are interest-bearing, investment-grade securities with a maturity of greater than 90 days and less than one year.


     Net cash provided by financing activities for the nine months ended September 30, 1999 was $191,000, and consisted primarily of net proceeds of $190,000 from the exercise of stock options. In 1998, net cash provided by financing activities was $3.7 million and was attributable primarily to net proceeds of $5.4 million from the sale of preferred stock, offset by the repurchase of $1.8 million of stock. In 1997, net cash provided by financing activities was $1.6 million and was attributable primarily to the proceeds of $1.5 million from the sale of preferred stock. In 1996, net cash provided by financing activities was $596,000 and was attributable primarily to net proceeds of $590,000 from the sale of preferred stock.


     We believe that the net proceeds of this offering, together with our cash, cash equivalents and short-term investments, will be sufficient to meet our working capital needs for at least the next 12 months. We anticipate that capital expenditures for the remainder of 1999 and for the full year ended December 31, 2000 will total approximately $1.0 million.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rate Sensitivity. Our operating results have not been sensitive to changes in the general level of U.S. interest rates, particularly because most of our cash equivalents are invested in short-term debt instruments. If market interest rates were to change immediately and uniformly by 10% from levels at September 30, 1999, the fair value of our cash equivalents would not change by a significant amount.

     Foreign Currency Fluctuations. We have not had any significant transactions in foreign currencies, nor did we have any significant balances that were due or payable in foreign currencies at September 30, 1999. Therefore, a hypothetical 10% change in foreign currency rates would not have a significant impact on our financial position and results of operations. We do not hedge any of our foreign currency exposure.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. Accumulated other comprehensive income at December 31, 1998 is comprised of unrealized gains on short-term investments of $1,000. The FASB also issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. We currently operate in one reportable segment under SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for us beginning in 2001. We believe that this statement will not have a significant impact on our financial condition and results of operations.

YEAR 2000

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

     We have reviewed the current versions of our products to determine Year 2000 readiness. Based on our review and the results of our tests, we believe that our products, when configured properly and used in accordance with our instructions, will function properly during the transition and into the next century. We have not tested and do not plan to test the Year 2000 compatibility of prior versions of our products that have not been sold within the last two years. These products are functionally similar to current products that we have tested and determined are Year 2000 compliant. Accordingly, based on this review, we do not believe that there will be any material Year 2000 failures associated with prior versions of our products.

     We have tested third-party software that is used with our products. Despite testing by us and by customers, and assurances from developers of products sold to operate with our products, these products may contain undetected errors or defects associated with the Year 2000 date functions. In addition, because our products are used in complex computer environments, they may directly or indirectly interact with a number of other hardware and software systems with uncertain results. We are unable to predict to what extent our business may be affected if our products or technologies should experience Year 2000 related problems. Known or unknown errors or defects that affect the operation of our products could result in delay or loss of revenues, diversion of development resources, damage to our reputation or increased service and warranty costs, any of which could harm our business.

     Our internal systems include our information technology systems and non-information technology systems. We have completed an initial assessment of our information technology systems and non-information technology systems. We have purchased the majority of our software and hardware within the last 24 months. Purchases have mostly been the latest software versions and the latest commercially available hardware. To the extent that we have not tested the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are Year 2000 compliant and anticipate completing this assessment by November 30, 1999. Vendors of the majority of our software and hardware have represented the Year 2000 compliance of their products. Based on our review to date, we have determined that our telephone voice messaging systems will require an upgrade to be Year 2000 compliant. We are not currently aware of any material operational issues associated with preparing our information technology systems and non-information technology systems for the Year 2000. However, we may experience unanticipated problems or additional costs caused by undetected errors or defects in the technology used in our internal information technology systems and non-information technology systems.

     We have identified our significant suppliers and service providers to determine the extent to which we are vulnerable to their failures to address Year 2000 issues. Many of these suppliers have indicated through publicly available information or through its Web site that the supplier believes its applications are Year 2000 compliant. We are seeking written assurances from all our significant suppliers and anticipate completing this assessment by November 30, 1999. We are continuing to monitor the progress of third parties that are critical to our business. We cannot be certain that the representations of these third parties are accurate or that they will reach Year 2000 compliance in a timely manner. If we determine that the progress of specific suppliers or service providers toward Year 2000 compliance is insufficient, we intend to change to other suppliers and service providers that have demonstrated Year 2000 readiness. We may not find alternative suppliers or service providers. In the event that any of our significant suppliers or significant service providers do not achieve Year 2000 compliance in a timely manner, and we are unable to replace them with alternate sources, our business would be harmed.

     In addition, governmental agencies, utility companies, third-party service providers and others outside of our control might not be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, for example, a prolonged telecommunications or electrical failure. We believe the primary business risks, in the event of these failures, would include:

     - loss of telecommunication tools to support our licensees;

     - lost revenue;

     - increased operating costs; and

     - claims of mismanagement, misrepresentation or breach of contract.

     To date, we have not incurred any material costs directly associated with our Year 2000 compliance efforts, except for compensation expense associated with our salaried employees who have devoted some of their time to our Year 2000 assessment and remediation efforts. We do not expect the total cost of Year 2000 problems to be material to our business, financial condition and operating results. We have and will continue to expense all costs arising from Year 2000 issues, funding them from working capital.

                                    BUSINESS

OVERVIEW

     We develop hardware and software technologies that enable users to interact with computers using their sense of touch. Our patented technologies, which we call TouchSense, enable computer peripheral devices, such as joysticks, mice and steering wheels, to deliver tactile sensations that correspond to on-screen events. We currently focus on licensing our intellectual property for these feel-enabling technologies to manufacturers of computer peripherals in the computer entertainment and general purpose personal computing markets. Our objective is to proliferate our TouchSense technologies across markets, platforms and applications so that feel becomes as common as graphics and sound in the modern computer user interface.


     We hold 37 U.S. patents covering various aspects of our hardware and software technologies and have over 125 patent applications pending in the U.S. and abroad. To date, we have licensed our intellectual property to more than 16 companies, including Microsoft, Logitech and InterAct, which incorporate our patented feel-enabling technologies, together with other technologies necessary for computer gaming peripherals, into joysticks, gamepads and steering wheels that they manufacture. For the nine months ended September 30, 1999, royalty revenue accounted for 23% of our total revenues, and royalty revenue from the sale of gaming peripherals by our licensees accounted for 99% of our royalty revenue. To target the computer mouse market, we have licensed our intellectual property to Logitech to manufacture the first feel-enabled computer mouse incorporating our hardware and software technologies. Logitech began manufacturing its computer mouse incorporating our feel-enabling technologies in commercial quantities during the fourth quarter of 1999. It has begun shipping the mouse to its distribution centers and recently commenced initial shipments and sales of the product to distributors and retail customers. Logitech has set the initial suggested retail price of the mouse at $99.95 and expects commercial quantities of the product to be available for purchase by consumers in the fourth quarter of 1999. As a result, we have recorded no royalty revenue from the sale of feel-enabled mouse products for the nine months ended September 30, 1999.


     Historically we have derived the majority of our revenues from the sale of products that we manufacture. The products that we manufacture include devices used to create three-dimensional computer images of small objects, a specialized computer mouse used for mapmaking, feel-enabled joysticks and steering wheels designed specifically for use in the arcade and location-based entertainment market and specialized medical products for simulation, training and clinical applications. For the nine months ended September 30, 1999, product sales accounted for 58% of total revenues and the products we manufactured accounted for 89% of our product sales. We have also derived revenues from development contracts under which we assist our licensees in the development of their feel-enabled products and from development contracts with government agencies for feel-enabling technologies. For the nine months ended September 30, 1999, revenues from these commercial and government development projects accounted for 19% of our total revenues. We expect that product sales and development contract revenues will continue to decline as a percentage of revenues if our royalty-based licensing model proves to be successful.

INDUSTRY BACKGROUND

     Early computers had crude user interfaces that only displayed text and numbers. These machines, commonly known as "green screen" computers, were effective at processing data but did not communicate information in an engaging and intuitive manner. As a result, computing was used primarily in selected scientific and business applications. In the early 1980s, computers began to use graphics and sound to engage users' perceptual senses more naturally. Graphics technologies brought pictures, charts, diagrams and animation to the computer screen. Audio technologies enabled sound and music.

     By the late 1980s, graphics and audio technologies had spread to consumer markets, initially through computer gaming applications. By the early 1990s, the penetration of graphics and sound into consumer markets had expanded beyond gaming into mainstream productivity applications, largely due to the introduction of the Windows 3.0 graphical user interface. By the late 1990s, the proliferation of graphics and audio content helped transform the Internet into a highly interactive and popular medium for communication, commerce and entertainment.

     The evolution from alphanumeric characters to the modern user interface is widely considered to be one of the great advances in computing. By presenting content in ways that engage the senses more fully, computers were "humanized," becoming more personal, less intimidating and easier to use. These improvements helped expand the audience for computer technologies, encouraging people to use software for business, home and entertainment applications. Today, graphics and audio technologies are standard features of most computer systems.

     While most modern computers realistically present information to the senses of sight and sound, they still lack the ability to convey content through the sense of touch. The absence of touch is a substantial barrier to making computer use more natural and intuitive. For example, current computing environments do not allow online shoppers to feel physical attributes of products prior to purchase and do not permit students to feel physical concepts like gravity and magnetism. Software designers strive to develop compelling applications for users to see and hear, but do not provide applications that users can feel. As a result, software is not as engaging and informative as it would be if tactile sensations were conveyed.

     The absence of touch and feel in modern computers also limits user productivity. The Windows interface, for example, is based on a physical metaphor: users must move the cursor on a screen to drag, drop, stretch and click. However, users must manipulate graphical elements without the benefit of tactile feedback. As a result, using a cursor is visually taxing. Selecting an icon, clicking on a hyperlink or grabbing the edge of a window are common tasks that would be easier to perform if users could feel the engagement of their cursor with the intended target.

     Like sight and sound, touch is critical for interacting with and understanding our physical surroundings. Technology that brings the sense of touch to computing has the potential to further humanize the computer and increase the ease, usefulness and enjoyment of computing.

OUR SOLUTION

     We develop and license technologies that allow computer users to touch and feel computer content. In diverse applications like computer gaming, business productivity, medical simulation and surfing the Web, our technologies enable software applications to engage a user's sense of touch through common peripheral devices such as joysticks, steering wheels, gamepads and mice. Joysticks, steering wheels and gamepads incorporating our technology are currently manufactured and sold by our licensees. We have licensed our intellectual property to Logitech which has incorporated our feel-enabling technologies into a computer mouse that it manufactures. Logitech began shipping the first feel-enabled computer mouse to distribution centers in mid-October 1999. Logitech is currently marketing the mouse for use in gaming and Web applications.

     Our hardware and software technologies work together to enable peripheral devices to present touch and feel sensations. Our patented designs include specialized hardware elements such as motors, control electronics and mechanisms, which are incorporated into common computer peripheral devices such as mice and joysticks. Driven by sophisticated software algorithms, these hardware elements direct tactile sensations corresponding to on-screen events to the user's hand. For example, when a feel-enabled mouse is used to lift a "heavy" object within the computer application, software directs the mouse's motors to apply resistance to that motion to create a realistic simulation of weight. By contrast, when the cursor is moved against a "soft" object, the motors apply gradations of force to simulate the soft compliance of the object.

     Key benefits of our solution include:

     Complete Solution. We offer a complete technical solution that allows our licensees to incorporate our feel-enabling technologies into their computer peripheral device products such as mice, joysticks, steering wheels and gamepads at a reasonable cost and in a reasonable time frame. Our technical solution also allows software programmers and Web site developers to add feel-enabling elements to their applications. Our software automatically enables users to feel the basic user interface features of software applications running on Windows 98 without additional developer support. Our software also enables users to feel basic Web page features represented through standard Hypertext Markup Language
(HTML), Java and ActiveX protocols. In addition, we provide authoring tools that permit software developers to quickly design and incorporate custom feel sensations into their own applications.

     Compatible with Industry Standards. We have designed our hardware and software technologies to be compatible with leading hardware and software standards. Our technologies operate across multiple platforms and comply with such standards as DirectX, Microsoft's entertainment application programming interface, and USB (Universal Serial Bus).

     Cost-Effective Solution. We have developed component technologies that permit peripheral device manufacturers to design and manufacture peripheral devices that incorporate our feel-enabling technologies more cost effectively than would otherwise be possible. We have also developed and licensed sophisticated software drivers and firmware that permit our licensees to avoid substantial development costs and accelerate product introduction.

     Presents Information to the Sense of Touch. It is difficult to communicate physical properties such as texture, compliance, weight and friction solely through words or pictures. Our technologies allow computer users to use their sense of touch to perceive these physical properties in a way that is instantly understandable and intuitively accessible. Our technologies significantly improve the ability of software to communicate to users the physical features of a product, the physical properties of a scientific or engineering principle or the physical response of an object in a simulated gaming environment.

     Improves User Productivity in Cursor Manipulation Tasks. Computer users routinely select items on the screen using a cursor. This task involves precisely positioning a cursor on a desired target like a menu or a hyperlink, and then pressing a button to indicate that the target should be selected. With a traditional mouse, users can confirm only through visual feedback that the correct item has been selected. This task demands significant visual attention, slows execution and distracts the user from other activities. With a feel-enabled mouse, the user can feel each encounter between the cursor and an item on the screen. For example, the edge of a window feels like a groove carved into a desktop; when the cursor slides into the groove, users feel a distinct physical engagement. Users interpret these sensations intuitively because of their similarity to real-world encounters. When selecting icons, scrolling through a menu or clicking on a hyperlink on a Web page, the ability to feel the encounter greatly facilitates interaction.

                                [FEELIT GRAPHIC]

     Increases Satisfaction and Enjoyment of the Computing Experience. By engaging the user's sense of touch, our technologies have the potential to make a variety of software applications more interesting, engaging and satisfying. In the computer gaming market, our licenses, such as Logitech, Microsoft and InterAct, are currently manufacturing and selling products incorporating our intellectual property. We believe that our technologies will increase user satisfaction across many additional applications, including business productivity, engineering, education and e-commerce.

     Enhances the Effectiveness of Simulation and Training Applications. Some computer applications, such as medical training, require realism to be effective. Companies and institutions have begun to replace traditional means of surgical training with more accessible and versatile simulation systems for training doctors to perform surgical procedures. Our technologies increase the effectiveness of these systems by providing tactile feedback that simulates what a doctor would feel when performing an actual procedure. Our technologies are used in training systems for laparoscopic surgery, endoscopic surgery and catheter insertion.

STRATEGY

     Our objective is to proliferate our TouchSense technologies across markets, platforms and applications so that feel becomes as common as graphics and sound in the modern computer interface. We intend to maintain and enhance our position as the leading provider of feel technology in consumer markets by employing the following strategies:

     Pursue A Royalty-Based Licensing Model. We believe that the most effective way to proliferate our feel technology is to license our intellectual property to computer peripheral device manufacturers. We have licensed our intellectual property to manufacturers of joysticks and steering wheels targeted at game consumers and have recently licensed our intellectual property to Logitech to incorporate our feel-enabling technologies into a computer mouse that it manufactures. We have also licensed our intellectual property to companies that make industrial products, such as medical simulation hardware and arcade systems. We intend to expand the number and scope of our licensing relationships and expect that licensing royalties will constitute an increasingly significant portion of our revenues in the future.

     Facilitate Development of Feel-Enabled Products. We will continue to devote significant resources to facilitate the development and manufacture by our licensees of products incorporating our feel-enabling technologies. We offer complete design packages that include sample hardware, software, firmware and related documentation, and offer our technical expertise on a consulting basis. To facilitate development of products incorporating our feel-enabling technologies, we sell specialized microprocessors for controlling the motors in mice, joysticks and steering wheels. We will continue to invest in research and development to improve our technologies, with a particular emphasis on reducing the cost of feel-enabled products.

     Expand Software Support for Our Feel Technology. In addition to licensing our intellectual property to computer peripheral device manufacturers and supporting their product development efforts, we have focused on expanding software support for our feel technology. We have developed software that enables users to automatically feel icons, menus and other objects in software running in Windows 98 applications or on Web pages. We offer specialized authoring tools that simplify adding feel to software applications and Web pages. We also are promoting an efficient file format, called ".ifr," to facilitate the creation and storage of custom feel sensations.

     Utilize the Internet to Create Market Demand for Feel-Enabled Products. We believe that adding feel sensations to Web pages will provide on-line advertisers with a new means to attract and keep customers on their sites. We intend to promote this benefit to Web developers and to encourage them to incorporate feel content into their Web pages. When software developers add feel content to a Web site using our FEELtheWEB Designer authoring tool, they are required by license to include an active link from their Web page to our Web site, www.immersion.com. We are

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modifying our Web site to enable users to buy feel-enabled products by linking our Web site to our licensees' Web sites, such as Logitech's e-commerce Web site, www.buylogitech.com.

     Expand Market Awareness. We promote adoption of our feel technology by increasing market awareness among peripheral device manufacturers, software developers and consumers. We devote significant resources to working directly with our licensees to encourage and assist their product development efforts. We encourage software developers to add feel content to their applications by providing them with our authoring tools and technical support. As part of our license agreements, we require our licensees to use our trademarks and logos to create brand awareness among consumers. We intend to devote significant resources in the future to expand market awareness of our feel technology and our brands.

     Secure Licensees in New Markets for Feel Technology. We believe that our feel technology can be used in virtually all areas of computing. We initially focused on the computer gaming market where we have experienced rapid acceptance of our technologies by key licensees. We have recently broadened our focus to include mainstream computing and have licensed our feel-enabling technologies for use in computer mice. We intend to expand our market opportunities by addressing new platforms such as dedicated game consoles and set-top boxes, small computer appliances that plug into a television set enabling it to access the Internet.

     Develop and Protect Feel Technology. We hold 37 U.S. patents and have more than 125 patent applications pending in the U.S. and abroad covering our feel technology. Our success depends on our ability to license and commercialize our intellectual property and to continue to expand our intellectual property portfolio. We devote substantial resources to research and development and are engaged in projects focused on expanding the scope and application of our technologies. We have also secured technology by acquisition. We intend to continue to invest in technology development and potential acquisitions and to protect our intellectual property rights.

MARKET APPLICATIONS

     While we believe that our technologies are broadly applicable, we are focusing our initial marketing and business development activities on the following target markets:

     Computer Gaming. We initially licensed our intellectual property for feel-enabling technologies for consumer gaming peripherals in 1996 and branded this technology under the name I-FORCE. We have licensed our I-FORCE intellectual property to 16 manufacturers, including Logitech, Microsoft and InterAct. According to PC Data, feel-enabled joysticks accounted for approximately 3% of domestic PC joystick sales by unit volume in 1997 and doubled to approximately 6% of the domestic PC joystick sales by unit volume in 1998. In addition, we have developed I-FORCE technologies for gaming applications designed specifically for arcade and location-based entertainment markets. We intend to expand our I-FORCE licensing business to include new product categories for the PC platform, such as gamepads, which are hand-held controllers for gaming consoles, and flight yokes, which are game controllers that simulate the controls of an airplane, and to target additional gaming platforms.

     General Purpose Personal Computers. In order to bring feel technology to every desktop, we have targeted the general purpose computer market. To address this large opportunity, we developed FEELit, a feel technology designed for cursor control products that enables all the basic functionality of a traditional mouse but also presents information to the sense of touch. In 1998, we entered into a license with Logitech under which Logitech will manufacture mice incorporating our feel technology. We plan to expand the FEELit licensing business with new types of controllers and platforms.

     Medical and Other Professional Computing. We have identified and addressed demand for our feel technology in various industrial, medical and scientific markets. We currently have both product manufacturing and product licensing business relationships in these markets.

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TECHNOLOGY LICENSING AND PRODUCTS

Technology Licensing

     We currently license our intellectual property to manufacturers which produce peripheral devices incorporating our feel-enabling technologies. In general, our licenses permit manufacturers to produce only a particular category of product within a specified field of use. We recently introduced our TouchSense brand, which covers all of our feel technologies. We grant licenses for gaming products, such as joysticks, steering wheels and game pads, under the I-FORCE brand. We grant licenses for cursor control products, such as mice or trackballs, and into medical simulation devices under the FEELit brand. We make our reference designs available to our licensees for an additional fee. A reference design is a package consisting of a technology binder, an electronic database and a hardware prototype that can be used in the development of a feel-enabled product.

     Our basic licensing model includes a per unit royalty paid by the manufacturer that is a percentage of the wholesale selling price of the feel-enabled product. In addition, each licensee must abide by a branding obligation. The prominent display of I-FORCE and FEELit logos on retail packaging generates customer awareness for our technologies.

I-FORCE.LOGO                                                         FEELit.LOGO

  Consumer Products. We license our intellectual property to manufacturers which incorporate our feel-enabling technologies into joysticks, steering wheel and gamepad peripherals targeted at the PC platform. Currently, there are three consumer joysticks sold under the I-FORCE brand: the Wingman Force Feedback Joystick from Logitech, the Sidewinder Force Feedback Joystick from Microsoft and the Force-FX Joystick from CH Products. Currently, there are ten I-FORCE steering wheel gaming peripherals licensed under the I-FORCE brand, including the Wingman Formula Force from Logitech, the Force GT from Thrustmaster, the Sidewinder Force Feedback Wheel from Microsoft and the V4 Force Feedback Racing Wheel and FX Force Feedback Racing Wheel from InterAct. Currently, there is one I-FORCE gamepad peripheral licensed under the I-FORCE brand, the Hammerhead FX from InterAct.

     Logitech began shipping the first feel-enabled computer mouse to distribution centers in mid-October 1999. This mouse, to be called the Wingman Force Feedback Mouse, will automatically allow users to feel many of the basic desktop controls in Windows 98 and standard interface elements of Web pages. Logitech is currently marketing the mouse for use in gaming and Web applications.

     Medical Products. We license our intellectual property for our feel-enabling technologies to HT Medical Systems for use in three medical simulation products, CathSim, PreOp Endoscopic Simulator and PreOp Endovascular Simulator. These devices are used for training purposes and enable clinicians to feel simulations of sensations experienced during medical procedures, such as encountering an unexpected obstruction in an artery.

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

     Arcade and Location-Based Entertainment Products. In order to help increase consumer awareness of feel technology in gaming applications, we license our feel technology to manufacturers of joystick and steering wheel arcade units.

Software and Developer Products

     Demand for computer peripheral devices incorporating our feel-enabling technologies depends on the existence of software applications and Web pages that take advantage of these devices. The development of such software likewise depends on the existence of an installed base of feel-enabled hardware devices. We have addressed this interdependency of hardware and software solutions in two ways. First, we have developed end-user software that will be included with Logitech's feel-enabled mouse at no additional cost, and which automatically adds feel to many of the basic Windows 98 controls. Second, we have developed and provide to developers and end users software authoring tools that help programmers add feel content to software applications and Web pages. We have developed an efficient file format, called an ".ifr" file, for representing, storing and transmitting feel sensations. This file format allows the development of feel sensation libraries that facilitate the development of feel-enabled applications software. We currently make I-FORCE Studio, FEELit Studio and FEELtheWEB Designer available to developers and FEELit Desktop and FEELtheWEB available to end users free of charge. We have licensed a limited number of copies of I-FORCE Studio to persons other than developers but have not generated significant revenues from these licenses.

     Automatic Support

     - FEELit Desktop adds feel to many of the basic Windows 98 controls, such as icons, menus, buttons, sliders and windows. It immediately makes any application running under Windows 98 more interesting and enhances productivity during mouse use. It includes a control panel that gives users the ability to customize the feel of their desktop. We expect that this product will be bundled with each feel-enabled mouse.

     - FEELtheWEB adds feel to web pages accessed through Internet Explorer and Netscape Navigator. In conjunction with FEELit Desktop, it allows users to feel the standard interface elements of Web pages such as hyperlinks, check boxes and menus. It also allows users to feel custom sensations that have been added to Web pages. We expect that this product will be bundled with each feel-enabled mouse.

     Authoring Tools

     - I-FORCE Studio is a fully animated graphical environment that allows game developers to design feel sensations for their software titles by adjusting physical parameters and feel sensations. Each software file describing the feel sensation that a developer creates can be saved into an ".ifr" file and then can be quickly inserted into gaming applications and Web pages during the development process.

     - FEELit Studio is an authoring tool that allows developers of mainstream productivity, Web and gaming software to design feel sensations into their software titles. Like I-FORCE Studio, it employs an intuitive graphical interface that allows feel sensations to be designed rapidly, implemented and saved as ".ifr" files.

     - FEELtheWEB Designer is an easy-to-use authoring tool that allows Web developers to add feel sensations to Web pages. They can load any HTML Web page into the tool and modify it to support feel sensations.

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Custom Microprocessors

     Many feel-enabled peripheral devices utilize commercially available microprocessors that process instructions needed to deliver force sensations to the user. These microprocessors have not been tailored for the specific requirements of feel-enabled products. We have developed our custom I-FORCE and FEELit microprocessors to improve the performance and to help to reduce the cost of gaming and peripheral products manufactured by our licensees. For example, our microprocessors contain circuitry to work with low cost sensors used in feel-enabled gaming and peripheral products and have been designed to streamline processing of information sent between a personal computer and a feel-enabled gaming or computer peripheral product. We believe that these microprocessors are cost-effective components that allow our licensees to reduce their costs of goods and the amount of custom development that they must perform to bring a product to market, speeding their development cycle.

     We have invested in this technology because we believe it is important as an enabling technology for low-cost feel-enabled devices. By incorporating commonly used components on a single piece of silicon, our microprocessors reduce the number of discrete components required on a printed circuit board and can help lower overall system costs for our licensees. This level of integration simplifies the manufacture of feel-enabled products while increasing performance and reliability.

     Our I-FORCE and FEELit microprocessors are manufactured for us solely by Kawasaki LSI, with which we have entered into an ASIC Design and Development Agreement that remains in effect until cancelled by either party. We purchase the I-FORCE microprocessors from Kawasaki LSI and sell them to those licensees incorporating our feel technology in their gaming products that want to use the microprocessors in their gaming products. We permit Kawasaki to sell our FEELit microprocessor directly to Logitech for use in its feel-enabled computer mouse. Kawasaki pays a royalty to us on the sales of the FEELit microprocessors to Logitech. We generally warrant our microprocessors to conform to our specifications and to be free from defects in materials and workmanship for a period of one year from delivery, and Kawasaki extends a similar warranty to us.

Specialty Products

     Medical Simulation and Other Medical Equipment. We have developed numerous technologies that can be used for medical training and simulation. By allowing computers to deliver feel sensations to users, our technologies can support realistic simulations that are effective in teaching medical students and doctors what it feels like to perform a given procedure. Currently, we manufacture and sell a number of low volume specialized medical products, including:

     - Virtual Laparoscopic Interface, a fully integrated tool designed to let developers, researchers and educators simulate minimally invasive surgical procedures;

     - Laparoscopic Impulse Engine, a three-dimensional interface for virtual reality simulations of laparoscopic and endoscopic surgical procedures that allows users to feel actual surgical tools as if they were performing these procedures;

     - PinPoint, a stereotactic arm manufactured for Picker International, Inc., which is integrated with Picker CT scanners to enable image-guided biopsies and radiation therapy; and

     - Endoscopic Sinus Surgery Simulation Trainer, an electro-mechanical system that recreates an operating room environment to simulate endoscopic procedures.

     Arcade and Location-Based Entertainment Products. We manufacture versions of feel-enabled joysticks and steering wheel products with enhanced durability specifically for the arcade and location-based entertainment markets. We sell, and expect to continue to sell, these products directly to entertainment companies that operate entertainment centers. While these products are

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

higher priced than the joysticks and wheel products sold by licensees that incorporate our technologies into computer peripherals used for entertainment, the arcade and location-based market is a relatively small market when compared to the consumer markets served by our licensees.

     Automotive Applications. We are currently engaged in the second phase of an engineering development project for a major automobile manufacturer regarding a feel-enabled control device for use in automobiles. We have no commitment from the automobile manufacturer as to when or whether such a feel-enabled control device may be incorporated into a shipping automobile model.

     MicroScribe-3D. Our MicroScribe-3D product allows users to create three-dimensional computer models directly from physical objects. It contains sensor and microprocessor technologies that allow users to digitize physical objects simply by tracing their contours with a stylus. The computer records the three-dimensional geometry of the object and reproduces it on the screen as a three-dimensional computer model. MicroScribe-3D is designed to support the needs of game developers, engineers, animators, film makers, industrial designers and other professionals who need to create realistic three-dimensional computer images quickly and easily.

     Softmouse. We also manufacture a high performance non-feel-enabled mouse for geographic information systems and the map-making industry. This product has a two-handed interface with ten buttons and a rotary thumbwheel. We currently sell this product to several major manufacturers, including Intergraph, Vision International and LH Systems. End users of Softmouse include the U.S. Geological Survey, NASA and the U.S. Department of Defense.

TECHNOLOGY

     Feel simulation, also known as force feedback, haptic feedback or force reflection, refers to the technique of adding feel sensations to computer software by imparting physical forces upon the user's hand. These forces are imparted by actuators, usually motors, that are incorporated into consumer peripheral devices such as mice, joysticks, steering wheels or gamepads, or into more sophisticated interfaces designed for industrial, medical or scientific applications. Feel-enabled peripheral devices can impart to users physical sensations like rough textures, smooth surfaces, viscous liquids, compliant springs, jarring vibrations, heavy masses and rumbling engines.

     As a user manipulates a feel-enabled device, such as a mouse, motors within the device apply computer-modulated forces that either resist or assist the manipulations. These forces are generated based on mathematical models that simulate the desired sensations. For example, when simulating the feel of a rigid wall with a force feedback mouse, motors within the mouse apply forces that simulate the feel of encountering the wall. As the user moves the mouse to penetrate the wall, the motors apply a force that resists the penetration. The harder the user pushes, the harder the motors push back. The end result is a sensation that feels like a physical encounter with an obstacle.

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                        FEEL-ENABLED PRODUCT ARCHITECTURE

                                   [DIAGRAM]

     The mathematical models that control the motors may be simple modulating forces based on a function of time, such as jolts and vibrations, or may be more complex modulating forces based on user manipulations such as surfaces, textures, springs and liquids. Complex sensations can be created by combining a number of simpler sensations. For example, a series of simulated surfaces can be combined to give the seamless feel of a complex object like a sports car or a telephone. Textures can be added to these complex surfaces so that the windshield of the sportscar feels smooth and its tires feel rubbery.

     To simplify the process of generating feel sensations, we have developed a parallel processing architecture in which a dedicated processor resides within the peripheral device and performs the complex mathematics. The dedicated processor offloads the processing burden from the host computer. This distributed processing architecture, along with specialized software, provides a software developer with an easy-to-use high-level application programming interface that abstracts feel programming into a perceptual rather than mathematical level. The application programming interface allows programmers to define and initiate feel sensations with software routines that have descriptive physical names such as "wall," "vibration" or "liquid." Programmers can easily adjust multiple parameters to customize different types of sensations.

     We have developed two application programming interfaces, one for gaming markets and one for productivity markets. The gaming application programming interface is called the I-FORCE API. The productivity application programming interface is called the FEELit API. Both allow software developers to incorporate feel sensations into software applications quickly. In 1997, Microsoft included support for our I-FORCE API into DirectX, Microsoft's standard gaming device application programming interface for the Windows platform.

     Most computer interface devices, such as mice and joysticks, are input-only devices, meaning that they track a user's physical manipulations but provide no manual feedback. As a result, information flows in only one direction, from the peripheral to the computer. Feel-enabled devices are input-output devices, meaning that they track a user's physical manipulations (input) and provide realistic physical sensations coordinated with on-screen events (output). The computer and the device need to communicate quickly in order to present realistic sensations.

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     We have developed efficient processing techniques to minimize the amount of information that needs to be communicated between the computer and the peripheral. We use dedicated processors in the device to produce feel sensations in response to high-level commands from the computer. Our control architecture has the added benefit of performing force feedback computations in parallel with the computer's execution of a software application.

SALES, MARKETING AND SUPPORT

     We establish licensing relationships and sell a number of our products through our direct sales efforts. We also sell some of our products indirectly through distributors and value-added resellers.

     Consistent with our intellectual property licensing strategy, we have focused our marketing activities on developing relationships with potential licensees and on participating with existing licensees in their marketing and sales efforts. To generate awareness of our technologies and our licensees' products, we participate in industry trade shows, maintain ongoing contact with industry press, provide product information over our Web site and advertise in entertainment and game industry publications.

     Another focus of our marketing efforts is to promote the adoption of our feel technology by software and Web developers to facilitate the implementation of feel sensations into software applications. We have developed the Feel Foundation Classes Software Development Kits, which contain our software authoring tools, as well as documentation, tutorials and software files containing sample feel sensations. We currently distribute this software to software developers at no cost. Our software support staff also works closely with developers to assist them in developing compelling feel-enabled applications. We provide sample feel sensations to developers through our Web site and through our I-FORCE Studio and FEELtheWEB Designer authoring tools. We intend to devote substantial resources to supporting software developers and Web page designers in the creation of feel-enabled software applications, including hiring additional software engineers and other technical personnel.

     We anticipate allocating substantially more resources to sales and marketing to proliferate our technology and to support the sales of our licensed products. To date, we have not focused on marketing to end users of our licensees' products. However, we believe that it is important to increase awareness of our feel technology among potential end users. As part of our strategy to increase our visibility and promote our feel technology, our license agreements generally require our licensees to display the TouchSense, I-FORCE or FEELit logos on licensed products they distribute. In addition, we intend to substantially increase our advertising and marketing efforts to end users. Our sales and marketing expenses were approximately $422,000 in 1996, $658,000 in 1997, $656,000 in 1998 and $1.0 million in the nine months ended September 30, 1999. We currently anticipate that we will incur at least $6.0 million in sales and marketing expenses through the end of the year 2000.

RESEARCH AND DEVELOPMENT

     Our success depends on our ability to improve, and reduce the costs of, our technologies in a timely manner. We have assembled a team of highly skilled engineers who possess experience in the disciplines required for feel technology development, including mechanical engineering, electrical engineering and computer science.

     Our research and development expenses were approximately $710,000 in 1996, $1.5 million in 1997, $1.8 million in 1998 and $1.6 million in the nine months ended September 30, 1999. We currently anticipate that we will incur at least $3.5 million in research and development expenses through the end of the year 2000. Our research and development efforts have been focused on technology development, including hardware, software and designs. We have entered into numerous contracts with government agencies and corporations that help fund advanced research and development. Our government contracts permit us to retain ownership of the technology

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developed under the contracts, provided that we provide the applicable government agency a license to use the technology for non-commercial purposes. Although we expect to continue to invest substantially in research and development activities, we expect government-sponsored research activity to decline.

COMPETITION

     We are aware of several companies that claim to possess feel technology applicable to the consumer market, but we do not believe that these companies or their licensees have introduced feel-enabled products. Several companies also currently market force feedback products to non-consumer markets and could shift their focus to the consumer market. In addition, our licensees may develop products that compete with products employing our feel technology but are based on alternative technologies. Many of our licensees, including Microsoft and Logitech, and other potential competitors have greater financial and technical resources upon which to draw in developing computer peripheral technologies that do not make use of our feel technology.

     Our competitive position is partially dependent on our licensees' competitive positions. Our licensees' markets are highly competitive. We believe that the principal competitive factors in our licensees' markets include price, performance, user-centric design, ease of use, quality and timeliness of products, as well as the manufacturer's responsiveness, capacity, technical abilities, established customer relationships, retail shelf space, advertising, promotion programs and brand recognition. Feel-related benefits may be viewed simply as enhancements, and products incorporating our feel technology might face competition from computer peripheral devices that are not feel-enabled as well as from peripheral devices that use simple vibration technology, sometimes referred to as "dual shock" or "rumble pak."


     Semiconductor companies, including Intel and Mitsubishi, manufacture products that compete with the I-FORCE and FEELit processors but which have not been tailored specifically for feel technology. Our microprocessors have been optimized to work with low cost sensors used in feel-enabled gaming and peripheral products and to streamline processing of information sent between a personal computer and a feel-enabled gaming or computer peripheral product. We are not aware of any companies other than us that currently market optimized feel processors.


     There are several companies that currently sell high-end simulation products that compete with our professional and medical products. The principal bases for competition in these markets are technological sophistication and price. We believe we compete favorably on these bases.

INTELLECTUAL PROPERTY

     We rely on a combination of patents, copyrights, trade secrets, trademarks, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. We consider our ability to protect our intellectual property to be critical to our success.

     We hold 37 U.S. patents and have more than 125 pending patent applications, both domestic and foreign, covering feel technology. These patents and patent applications cover a variety of hardware and software innovations relating primarily to force feedback. Our current U.S. patents expire between the years 2011 and 2016. Our failure to obtain or maintain adequate protection for our intellectual property rights for any reason could hurt our competitive position. Patents may not issue from the patent applications that we have filed or may file. Our issued patents may be challenged, invalidated or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage.

     In addition, others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. Effective intellectual property protection may be unavailable or limited in some foreign countries. Despite our efforts to protect our

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proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of our methods and devices that we regard as proprietary. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies, or be unable to persuade or require companies to enter into royalty-bearing license arrangements.

     We have acquired patents from third parties and also license some technologies from third parties. We must rely upon the owners of the patents or the technologies for information on the origin and ownership of the acquired or licensed technologies. As a result, our exposure to infringement claims may increase. We generally obtain representations as to the origin and ownership of acquired or licensed technology and indemnification to cover any breach of these representations. However, representations may not be accurate and indemnification may not provide adequate compensation for breach of the representations.

     From time to time, we have received claims from third parties that our technologies, or those of our licensees, infringe the intellectual property rights of these third parties. Between May 1995 and June 1999, we received four such letters. After examination of these claims and consultation with counsel, we believe that these claims are without merit. To date, none of these companies has filed a legal action against us. However, these or other matters might lead to litigation costs in the future. Intellectual property claims, whether or not they have merit, could be time-consuming to defend, cause product shipment delays, require us to pay damages against us, or require us to cease utilizing the technology unless we can enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms acceptable to us or at all. Furthermore, claims could also result in claims from our licensees under the indemnification provisions of their agreements with us.

     From time to time, we initiate claims against third parties that we believe infringe our intellectual property rights. To date, these claims have not led to any litigation. However, any litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property assets.

EMPLOYEES

     As of September 30, 1999, we had 53 full-time employees, including 25 in research and development, 11 in sales and marketing and 17 in finance, administration and operations. As of that date, we also employed one independent contractor. None of our employees is represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is extremely intense, particularly for engineers and technical staff. Our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

FACILITIES

     We have 16,280 square feet of office space in San Jose, California. Apart from the I-FORCE and FEELit microprocessors which are manufactured by Kawasaki LSI, all of the products that we sell are manufactured in our San Jose office. Our lease for this building expires on October 31, 2002. We anticipate that we may need to add office space over the next year in order to accommodate new employees.

LEGAL MATTERS

     We are not currently involved in any legal or arbitration proceedings, nor have we been involved in any such proceedings during the past 12 months.

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                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The following table sets forth information regarding our executive officers, directors and other key employees as of September 30, 1999:

                  NAME                     AGE                       POSITION
                  ----                     ---                       --------
EXECUTIVE OFFICERS AND DIRECTORS
Louis Rosenberg, Ph.D....................  30    Chairman of the board, President and Chief
                                                 Executive Officer
Victor Viegas............................  42    Vice President, Finance and Chief Financial
                                                 Officer
J. Stuart Mitchell.......................  46    Vice President, Business Development
Bruce Schena.............................  35    Vice President, Chief Technology Officer,
                                                 Secretary and Director
Jennifer Saffo...........................  45    Vice President, Marketing
Kenneth Martin...........................  34    Director of Product Development
Steven Blank.............................  45    Director
Jonathan Rubinstein......................  42    Director

KEY EMPLOYEES
Richard Abramson.........................  43    Director of Litigation and Intellectual Property
Adam Braun...............................  28    Director of Embedded Systems
Dean Chang, Ph.D.........................  32    Director of Platforms and Applications
Craig Factor.............................  31    General Counsel
Timothy Lacey............................  29    Vice President, Operations
Michael Levin............................  34    Director of Professional and Industrial Products

     Dr. Louis Rosenberg is a founder of Immersion and has served as Chairman of our board of directors and as President and Chief Executive Officer since May 1993. Since April 1997, Dr. Rosenberg has also served as a manager of MicroScribe LLC, a licensing company in which we hold a membership interest. Dr. Rosenberg holds bachelor of science, master of science and doctorate degrees in mechanical engineering from Stanford University.

     Mr. Victor Viegas has served as our Chief Financial Officer and Vice President, Finance since August 1999. From June 1996 to August 1999, he served as vice president, finance and administration and chief financial officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as vice president of finance and chief financial officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a bachelor of science degree in accounting and a master of business administration degree from Santa Clara University. Mr. Viegas is also a certified public accountant in the State of California.

     Mr. J. Stuart Mitchell has served as our Vice President, Business Development since August 1999. From February 1987 to February 1999, Mr. Mitchell served as vice president of sales and marketing, systems products division and vice president of worldwide technology licensing business for Adobe Systems, Inc., a technology licensing desktop publishing and graphics software company. From May 1982 to January 1987, Mr. Mitchell served in various sales and marketing management positions for Zentec Corporation, a computer systems and display terminal company and, from April 1977 to April 1982, Mr. Mitchell served in various sales and marketing positions for Xerox Corporation, an information technology and document systems company. Mr. Mitchell holds a bachelor of science degree in engineering physics with a minor in business from the University of Colorado, Boulder.

     Mr. Bruce Schena has served as our Vice President, Chief Technology Officer, Secretary, and a member of our board of directors since January 1995. Since April 1997, Mr. Schena has also served as a manager of MicroScribe LLC, a licensing company in which we hold a membership interest. From June 1993 to December 1994, Mr. Schena consulted for Pandemonium Product Development, a product design company owned by Mr. Schena. Mr. Schena holds bachelor of science and master of science degrees in mechanical engineering from Massachusetts Institute of Technology and a degree of engineer in mechanical engineering from Stanford University.

     Ms. Jennifer Saffo has served as our Vice President, Marketing since July 1999. From January 1991 to July 1999, Ms. Saffo owned and operated a sole proprietorship marketing company delivering strategic marketing advice to Internet and software companies. From 1987 to 1990, Ms. Saffo served as director of marketing for Adobe Systems, Inc., a technology licensing desktop publishing and graphics software company. From 1984 to 1987, Ms. Saffo was a founder and director of Aldus Corporation, a desktop publishing company, and from 1981 to 1984, she served as national accounts manager at Microsoft Corporation, a software company. Ms. Saffo holds a bachelor of arts degree in linguistics from University of Colorado, Boulder.

     Mr. Kenneth Martin has served as our Director of Product Development since April 1996. From June 1994 to April 1996, Mr. Martin served as a design engineer at IDEO Product Development Inc., a product design company. Since 1994, Mr. Martin also has served as a lecturer in the design division in the mechanical engineering department of Stanford University. Mr. Martin holds a bachelor of applied science degree from the University of Toronto and a master of science degree in manufacturing systems engineering from Stanford University.

     Mr. Steven Blank has served as a member of our board of directors since October 1996. From November 1996 to August 1999, Mr. Blank served as executive vice president of marketing for E.piphany, an enterprise software company that Mr. Blank co-founded. From February 1993 to October 1996, he served as chief executive officer of Rocket Science Games, a video game software company. From February 1990 to January 1993, Mr. Blank served as vice president of marketing of SuperMac, a supplier of Macintosh peripherals.


     Mr. Jonathan Rubinstein has served as a member of our board of directors since October 2, 1999. Since February 1997, Mr. Rubinstein has served as senior vice president of hardware engineering at Apple Computer, Inc., a personal computer company. From August 1993 to August 1997, Mr. Rubinstein was executive vice president and chief operating officer of Fire Power Systems, a developer and manufacturer of Power PC-based computer systems. Mr. Rubinstein has a bachelors and masters of science degree in electrical engineering from Cornell University and a master of science degree in computer science from Colorado State University.


     Mr. Richard Abramson has served as our Director of Litigation and Intellectual Property since February 1999. Since 1998, Mr. Abramson also has served as an adjunct professor at the University of California at Berkeley, Boalt Hall School of Law. From September 1991 to February 1999, Mr. Abramson was a litigation partner at the law firm of Heller Ehrman White & McAuliffe, specializing in patent and other intellectual property litigation. From August 1984 to 1991, Mr. Abramson was a litigation associate and partner at the law firm of Irell & Manella. Mr. Abramson holds a bachelor of arts degree from Claremont McKenna College and a juris doctorate degree from the University of California at Berkeley, Boalt Hall School of Law.

     Mr. Adam Braun has served as our Director of Embedded Systems since September 1995. From May 1994 to September 1995, Mr. Braun was an embedded systems engineer at Autonomous Effects Inc., a consulting company. Mr. Braun holds a bachelor of science degree in mechanical engineering from Brown University and a master of science degree in mechanical engineering from Stanford University.

     Dr. Dean Chang has served as our Director of Platforms and Applications since July 1995. From 1989 to July 1995, Dr. Chang was completing his master of science and doctorate degrees at Stanford University. Dr. Chang holds a bachelor of science degree from the Massachusetts Institute of Technology and master of science and doctorate degrees in mechanical engineering from Stanford University.

     Mr. Craig Factor has served as our General Counsel since September 1997. From January 1995 to January 1997, Mr. Factor was an associate at the law firm of Wilson Sonsini Goodrich & Rosati. From September 1993 to January 1995, Mr. Factor was an associate at the law firm of Wiley, Rein & Fielding. Mr. Factor holds a bachelor of arts degree in social studies from Harvard University and a juris doctorate degree from the Duke University School of Law.

     Mr. Timothy Lacey is a founder of Immersion and has served as our Vice President, Operations since August 1999. From May 1993 to August 1999, Mr. Lacey served as our chief financial officer and from May 1993 to October 1999 as a member of our board of directors. Since April 1997, Mr. Lacey has served as a manager of MicroScribe LLC, a licensing company in which we hold a membership interest. Mr. Lacey holds bachelor of science and master of science degrees in mechanical engineering from Stanford University.

     Mr. Michael Levin has served as our Director of Professional and Industrial Products since July 1995. From July 1990 to May 1995, Mr. Levin served as manager of automation at Merck & Co., Inc., a pharmaceutical company. Mr. Levin holds a bachelor of science degree in aeronautics and astronautics and a master of science degree in mechanical engineering from Massachusetts Institute of Technology.

BOARD COMPOSITION

     Our board of directors currently consists of four members. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Blank and Schena will be in the class of directors whose term expires at the 2000 annual meeting of stockholders. Mr. Rubinstein will be in the class of directors whose term expires at the 2001 annual meeting of stockholders. Dr. Rosenberg will be in the class of directors whose term expires at the 2002 annual meeting of stockholders.

ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

     At each annual meeting of the stockholders, the successors to each class of directors will be elected to serve for three year terms from the time of election and qualification until the next annual meeting at which the director's class stands for election.

     Executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or officers.

BOARD COMMITTEES

     Audit Committee. The board of directors has established an audit committee consisting of Mr. Blank and Mr. Rubinstein. The audit committee reviews with our independent auditors the scope and timing of their audit services and any other services that they are asked to perform, the auditors' report on our consolidated financial statements following completion of their audit, and our policies and procedures with respect to internal accounting and financial controls. In addition, the audit committee makes annual recommendations to our board of directors regarding the appointment of independent auditors for the upcoming year.

     Compensation Committee. The board of directors established a compensation committee in October 1999 consisting of Mr. Blank and Mr. Rubinstein. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. Prior to the formation of the compensation committee, the duties customarily performed by a compensation committee were the responsibility of our board of directors, consisting of Dr. Rosenberg, Mr. Lacey, Mr. Schena and Mr. Blank during

1998. Dr. Rosenberg and Messrs. Lacey and Schena were also executive officers during 1998. Directors who were also officers abstained from voting on their own compensation.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors. Under our 1997 stock option plan, nonemployee directors are eligible to receive stock option grants at the discretion of the board of directors. In November 1996, we issued an option to purchase 80,700 shares of common stock at an exercise price of $0.17 per share to Mr. Blank. This option contains a provision providing Mr. Blank with the right to maintain his percentage interest of stock in our company. This right will terminate upon the closing of this offering. Pursuant to this provision, we have granted to Mr. Blank additional options to purchase shares of our common stock as follows:

                                           SHARES SUBJECT    EXERCISE PRICE
              DATE OF GRANT                  TO OPTION         PER SHARE
              -------------                --------------    --------------
June 18, 1997                                  18,157            $0.25
December 12, 1997                               6,052             0.37
March 16, 1998                                 20,336             1.24
April 22, 1999                                 20,175             3.66
June 21, 1999                                   3,228             3.66

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, the duties customarily performed by a compensation committee were the responsibility of our board of directors. The members of our board of directors who were also officers or employees are Dr. Rosenberg, Mr. Lacey and Mr. Schena.

     Share Repurchase. In May 1998, we repurchased 502,014 shares of our common stock at $3.66 per share from stockholders who elected to participate in the repurchase, including:

                                           NUMBER OF
              STOCKHOLDER                 SHARES SOLD    CONSIDERATION PAID
              -----------                 -----------    ------------------
Louis Rosenberg, Ph.D...................    257,838           $942,531
Bruce Schena............................     79,922            292,159
Timothy Lacey...........................    107,190            391,837


     MicroScribe Agreements. On July 1, 1997, we formed MicroScribe. In July 1997, we entered into an exchange agreement, a patent license agreement and an intellectual property license agreement with MicroScribe. Pursuant to the exchange agreement and patent license agreement, we assigned our patents and associated intellectual property relating to three-dimensional digitizing products and the PinPoint arm, a medical device used for image-guided biopsies whose design is based on our three-dimensional digitizing products, to MicroScribe in exchange for a worldwide, royalty-free, exclusive, irrevocable license and all of the class 1 membership interests and class 2 membership interests in MicroScribe. We retained the class 1 membership interest and distributed the class 2 membership interests to the stockholders of our company at the time of the exchange agreement, including:


                                                    PERCENTAGE INTEREST
            NAME OF BENEFICIAL HOLDER              OWNED IN MICROSCRIBE
            -------------------------              ---------------------
Louis Rosenberg, Ph.D............................          25.9%
Bruce Schena.....................................           8.6
Timothy Lacey....................................          10.8


     MicroScribe's sole business is the licensing of its patents and associated intellectual property to us. We pay MicroScribe a formula-based royalty that varies between 5% and 10% of our net receipts from sales of products that incorporate MicroScribe technology. The royalty rate will be fixed at 10% of our net receipts from sales of products that incorporate MicroScribe technology beginning in 2002. Distributable cash from its licensing activities is distributed 99% to the class 2 members and 1% to us, as the sole class 1 member. The aggregate amount paid to Dr. Rosenberg, Mr. Schena and Mr. Lacey in 1999 was approximately $49,241 and in 1998 was approximately $53,000. Amounts distributed to Dr. Rosenberg, Mr. Schena and Mr. Lacey were based on their percentage interest owned in MicroScribe.


     Neither of the members currently serving on our compensation committee has at any time since our formation been one of our officers or employees, and neither had a material interest in the transactions described under "Certain Transactions." None of our executive officers currently serves or in the past has served as a member of a compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table presents information concerning compensation received during the year ended December 31, 1998 by our chief executive officer and each of our two other executive officers whose total salary and bonus earned during that year exceeded $100,000. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by these executive officers that do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                 ANNUAL       ------------
                                                              COMPENSATION     SECURITIES
                                                              ------------     UNDERLYING
                NAME AND PRINCIPAL POSITIONS                     SALARY        OPTIONS(#)
                ----------------------------                  ------------    ------------
Louis Rosenberg, Ph.D. .....................................    $138,615         72,465
President and Chief Executive Officer
Bruce Schena................................................     121,683         22,819
  Vice President, Chief Technology Officer and Director
Timothy Lacey...............................................     107,628         26,210
  Chief Financial Officer and Director

     Mr. Lacey was serving as our chief financial officer as of December 31, 1998. In August 1999, Mr. Lacey resigned as our chief financial officer and was appointed vice president, operations.

     Option Grants in Fiscal Year Ended December 31, 1998. The following table presents information with respect to stock options granted during 1998 to our executive officers listed in the summary compensation table.


                                                                                       POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                                       AT ASSUMED ANNUAL RATES
                         SECURITIES   PERCENT OF TOTAL                                  OF STOCK APPRECIATION FOR
                         UNDERLYING   OPTIONS GRANTED       EXERCISE                           OPTION TERM
                          OPTIONS       TO EMPLOYEES         PRICE        EXPIRATION   ---------------------------
         NAME            GRANTED(#)    DURING PERIOD       ($/SHARE)         DATE           5%            10%
         ----            ----------   ----------------   --------------   ----------   ------------   ------------
Louis Rosenberg,
Ph.D...................       605           0.13%            $0.68         02/24/03     $    8,854     $   11,281
                              605           0.13              0.68         03/03/03          8,854         11,281
                            1,210           0.25              1.36         03/24/03         16,886         21,739
                              403           0.08              1.36         03/31/03          5,624          7,240
                            1,210           0.25              1.36         04/15/03         16,886         21,739
                           63,591          13.26              1.36         03/16/08      1,156,513      1,892,780
                            1,210           0.25              0.41         01/15/03         18,036         22,889
                            3,631           0.76              4.02         11/06/03         41,014         55,577
Bruce Schena...........       605           0.13              0.62         02/24/08         11,451         18,455
                              605           0.13              0.62         03/03/08         11,451         18,455
                           21,004           4.38              1.24         03/16/08        384,515        627,703
                              605           0.13              3.66         11/06/08          9,611         16,616
Timothy Lacey..........    26,210           5.47              1.36         03/16/03        365,770        470,892



     The potential realizable value represents the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the initial public offering price of $12.00. The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.


     In 1998, we granted options to purchase an aggregate of 422,406 shares to employees.

     The exercise price of each option granted to Dr. Rosenberg and Mr. Lacey was equal to 110% of the fair market value of the common stock on the date of grant as determined by the board of directors.

     Dr. Rosenberg's option to purchase 63,591 shares of common stock vests as to 1/24 of the shares per month for 24 months. Dr. Rosenberg's option to purchase 605 shares with an expiration date of February 24, 2003 and option to purchase 1,210 shares with an expiration of January 15, 2003 are fully vested. His remaining options vest as to 1/12 of the shares per month for 12 months.

     Mr. Schena's option to purchase 21,004 shares of common stock vests as to 1/24 of the shares per month for 24 months. His remaining options vest as to 1/12 of the shares per month for 12 months.

     Mr. Lacey's option to purchase 26,210 shares of common stock vests as to 1/24 of the shares per month for 24 months.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
Values. The following table presents information for our executive officers listed in the summary compensation table concerning option exercises during 1998 and the value of exercisable and unexercisable options held as of December 31, 1998 by these officers:


                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                   OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                    SHARES        VALUE       DECEMBER 31, 1998(#)       DECEMBER 31, 1998($)
                                  ACQUIRED ON    REALIZED    -----------------------   -------------------------
              NAME                EXERCISE(#)      ($)         VESTED      UNVESTED      VESTED        UNVESTED
              ----                -----------   ----------   ----------    ---------   -----------    ----------
Louis Rosenberg, Ph.D...........    129,120     $1,544,275     985,210       91,089    $11,629,023    $1,014,562
Bruce Schena....................     80,700        965,172     399,626       34,909      4,736,451       396,800
Timothy Lacey...................    250,947      2,991,551     150,864       35,684      1,755,762       400,713

     The value realized upon exercise of options is calculated based on an initial public offering price of $12.00 less the exercise price. It does not necessarily indicate that the option holder sold the stock for the amount listed. The value of unexercised in-the-money options represents the positive difference between the exercise price of the stock options and an initial public offering price of $12.00.


CHANGE OF CONTROL AND EMPLOYMENT ARRANGEMENTS

     The options granted to Mr. Viegas accelerate in the event of a change in our control, if he resigns due to a material reduction in his duties or if we move his principal office more than 60 miles from San Jose. If the event occurs within 18 months of his start date, vesting will be accelerated by 12 months and if the event occurs more than 18 months after his start date, 50% of the unvested shares will become vested. In addition, if we terminate Mr. Viegas' employment other than for cause, we will pay him a severance payment equal to six months of base salary (or, if lesser, the number of months before he finds other employment) and a portion of his options will also accelerate. If the termination occurs before the first anniversary of his start date, 37.5% of the shares will become vested, and if the termination occurs after his first anniversary but within 18 months of his start date, vesting will be accelerated by 12 months.

     The options granted to Mr. Mitchell accelerate in the event that we move his principal office more than 60 miles from San Jose within 12 months of his start date, there is a change in our control that results in his termination of employment or if he resigns due to a material reduction in his duties. If one of the events occurs, vesting will be accelerated by 12 months. In addition, if we terminate Mr. Mitchell's employment other than for cause, we will pay him a severance payment equal to three months of base salary (or, if lesser, the number of months before he finds other employment) and the vesting of his options will be accelerated by three months.

     The options granted to Ms. Saffo accelerate in the event of a change in our control that results in her termination of employment, if she resigns due to a material reduction in her duties or if we move her principal office more than 60 miles from San Jose within 12 months of her start date. If one of these events occurs, vesting will be accelerated by 12 months. In addition, if we terminate Ms. Saffo's employment other than for cause, we will pay her a severance payment equal to three months of base salary (or, if lesser, the number of months before she finds other employment) and the vesting of her options will be accelerated by three months.

     Our 1994 stock option plan provides that, in the event of a change in control, our board of directors may either:

     - arrange with the acquiring corporation that outstanding options be assumed or that equivalent options be substituted by the acquiring corporation; or

     - provide that any unexercisable or unvested portion of the outstanding option shall be immediately exercisable and vested in full.

The options terminate if they are not assumed, substituted or exercised prior to a change of control.

EMPLOYEE BENEFIT PLANS


     1997 Stock Option Plan. Our 1997 stock option plan was adopted by our board of directors in June 1997 and approved by our stockholders in July 1997. We are authorized to issue under this plan up to 3,166,793 shares of common stock. The number of shares may be increased with the approval of our stockholders. In August 1999 our board of directors approved an increase in the number of shares that we are authorized to issue under the plan to 5,166,793. In addition, in August 1999 our board of directors approved an amendment to the stock option plan which provides that, without any need for stockholder and board approval, the share reserve will automatically be increased on January 1 of each year beginning January 1, 2001 by an amount equal to 5% of the number of shares of our common stock that were issued and outstanding on the last day of the preceding year. Our stockholders approved these amendments in November 1999. The 1997 option plan is currently administered by the board of directors. The plan allows grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to employees, including officers and employee directors. In addition, it allows grants of nonstatutory stock options to employees, non-employee directors and consultants. Incentive stock options may not be granted after June 2007, although the plan may be terminated sooner by the board of directors.


     The exercise price of incentive stock options granted under the 1997 stock option plan must not be less than the fair market value of the common stock on the date of grant. In the case of nonstatutory stock options, the exercise price must not be less than 85% of fair market value. With respect to any option holder who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the common stock on the date of grant, and the term of the option may not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value of the common stock for which an incentive stock option may become exercisable for the first time may not exceed $100,000 in any calendar year. The fair market value will be determined as of the date of the option grant. The board of directors or any committee administering the 1997 stock option plan has discretion to determine exercise schedules and vesting requirements, if any, of all options granted under the plan. In the event of a change in control, the acquiring or successor corporation may assume or substitute for the outstanding options granted under our 1997 stock option. The outstanding options will terminate to the extent that they are neither exercised nor assumed or substituted for by the acquiring or successor corporation.

     As of September 30, 1999, 304,276 shares of common stock had been issued upon exercise of options outstanding under this plan. Options to purchase 2,846,923 shares of common stock, at a weighted average exercise price of $4.76, were outstanding, and 2,015,594 shares remained available for future grants.

     1994 Stock Option Plan. Our 1994 stock option plan was adopted by our board of directors in August 1994 and approved by our stockholders in August 1994. Prior to the adoption of the 1997 stock option plan, a total of 2,381,330 shares of common stock were reserved for issuance under the 1994 stock option plan. In July 1997, upon the adoption of the 1997 stock option plan, our board of directors terminated the 1994 stock option plan. While no additional options will be granted under that plan, options to purchase 1,149,217 shares of common stock are outstanding and remain subject to the provisions of the 1994 stock option plan. The plan is administered by the board of directors.

     The 1994 stock option plan allowed the grant of incentive stock options and nonstatutory stock options. The exercise price of incentive stock options granted under the plan had to be at least equal to the fair market value of the common stock on the date of grant. With respect to any option holder who owned stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any stock option had to be at least equal to 110% of the fair market value of the common stock on the date of grant and the term of the option may not exceed five years. The terms of all other options could not exceed ten years. The aggregate fair market value of the common stock for which an incentive stock option may become exercisable for the first time may not exceed $100,000 in any calendar year. In the event of a change in control, our board of directors may either:

     - arrange with the acquiring corporation that outstanding options be assumed or that equivalent options be substituted by the acquiring corporation; or

     - provide that any unexercisable or unvested position of the outstanding option be immediately exercisable and vested in full.

The outstanding options will terminate to the extent that they are neither exercised nor assumed or substituted for by the acquiring or successor corporation.

     As of September 30, 1999, 1,232,099 shares of common stock had been issued upon exercise of options outstanding under this plan, options to purchase 1,149,217 shares of common stock, at a weighted average exercise price of $0.10, were outstanding and 14 shares remained available for future grant.


     1999 Employee Stock Purchase Plan. In August 1999, our board of directors adopted our 1999 employee stock purchase plan. Our stockholders approved the plan in November 1999. We have reserved a total of 500,000 shares of common stock for issuance under the 1999 employee stock purchase plan, none of which has been issued as of the effective date of this offering. The share reserve will automatically be increased on January 1, 2001 and on each subsequent January 1 through January 1, 2010, by 500,000 shares per year or a lesser number of shares determined by our board of directors.


     The employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. Employees, including officers and employee directors, of us or any subsidiary designated by the board for participation in the plan are eligible to participate in the plan if they are customarily employed for more than 20 hours per week and more than five months per year. Eligible employees may begin participating at the start of any offering period.

     The first offering period will run for approximately 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period will commence on the date of this offering. The first offering period will terminate on the last day of January 2002. The first purchase period will terminate on the last day of January 2000. Subsequent purchase periods will generally have a duration of approximately six months. Purchasing periods after the initial purchase period will commence on the first day of February and August of each year. The board may change the dates or duration of one or more offering periods, but no offering period may exceed 27 months. Participants will purchase shares on the last day of each purchase period of the initial offering period and on the last day of each subsequent six month offering period.

     The employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock on the first day of the offering period, or the purchase date. Participants generally may not purchase more than 1,000 shares on any purchase date or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period. In the event of a change in control, the board may accelerate the purchase date of the then-current offering period to a date prior to the change in control, unless the acquiring or successor corporation assumes or replaces the purchase rights outstanding under the employee stock purchase plan. Our board of directors may amend or terminate the 1999 employee stock purchase plan at any time, as long as such amendment or termination does not impair outstanding purchase rights.

     401(k) Plan. We have a 401(k) retirement and deferred savings plan covering all eligible employees that is intended to qualify as a tax-qualified plan under the Internal Revenue Code. Employees are eligible to participate in the plan after completing one month of service with us. Employees may participate in the plan beginning on the first day of the calendar quarter immediately following satisfaction of the eligibility requirement. The plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation, up to a statutory limit, which was $10,000 in the 1998 calendar year. All amounts contributed by participants and earnings on these contributions are immediately vested. We may contribute an amount up to 6% of the participant's annual compensation if that amount is less than or equal to the amount of the participant's contribution that will vest on the last day of the plan year for employees employed on that date. We may also make discretionary non-matching contributions. These contributions would vest ratably over six years or seven years depending on the nature of the contribution. Continued employment is a condition of vesting. To date, we have made no contributions to the 401(k) plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF DIRECTORS' LIABILITY

     Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which they derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Delaware law would permit indemnification.

     In addition to indemnification provisions in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for some types of expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by persons in any action or proceeding, including any action by or in the right of Immersion, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

     Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than:

     - the salaries, options, share repurchase and other agreements that are described in "Management;" and

     - the transactions described below.

FINANCING TRANSACTIONS

     In November 1996, we issued 394,760 shares of Series B preferred stock to individuals for an aggregate purchase price of $590,004. Of these shares, we issued 20,175 shares to Bruce Paul, a holder of more than 5% of our capital stock. In November 1996, we also issued Mr. Paul a warrant to purchase 32,280 shares of Series B preferred stock at an exercise price of $1.49 per share. In December 1996, we issued Mr. Paul a warrant to purchase 40,350 shares of Series B preferred stock at an exercise price of $1.49 per share. We amended these warrants in September 1998 to extend their term from two years to five years. In connection with these extensions, we recognized a consulting expense during 1998 in the amount of $41,100.

     In June 1997, we issued 864,642 shares of Series C preferred stock for an aggregate purchase price of $1,500,005. Of these shares, we issued 518,788 shares to Intel, a holder of more than 5% of our capital stock. In connection with this sale of Series C preferred stock to Intel, we issued Intel a warrant to purchase 91,191 shares of common stock at an exercise price of $0.19 per share. In connection with this sale, we agreed to provide the holders of Series C preferred stock with registration rights with respect to the common stock issuable upon conversion of the Series C preferred stock and upon exercise of Intel's warrant.

     In April 1998, we issued shares of our Series D preferred stock to Intel and Logitech, each a holder of more than 5% of our capital stock. Intel purchased 179,599 shares and Logitech purchased 1,197,329 shares of our Series D preferred stock at a purchase price of $4.17 per share for an aggregate purchase price of $5,750,002. In connection with this sale, we agreed to provide each of Intel and Logitech with registration rights with respect to the common stock issuable upon conversion of this Series D preferred stock.

OTHER TRANSACTIONS

     Share Repurchase. In May 1998, we repurchased 502,014 shares of our common stock at $3.66 per share from stockholders who elected to participate in the repurchase, including Dr. Rosenberg, Mr. Schena and Mr. Lacey. For more information, please see "Compensation Committee Interlocks and Insider Participation."


     Logitech Agreements. In addition to Logitech being a holder of more than 10% of our capital stock, Logitech is a licensee which accounts for a large portion of our licensing revenue. In October 1996, we entered into a royalty-based license agreement and a technology product development agreement with Logitech. The license agreement grants Logitech a world-wide, irrevocable, non-exclusive license under our patents for feel-enabled gaming products. Pursuant to the technology product development agreement, we provided Logitech consulting services with respect to the development of a feel-enabled joystick for which Logitech paid us approximately $270,000 and a feel-enabled steering wheel for which Logitech paid us approximately $159,000. Pursuant to the license agreement, Logitech is required to pay us a royalty of 5% of the revenue it receives when it sells a gaming product incorporating our technology to third parties. If Logitech ships more than 100,000 units in a single year without a modification in technical specifications, the royalty for that product will be reduced by 0.66% for the following year. If Logitech ships more than 200,000 units in subsequent years without a modification in technical specifications, the royalty will be reduced in each subsequent year by a further 0.66%. However, the royalty rate may not drop below 3%. We did not derive any royalty revenue from the license agreement in 1997. We derived royalty revenue of $249,000 in 1998 and $552,000 in the nine months ended September 30, 1999 under the license agreement. Other terms of the license agreement include the following:



     - The term of the license agreement extends until the end of the life of the licensed patents. Currently, the life of the last to expire of these patents continues until 2016.



     - Logitech will abide by our branding requirements with respect to their feel-enabled gaming products and will mark these products with our patents.



     - Each party will defend and indemnify the other against legal expenses and liability arising from claims that the indemnifying party's technology infringes a third party's copyrights, trade secrets or patents. This obligation, however, is subject to exceptions, and is limited to the greater of $500,000 or the royalties paid by Logitech to us in the 36-month period before the event giving rise to the obligation to indemnify.



     - We agree to indemnify Logitech against trademark infringement liability arising from Logitech's compliance with its branding obligations under the agreement.



     - The agreement contains a "most-favored royalties" clause that entitles Logitech to a matching royalty rate if we grant a third-party a lower royalty rate than that being paid by Logitech for feel-enabled products having functionality similar to the Logitech products. This provision would not apply, however, if a portion of the consideration we receive from that third-party consists of a cross-license under the third-party's patents.



     - The agreement prohibits either party from recovering from the other party lost profit damages, or special, indirect, incidental or consequential damages, arising from the agreement. Except for damages based on the parties' indemnification obligations with respect to a third-party's copyrights, trade secrets or patents, it also limits the parties' liability to one another to no more than $1.0 million.



     In April 1998, we entered into a royalty-based license agreement and a technology product development agreement with Logitech. Pursuant to the technology product development agreement, we provided Logitech consulting services with respect to the development of a feel-enabled mouse for which Logitech paid us approximately $351,000. Under the development agreement, we also agreed that we would not enable a third-party to ship a similar feel-enabled mouse product until October 23, 1999. Pursuant to the license agreement, we granted Logitech an irrevocable, non-exclusive, worldwide license to technology incorporated by Logitech into a feel-enabled mouse product. Pursuant to the license agreement, Logitech is required to pay us a royalty of 5% of the revenue it receives from the sale of feel-enabled mouse products. For the nine months ended September 30, 1999, we have not derived any royalty revenue from the license agreement. Other terms of the license agreement include the following:



     - The term of the license agreement extends until the end of the life of the licensed patents. Currently, the life of the last to expire of these patents continues until 2016.



     - Logitech will abide by our branding requirements with respect to their feel-enabled mouse products and will mark these products with our patents.



     - Each party will defend and indemnify the other against legal expenses and liability arising from claims that the indemnifying party's technology infringes a third party's copyrights, trade secrets or patents. This obligation, however, is subject to exceptions, and is further limited to the greater of $500,000 or the royalties paid by Logitech to us in the 36-month period preceding the event giving rise to the obligation to indemnify.

     - We agree to indemnify Logitech against trademark infringement liability arising from Logitech's compliance with its branding obligations under the agreement.



     - The agreement contains a "most-favored royalties" clause which entitles Logitech to a matching royalty rate if we grant a third-party a lower royalty rate than that being paid by Logitech for a feel-enabled mouse having similar functionality to the Logitech product. This provision would not apply, however, if a portion of the consideration we receive from such a third-party consists of a cross-license under the third-party's patents.



     - The agreement prohibits either party from recovering from the other party lost profit damages, or special, indirect, incidental or consequential damages, arising from the agreement. Except for damages based on the parties' indemnification obligations with respect to a third-party's copyrights, trade secrets or patents, it also limits the parties' liability to one another to no more than $1.0 million.



     We currently anticipate signing a co-marketing agreement with Logitech in the fourth quarter of 1999 in which we would agree to assist Logitech with the launch and promotion of its feel-enabled mice. Under the terms of the proposed agreement, for a period of five calendar quarters, beginning in the first calendar quarter of 2000, we would reimburse Logitech for certain marketing related expenses not to exceed $200,000 per quarter. Only third-party marketing services that are targeted at promoting Logitech's feel-enabled mice would be eligible for reimbursement. In addition, all promotional activities would have to be approved by us in advance. In order to remain eligible for reimbursement, Logitech would have to include our brand and slogan on all its marketing materials that reference feel-enabled functionality or products, and commit to other conditions regarding its feel-enabled mice.



     Directed Share Program. We currently anticipate that up to 250,000 shares of common stock may be sold at the initial public offering price to friends and relatives of our employees, employees, consultants, directors and other persons with business relationships to us.



     MicroScribe Agreements. On July 1, 1997, we formed MicroScribe. In July 1997, we entered into an exchange agreement, a patent license agreement and an intellectual property license agreement with MicroScribe LLC. MicroScribe LLC is a privately-held limited liability company with two types of outstanding membership interests -- class 1 membership interests and class 2 membership interests. Pursuant to the exchange agreement and the patent license agreement, we assigned our patents and associated intellectual property relating to three-dimensional digitizing products and the Pin Point arm, a medical device used for image-guided biopsies whose design is based on our three-dimensional digitizing product, to MicroScribe in exchange for a worldwide, royalty-free, exclusive, irrevocable license and all of the class 1 membership interests and class 2 membership interests in MicroScribe. We retained the class 1 membership interest and distributed the class 2 membership interests to stockholders of our company in a one-time distribution based on their proportionate share ownership in our company at the time of the distribution. There are no membership interests in MicroScribe LLC other than the class 1 and class 2 membership interests. MicroScribe LLC has not issued any additional membership interests other than the initial issuance of the class 1 and class 2 membership interests to us. Accordingly, stockholders who have acquired shares of our company after the one-time distribution do not own any membership interests in MicroScribe. The following table presents information regarding the percentage interest in

MicroScribe of each director, officer and 5% stockholder and each member of the immediate family of such director, officer and 5% stockholder.



                                                                PERCENTAGE INTEREST
                 NAME OF BENEFICIAL HOLDER                      OWNED IN MICROSCRIBE
                 -------------------------                      --------------------
5% STOCKHOLDER
Cybernet Systems Corporation................................              --%
Intel Corporation...........................................             5.9
Timothy Lacey...............................................           10.78
Bruce Paul..................................................            5.13
DIRECTOR AND EXECUTIVE OFFICER
Steven Blank................................................             1.0
Kenneth Martin..............................................             2.0
J. Stuart Mitchell..........................................              --
Louis Rosenberg, Ph.D.......................................           25.94
Jonathan Rubinstein.........................................              --
Jennifer Saffo..............................................              --
Bruce Schena................................................            8.56
Victor Viegas...............................................              --
IMMEDIATE FAMILY OF 5% STOCKHOLDER, DIRECTOR AND OFFICER
Max and Helen Johnston......................................             .36
Patrick Lacey...............................................             .29
Patrick and Nina Lacey......................................             .29
Nellie Lacey................................................             .08
Bruce Paul, custodian for Jason Paul........................             .39
Bruce Paul, custodian for Joanna Paul.......................             .79
Bruce Paul, custodian for Matthew Paul......................             .79
Bruce Paul, custodian for Ryan Paul.........................             .39
Arlene Paul.................................................             .39
Arthur and Marilynn Rosenberg...............................             .79
Arthur Rosenberg............................................             .32
Marilynn Rosenberg..........................................             .21



     The total distribution paid to these persons pursuant to their percentage interests owned in MicroScribe in 1999 was approximately $55,500.



     MicroScribe's sole business is the licensing of its patents and associated intellectual property to us. Distributable cash from its licensing activities is distributed 99% to the class 2 members and 1% to us, as the sole class 1 member. Pursuant to the terms of the license agreement, MicroScribe granted us rights to use intellectual property of MicroScribe for the development and distribution of three-dimensional digitizing products. Under the intellectual property license agreement, we pay MicroScribe a formula-based royalty that varies between 5% and 10% of the net receipts we receive from selling products incorporating MicroScribe technology. We paid MicroScribe $116,000 in 1998 and $99,000 for the nine months ended September 30, 1999. The agreement, which has a term of ten years and is scheduled to expire in 2007, also provides that beginning in 2002 the royalty rate will be set at 10% for the remainder of the license term. Products for which we currently pay MicroScribe a royalty include our MicroScribe-3D digitizing product and the PinPoint arm, a medical device used for image-guided biopsies whose design is based upon the MicroScribe-3D. The agreement also requires MicroScribe to indemnify us against claims that the technology it has delivered to us infringes a third party's intellectual property rights.


     Cybernet Agreements. In March 1999, we acquired patents and in-process technology from Cybernet Systems Corporation in exchange for 1,291,200 shares of our common stock. In addition, we entered into a consulting services agreement with Cybernet, under which we issued Cybernet a warrant to purchase 322,800 shares of common stock at an exercise price of $3.66 and agreed to pay Cybernet $300,000. We paid $150,000 of this amount in March 1999 and must pay $75,000 in January 2000 and $75,000 in January 2001. In connection with this acquisition and consulting arrangement, we agreed to provide Cybernet with registration rights with respect to their common stock and the common stock issuable upon exercise of this warrant. As a result of these transactions, Cybernet is a holder of more than 10% of our capital stock.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of the 4,250,000 shares of common stock offered by us, by:

     - each stockholder known by us to beneficially own more than five percent of our common stock;

     - each of the executive officers listed in our summary compensation table on page 48;

     - each director; and

     - all executive officers and directors as a group.

                                                    SHARES OF
                                                   COMMON STOCK
                                                   BENEFICIALLY       PERCENTAGE OF COMMON STOCK
                                                      OWNED               BENEFICIALLY OWNED
                                                   ------------    ---------------------------------
            NAME OF BENEFICIAL OWNER                  NUMBER       BEFORE OFFERING    AFTER OFFERING
            ------------------------               ------------    ---------------    --------------
5% STOCKHOLDERS
Cybernet Systems Corporation.....................   1,557,510           13.5%               9.9%
  727 Airport Boulevard
  Ann Arbor, Michigan 48108-1639
Logitech International S.A. .....................   1,197,329           10.7                7.8
  6505 Kaiser Drive
  Fremont, California 94555-3615
Timothy Lacey....................................   1,083,821            9.5                6.6
  c/o Immersion Corporation
  2158 Paragon Drive
  San Jose, California 95131
Intel Corporation................................     789,578            7.0                5.1
  2200 Mission College Boulevard
  M&A Portfolio Manager, RN 6-46
  Santa Clara, California 95052
Bruce Paul.......................................     781,781            6.9                5.0
  One Hampton Road
  Purchase, NY 10577
EXECUTIVE OFFICERS AND DIRECTORS
Louis Rosenberg, Ph.D. ..........................   2,543,408           20.8               15.4
Bruce Schena.....................................     869,475            7.5                5.5
Steven Blank.....................................     146,093            1.3                0.9
Jonathan Rubinstein..............................      14,795            0.1                0.1
All executive officers and directors as a group
  (8 persons)....................................   3,776,656           29.5               22.1

     Heidi Jacobus, the principal stockholder of Cybernet Systems Corporation, and Charles Jacobus constitute a majority of the board of directors of Cybernet Systems Corporation and exercise dispositive and voting power on behalf of Cybernet Systems Corporation. Logitech International S.A. is a large public company managed by its board of directors consisting of Mr. Daniel V. Borel, also a principal stockholder of Logitech, Mr. Guerrino De Luca, Mr. Kwong Soon Chay, Mr. Pier Carlo Falotti, Mr. Jean-Louis Gassee and Mr. Frank Gill.

     As of September 30, 1999, there were 11,191,856 shares of common stock outstanding, assuming conversion of all shares of preferred stock into common stock. Following completion of this offering, there will be 15,441,856 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option. The column that shows the percentage of shares outstanding after the offering assumes that the underwriters' over-allotment option is not exercised.


     If the over-allotment option is exercised in full, we will sell an additional 223,736 shares of common stock and selling stockholders will sell a total of 413,764 shares of common stock. The following table presents information regarding the beneficial ownership of our common stock as of September 30, 1999, assuming the exercise of the over-allotment option in full, as adjusted to reflect the sale of common stock offered by each selling stockholder:


                                                 SHARES OF COMMON STOCK     SHARES OF COMMON STOCK
                                                   BENEFICIALLY OWNED         BENEFICIALLY OWNED
                                                     BEFORE OFFERING            AFTER OFFERING
                                                 -----------------------   ------------------------
           NAME OF BENEFICIAL OWNER               NUMBER      PERCENTAGE     NUMBER      PERCENTAGE
           ------------------------              ---------    ----------   ----------    ----------
Adam C. Braun..................................    145,687        1.3%        141,652        0.9%
C. Gordon Bell Revocable Trust.................     53,802        0.5          38,802        0.2
Dean Chang, Ph.D...............................    128,639        1.1         120,639        0.8
Cybernet Systems Corporation...................  1,557,510       13.5       1,396,110        8.7
Craig H. Factor................................    150,550        1.3         142,480        0.9
Christopher J. Hasser..........................     85,783        0.8          85,218        0.5
Patrick H. and Nina J. Lacey...................     30,262        0.3          22,192        0.1
Timothy Lacey..................................  1,083,821        9.5       1,043,512        6.6
Kenneth Martin.................................    202,885        1.8         194,815        1.2
Nicholas Palevsky..............................     20,175        0.2               0        0.0
Arthur and Marilyn Rosenberg...................     85,541        0.8          73,541        0.5
Louis Rosenberg, Ph.D. ........................  2,543,408       20.8       2,423,408       14.5
Bruce M. Schena................................    869,475        7.5         861,405        5.4


     Beneficial ownership is determined under the rules of the Securities and Exchange Commission. All of the shares of common stock subject to options currently exercisable or exercisable within 60 days after September 30, 1999 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the number of shares beneficially owned by and the percentage of ownership of that person. They are not, however, treated as outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Except where indicated and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


     Shares listed as held by Cybernet consist of 1,246,008 shares and 311,502 shares issuable upon exercise of warrants exercisable within 60 days of September 30, 1999.

     Shares listed as held by Timothy Lacey consist of 881,153 shares and 202,668 shares issuable upon exercise of options within 60 days of September 30, 1999.

     Shares listed as held by Intel consist of 698,387 shares and 91,191 shares issuable upon exercise of warrants exercisable within 60 days of September 30, 1999.

     Shares listed as held by Bruce Paul include 467,051 shares and 72,630 shares issuable upon exercise of warrants exercisable within 60 days of September 30, 1999. In addition, Mr. Paul's shares include 242,100 shares held by Mr. Paul as custodian for his minor children under the California Uniform Transfers to Minors Act. Mr. Paul disclaims beneficial ownership of these shares.

     Shares listed as held by executive officers, directors and selling stockholders listed in the tables above include shares subject to options exercisable within 60 days of September 30, 1999 as follows:

SHARES SUBJECT TO OPTIONS HELD BY
EXECUTIVE OFFICERS AND DIRECTORS
             ---------------------------------
Louis Rosenberg, Ph.D.......................................    1,044,408
Bruce M. Schena.............................................      432,718
Steven Blank................................................       61,358
Jonathan Rubinstein.........................................        6,725
All directors and executive officers as a group (8
  persons)..................................................    1,624,523
SHARES SUBJECT TO OPTIONS HELD BY
SELLING STOCKHOLDERS
------------------------------------------------------------
Adam C. Braun...............................................       46,352
C. Gordon Bell Revocable Trust..............................       20,175
Dean Chang, Ph.D............................................       60,851
Craig H. Factor.............................................       75,002
Christopher J. Hasser.......................................       10,230
Timothy Lacey...............................................      202,668
Kenneth Martin..............................................       79,314
Louis Rosenberg, Ph.D.......................................    1,044,408
Bruce M. Schena.............................................      432,718

     In addition, Mr. Schena's shares include 2,734 shares held by Rita Schena, as custodian for Mr. Schena's minor child under the California uniform transfers to minors act. Mr. Schena disclaims beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The following summary of provisions of the common stock and preferred stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws and by the provisions of applicable law.


COMMON STOCK

     As of September 30, 1999, there were 11,191,856 shares of common stock outstanding held by approximately 108 stockholders of record. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that the board from time to time may determine in its sole discretion. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. If we liquidate, dissolve or wind-up our business, the holders of common stock would be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering upon payment will be, duly and validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock, that we may issue in the future.

PREFERRED STOCK


     In connection with our reincorporation in the state of Delaware, all outstanding shares of preferred stock were converted into an aggregate of 5,131,100 shares of common stock, and 5,000,000 shares of undesignated preferred stock were authorized for issuance. Our board of directors has the authority, without further action by the stockholders, to issue this undesignated preferred stock in one or more series. In addition, the board may:


     - fix the designations, powers, preferences, privileges and relative participating, optional or special rights of this preferred stock; and

     - set the qualifications, limitations or restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

     Any or all of these rights may be greater than the rights of the common stock. As a result, the board of directors, without stockholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Some of our stockholders have registration rights under the Securities Act.

     Piggyback Registration. If we elect to register any of our shares of stock for an underwritten public offering, the holders of 4,505,589 shares of our common stock and 402,693 shares of common stock issuable upon exercise of warrants, or their permitted transferees, will be entitled to include their securities in the registration, subject to the ability of underwriters to limit the number of shares included in the offering.

     Form S-3 Registration. If we qualify for registration on Form S-3, holders of 2,240,707 shares of our common stock and 91,191 shares of common stock issuable upon exercise of warrants, or their permitted transferees, may request that we register these securities on Form S-3, provided that at least 121,050 shares are to be registered.

     Demand Registration. The holders of 2,240,707 shares of our common stock and 91,191 shares of common stock issuable upon exercise of warrants, or their permitted transferees, upon the vote of 50% of these securities, may demand on two occasions that we file a registration statement for an underwritten public offering covering some or all of these securities. The underwriters may reduce the number of shares proposed to be registered in view of market conditions.

     We will pay all expenses in connection with any of these registrations, other than underwriting discounts, fees or commissions or fees of legal counsel for the holders.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or other means, or the removal of incumbent officers and directors. We expect these provisions to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

     We are subject to section 203 of the Delaware General Corporation Law. This provision generally prohibits any Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

     - prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

     - on or following that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines a business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

     Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with each class serving a three-year term. The term of the first class of directors expires at the 2000 annual meeting. The term of the second class expires at the 2001 annual meeting. The term of the third class expires at the 2002 annual meeting.

     We believe that a classified board of directors will help to assure the continuity and stability of the board of directors and our business strategies and policies as determined by the board of directors, since a majority of the directors at any given time will have had prior experience as directors of our company. We believe that this, in turn, will permit the board of directors to represent the interests of stockholders more effectively.

     With a classified board of directors, at least two annual meetings of stockholders will generally be required to effect a change in the majority of the board of directors. As a result, a classified board of directors may discourage proxy contests for the election of directors or purchases of a substantial block of our common stock because it could prevent obtaining control of the board of directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or attempting to obtain control of our company in some other manner. Under the Delaware General Corporation Law, a director on a classified board may be removed by the stockholders of the corporation only for cause. Our certificate of incorporation does not provide for cumulative voting in the election of directors. The amendment of the provisions relating to the classified board requires approval by 66 2/3% or more of the outstanding common stock.

     Further, provisions of our certificate of incorporation and bylaws prevent our stockholders from taking action by means of written consent and require our stockholders to provide advance notice before nominating directors and bringing stockholder proposals.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this initial public offering, there has not been a public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the trading price of the common stock.

     Upon completion of this offering, we will have outstanding 15,441,856 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants to purchase common stock subsequent to September 30, 1999. Of these shares, the 4,250,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act, whose sales would be subject to the limitations and restrictions described below.

     The remaining 11,191,856 shares of common stock outstanding upon completion of this offering will be "restricted securities" as defined in Rule 144. These securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Sales of these restricted securities in the public market, or the availability of these shares for sale, could adversely affect the trading price of our common stock.

     The number of restricted securities that will be available for sale in the public market, subject in some cases to the volume limitations and other restrictions of Rule 144, will be as follows:

     - no shares will be eligible for immediate sale as of the date of this prospectus;

     - approximately 11,113,678 additional shares will be eligible for sale beginning 181 days after the date of this prospectus pursuant to Rules 144 and 701 upon expiration of the lock-up agreements; and

     - approximately 78,178 shares will be eligible for sale beginning July
       2000.

     Following the completion of this offering, warrants to purchase 498,593 shares will be outstanding, which, if exercised pursuant to net-exercise provisions, would be immediately salable without restriction upon the expiration of the 180 day lock-up period.

     Lock-up Agreements. All of our officers and directors and substantially all of our stockholders have signed lock-up agreements that prohibit them from offering, selling or otherwise disposing of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them without the prior written consent of Hambrecht & Quist LLC during the 180-day period following date of this prospectus. Hambrecht & Quist LLC may choose to release some of these shares from these restrictions prior to the expiration of this 180-day period, although it has no current intention to do so.

     Rule 144. In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except our affiliates, would be entitled to sell within any three-month period a number of shares not to exceed the greater of:

     - one percent of the number of outstanding shares of our common stock, which will equal approximately 154,418 shares immediately after this offering, or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to certain manner-of-sale and notice requirements, as well as to the availability of current public information about us.

     Rule 144(k). Under Rule 144(k), a person who has not been considered our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except our affiliates, is entitled to sell these shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701. Shares issued upon exercise of options granted by us prior to the date of this prospectus will be available for sale in the public market under Rule 701 of the Securities Act. Rule 701 permits resales of these shares in reliance upon Rule 144 but without compliance with various restrictions, including the holding period requirement, imposed under Rule 144.

     Stock Options. We have reserved a total of 6,491,975 shares of common stock for issuance pursuant to our stock option plans and our stock purchase plan. As of September 30, 1999, options to purchase a total of 4,379,465 shares of common stock were outstanding under our stock option plans. We intend to file registration statements on Form S-8 under the Securities Act approximately 180 days after the date of this prospectus to register a total of 6,895,058 shares of common stock outstanding and reserved for issuance under the stock option plans and the purchase plan. Shares of common stock issued under these plans after the filing of the registration statement will be freely tradable in the public market, subject to the Rule 144 limitations in the case of our affiliates, the lock-up agreements and vesting restrictions imposed by us.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Hambrecht & Quist LLC, Bear, Stearns & Co. Inc. and BancBoston Robertson Stephens Inc., have severally agreed to purchase from us the following respective numbers of shares of our common stock:


                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Hambrecht & Quist LLC.......................................  1,665,000
Bear, Stearns & Co. Inc. ...................................    832,500
BancBoston Robertson Stephens Inc. .........................    832,500
Banc of America Securities LLC..............................     80,000
Deutsche Banc Securities Inc................................     80,000
Goldman, Sachs & Co. .......................................     80,000
Morgan Stanley & Co. Incorporated...........................     80,000
Charles Schwab & Co., Inc. .................................     80,000
S.G. Cowen Securities Corporation...........................     80,000
Warburg Dillon Read LLC.....................................     80,000
Chatsworth Securities LLC...................................     40,000
E*Offering Corp. ...........................................     40,000
First Southwest Company.....................................     40,000
Gerard Klauer Mattison & Co., LLC...........................     40,000
Needham & Company, Inc. ....................................     40,000
Raymond James & Associates, Inc. ...........................     40,000
Stephens Inc. ..............................................     40,000
C. E. Unterberg, Towbin.....................................     40,000
Wit Capital Corporation.....................................     40,000
                                                              ---------
Total.......................................................  4,250,000
                                                              =========


     The underwriting agreement provides that the obligations of the underwriters are subject to conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The nature of the underwriters' obligations requires that they purchase all shares of common stock offered in this offering if they purchase any of the shares in this offering.


     The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.60 per share. The underwriters may allow and the dealers may reallow a concession not in excess of $0.10 per share to other dealers. After the public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.


     We and certain selling stockholders have granted to the underwriters an option, exercisable no later than 30 days after the effective date of this offering, to purchase up to 637,500 additional shares of common stock at the initial public offering price, less the underwriting discount and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase approximately the same percentage that the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered in this offering. We and the selling stockholders will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of common stock offered in this offering.

     The following table shows the per share and total public offering price, the underwriting discount and commissions and the proceeds before expenses to us.


                                                                               TOTAL
                                                                     --------------------------
                                                                       WITHOUT         WITH
                                                                        OVER-          OVER-
                                                                      ALLOTMENT      ALLOTMENT
                                                        PER SHARE      OPTION         OPTION
                                                        ---------    -----------    -----------
Public offering price.................................    12.00       51,000,000     58,650,000
Underwriting discount and commissions.................      .84        3,570,000      4,105,500
Proceeds, before expenses, to Immersion...............    11.16       47,430,000     54,544,500


     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.


     At our request, the underwriters have reserved up to 250,000 shares of common stock to be sold in the offering and offered for sale, at the public offering price, to friends and relatives of employees, employees, consultants, directors and other persons with business relationships to us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.


     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We and, if the underwriters' over-allotment option is exercised, the selling stockholders, have agreed to indemnify the underwriters against liabilities connected to this offering, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

     Substantially all of our stockholders, including all of our executive officers and directors and the selling stockholders, who will own in the aggregate 11,191,856 shares of common stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted before the date of this prospectus, and may grant additional options under our stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, the additional options will not be exercisable during the 180-day period.


     Before this offering, there has been no public market for our shares. The initial public offering price was negotiated among us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of management and the consideration of the above factors in relation to market valuations of companies in related businesses.



     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol IMMR.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

                                 LEGAL MATTERS

     Gray Cary Ware & Freidenrich LLP, Palo Alto, California will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Fenwick & West LLP, Palo Alto, California will pass upon legal matters for the underwriters.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte and Touche LLP, independent auditors, as stated in their reports appearing in this prospectus and elsewhere in the registration statement, and have been so included in reliance upon the reports of that firm given upon their authority as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Some of that information is contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and our common stock being offered by this prospectus, please see the registration statement and related exhibits. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each document filed with the Securities and Exchange Commission as an exhibit to the registration statement, please see the exhibit for a more complete description of the matter involved. The registration statement, and related exhibits may be inspected without charge at the principal office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from the Securities and Exchange Commission's public reference rooms at the same location and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 5000 West Madison Street, Chicago, Illinois 60661 upon payment of the fees prescribed by them. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with them. The address of that web site is http://www.sec.gov.

                             IMMERSION CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
and September 30, 1999......................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998 and the nine months ended
  September 30, 1998 and 1999 (unaudited)...................  F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Loss for the years ended December 31, 1996,
  1997 and 1998 and the nine months ended September 30, 1999
  (unaudited)...............................................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998 and the nine months ended
  September 30, 1998 and 1999 (unaudited)...................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Immersion Corporation:

     We have audited the accompanying consolidated balance sheets of Immersion Corporation and its subsidiary (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Immersion Corporation and its subsidiary at December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
October 20, 1999
(November 3, 1999 as to Note 14)

                             IMMERSION CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                            DECEMBER 31,                       PRO FORMA
                                                          ----------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                           1997     1998         1999            1999
                                                          ------   -------   -------------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
Current assets:
Cash and cash equivalents...............................  $  490   $ 2,592      $ 3,798
  Short-term investments................................   1,212       402           --
  Accounts receivable (net of allowances for doubtful
    accounts of: 1997, $38; 1998, $92; and 1999,
    $118)...............................................     519     1,111          841
  Inventories...........................................     295       481          606
  Prepaid expenses and other assets.....................      49        99          651
                                                          ------   -------      -------
         Total current assets...........................   2,565     4,685        5,896
Property--net...........................................     334       329          426
Purchased patents and technology........................      --       945        4,774
Other assets............................................       1        --          839
                                                          ------   -------      -------
         Total assets...................................  $2,900   $ 5,959      $11,935
                                                          ======   =======      =======
               LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................  $  288   $   410      $   763
  Accrued compensation..................................     125       171          319
  Other accrued liabilities.............................       5        82          268
  Deferred revenue......................................      --        --        1,876
  Customer advances.....................................      64        46           47
  Income taxes payable..................................       3         1            1
                                                          ------   -------      -------
         Total current liabilities......................     485       710        3,274
                                                          ------   -------      -------
Commitments and contingencies (Notes 6 and 13)
Redeemable convertible preferred stock, Series C--$0.001
  par value; 863,778 shares designated; shares issued
  and outstanding: 1997, 864,642; 1998 and 1999,
  863,771; pro forma, none (liquidation preference
  $1,500,005)...........................................   1,471     1,476        1,481
                                                          ------   -------      -------
Stockholders' equity:
  Convertible preferred stock, $0.001 par value;
    authorized, 10,215,716 shares actual; pro forma,
    5,000,000:
    Series A--$0.001 par value; 2,495,648 shares
      designated; shares issued and outstanding: 1997,
      2,465,384; 1998 and 1999, 2,495,644; pro forma,
      none (liquidation preference $244,400)............     976     1,012        1,012
    Series B--$0.001 par value; 467,390 shares
      designated; shares issued and outstanding: 1997,
      396,778; 1998 and 1999, 394,757; pro forma, none
      (liquidation preference $590,004).................     569       566          566
    Series D--$0.001 par value; 1,388,901 shares
      designated; shares issued and outstanding: 1997,
      none; 1998 and 1999, 1,376,928; pro forma, none
      (liquidation preference $5,750,002)...............      --     5,377        5,377
  Common stock--$0.001 par value; 100,000,000 shares
    authorized, actual and pro forma; shares issued and
    outstanding: 1997, 3,418,495; 1998, 4,164,231; 1999,
    6,060,756; pro forma, 11,191,856....................      57       961        8,575         $17,011
  Warrants..............................................      33        85          893             893
  Deferred stock compensation...........................      --        --       (1,287)         (1,287)
  Accumulated other comprehensive loss..................       2         1           --              --
  Note receivable from stockholder......................      --       (17)         (17)            (17)
  Accumulated deficit...................................    (693)   (4,212)      (7,939)         (7,939)
                                                          ------   -------      -------         -------
         Total stockholders' equity.....................     944     3,773        7,180         $ 8,661
                                                          ------   -------      -------         =======
Total liabilities, redeemable convertible preferred
  stock and stockholders' equity........................  $2,900   $ 5,959      $11,935
                                                          ======   =======      =======

                See notes to consolidated financial statements.

                             IMMERSION CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED                  NINE MONTHS
                                                    DECEMBER 31,             ENDED SEPTEMBER 30,
                                              -------------------------   -------------------------
                                               1996     1997     1998        1998          1999
                                              ------   ------   -------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Revenues:
Royalty revenue.............................  $   --   $   14   $   321     $     8       $ 1,279
  Product sales.............................   2,022    2,908     3,725       2,584         3,259
  Development contracts and other...........     715    1,410       975         816         1,047
                                              ------   ------   -------     -------       -------
          Total revenues....................   2,737    4,332     5,021       3,408         5,585
                                              ------   ------   -------     -------       -------
Costs and expenses:
  Cost of product sales.....................     947    1,186     1,507       1,072         1,451
  Sales and marketing.......................     422      658       656         536         1,040
  Research and development..................     710    1,515     1,817       1,278         1,593
  General and administrative................     766    1,550     2,677       2,025         3,255
  Amortization of intangibles and deferred
     stock compensation.....................       1       --       211          50           870
  In-process research and development.......      --       --        --          --         1,190
                                              ------   ------   -------     -------       -------
          Total costs and expenses..........   2,846    4,909     6,868       4,961         9,399
                                              ------   ------   -------     -------       -------
Operating loss..............................    (109)    (577)   (1,847)     (1,553)       (3,814)
Other income................................      28       50       174         135            92
                                              ------   ------   -------     -------       -------
Net loss....................................     (81)    (527)   (1,673)     (1,418)       (3,722)
Redeemable convertible preferred stock
  accretion.................................      --        3         6           5             5
                                              ------   ------   -------     -------       -------
Net loss applicable to common
  stockholders..............................  $  (81)  $ (530)  $(1,679)    $(1,423)      $(3,727)
                                              ======   ======   =======     =======       =======
Basic and diluted net loss per share........  $(0.03)  $(0.17)  $ (0.43)    $ (0.37)      $ (0.71)
                                              ======   ======   =======     =======       =======
Shares used in calculating basic and diluted
  net loss per share........................   2,825    3,162     3,909       3,876         5,234
                                              ======   ======   =======     =======       =======
Pro forma basic and diluted net loss per
  share
  (Note 1)..................................                    $ (0.19)                  $ (0.36)
                                                                =======                   =======
Shares used in calculating pro forma basic
  and diluted net loss per share (Note 1)...                      8,630                    10,365
                                                                =======                   =======

                See notes to consolidated financial statements.

                             IMMERSION CORPORATION

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          CONVERTIBLE                                                       ACCUMULATED
                                        PREFERRED STOCK        COMMON STOCK                   DEFERRED         OTHER
                                       ------------------   ------------------                 STOCK       COMPREHENSIVE
                                        SHARES     AMOUNT    SHARES     AMOUNT   WARRANTS   COMPENSATION   INCOME (LOSS)
                                       ---------   ------   ---------   ------   --------   ------------   -------------
Balances at January 1, 1996..........  2,344,331   $ 910    3,311,334   $  28      $ 12       $    --           $15
Net loss.............................
 Change in net unrealized gains from
   short-term investments............                                                                           (10)
 Comprehensive loss..................
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $21......................    396,778     569                             21
 Issuance of warrant.................                 (6)                             6
 Collection of stockholder note
   receivable........................
 Exercise of stock options...........                           2,017      --
 Stock compensation..................                                       1
                                       ---------   ------   ---------   ------     ----       -------           ---
Balances at December 31, 1996........  2,741,109   1,473    3,313,351      29        39            --             5
 Net loss............................
 Change in net unrealized gains from
   short-term investments............                                                                            (3)
 Comprehensive loss..................
 Issuance of warrants in connection
   with issuance of Series C
   redeemable convertible preferred
   stock.............................                                                 6
 Exercise of Series A preferred stock
   warrant...........................    121,050      72                            (12)
 Exercise of stock options...........                         105,144      23
 Issuance of stock options for
   license agreement.................                                       5
 Preferred stock accretion...........
                                       ---------   ------   ---------   ------     ----       -------           ---
Balances at December 31, 1997........  2,862,159   1,545    3,418,495      57        33            --             2
 Net loss............................
 Change in net unrealized gains from
   short-term investments............                                                                            (1)
 Comprehensive loss..................
 Issuance of Series D convertible
   preferred stock, net of issuance
   costs of $374.....................  1,376,928   5,376                             17
 Exercise of Series A preferred stock
   warrants..........................     30,260      36                             (6)
 Exercise of common stock warrants...                          85,945       4
 Extension of Series B preferred
   stock warrants....................                                                41
 Exercise of stock options...........                       1,024,615     114
 Issuance of common stock and options
   for patents.......................                         137,190     720
 Issuance of stock options for
   consulting services...............                                      68
 Repurchase of stock.................     (2,018)     (2)    (502,014)     (2)
 Preferred stock accretion...........
                                       ---------   ------   ---------   ------     ----       -------           ---
Balances at December 31, 1998........  4,267,329   $6,955   4,164,231   $ 961      $ 85       $    --           $ 1
 Net loss*...........................
 Change in net unrealized gains from
   short-term investments*...........                                                                            (1)
 Comprehensive loss*.................
 Issuance of common stock and options
   for services*.....................                          76,665     729
 Exercise of common stock
   warrants*.........................                           7,061       1
 Warrants issued for services*.......                                               808
 Exercise of stock options*..........                         432,829     190
 Issuance of common stock and options
   for patents*......................                       1,379,970   5,092
 Issuance of stock options for
   license agreement*................                                     129
 Deferred stock compensation*........                                   1,473                  (1,473)
 Amortization of stock
   compensation*.....................                                                             186
 Preferred stock accretion*..........
                                       ---------   ------   ---------   ------     ----       -------           ---
Balances at September 30, 1999*......  4,267,329   $6,955   6,060,756   $8,575     $893       $(1,287)          $--
                                       =========   ======   =========   ======     ====       =======           ===
*(Unaudited)

                                          NOTE
                                       RECEIVABLE                                TOTAL
                                          FROM       ACCUMULATED             COMPREHENSIVE
                                       STOCKHOLDER     DEFICIT      TOTAL        LOSS
                                       -----------   -----------   -------   -------------
Balances at January 1, 1996..........     $ (6)        $   (82)    $   877
Net loss.............................                      (81)        (81)     $   (81)
 Change in net unrealized gains from
   short-term investments............                                  (10)         (10)
                                                                                -------
 Comprehensive loss..................                                           $   (91)
                                                                                =======
 Issuance of Series B convertible
   preferred stock, net of issuance
   costs of $21......................                                  590
 Issuance of warrant.................                                   --
 Collection of stockholder note
   receivable........................        6                           6
 Exercise of stock options...........                                   --
 Stock compensation..................                                    1
                                          ----         -------     -------
Balances at December 31, 1996........       --            (163)      1,383
 Net loss............................                     (527)       (527)     $  (527)
 Change in net unrealized gains from
   short-term investments............                                   (3)          (3)
                                                                                -------
 Comprehensive loss..................                                           $  (530)
                                                                                =======
 Issuance of warrants in connection
   with issuance of Series C
   redeemable convertible preferred
   stock.............................                                    6
 Exercise of Series A preferred stock
   warrant...........................                                   60
 Exercise of stock options...........                                   23
 Issuance of stock options for
   license agreement.................                                    5
 Preferred stock accretion...........                       (3)         (3)
                                          ----         -------     -------
Balances at December 31, 1997........       --            (693)        944
 Net loss............................                   (1,673)     (1,673)     $(1,673)
 Change in net unrealized gains from
   short-term investments............                                   (1)          (1)
                                                                                -------
 Comprehensive loss..................                                           $(1,674)
                                                                                =======
 Issuance of Series D convertible
   preferred stock, net of issuance
   costs of $374.....................                                5,393
 Exercise of Series A preferred stock
   warrants..........................                                   30
 Exercise of common stock warrants...                                    4
 Extension of Series B preferred
   stock warrants....................                                   41
 Exercise of stock options...........      (17)                         97
 Issuance of common stock and options
   for patents.......................                                  720
 Issuance of stock options for
   consulting services...............                                   68
 Repurchase of stock.................                   (1,840)     (1,844)
 Preferred stock accretion...........                       (6)         (6)
                                          ----         -------     -------
Balances at December 31, 1998........     $(17)        $(4,212)    $ 3,773
 Net loss*...........................                   (3,722)     (3,722)     $(3,722)
 Change in net unrealized gains from
   short-term investments*...........                                   (1)          (1)
                                                                                -------
 Comprehensive loss*.................                                           $(3,723)
                                                                                =======
 Issuance of common stock and options
   for services*.....................                                  729
 Exercise of common stock
   warrants*.........................                                    1
 Warrants issued for services*.......                                  808
 Exercise of stock options*..........                                  190
 Issuance of common stock and options
   for patents*......................                                5,092
 Issuance of stock options for
   license agreement*................                                  129
 Deferred stock compensation*........                                   --
 Amortization of stock
   compensation*.....................                                  186
 Preferred stock accretion*..........                       (5)         (5)
                                          ----         -------     -------
Balances at September 30, 1999*......     $(17)        $(7,939)    $(7,180)
                                          ====         =======     =======
*(Unaudited)

                See notes to consolidated financial statements.

                             IMMERSION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED                  NINE MONTHS
                                                                    DECEMBER 31,             ENDED SEPTEMBER 30,
                                                              -------------------------   -------------------------
                                                              1996     1997      1998        1998          1999
                                                              -----   -------   -------   -----------   -----------
                                                                                          (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................  $ (81)  $  (527)  $(1,673)    $(1,418)      $(3,722)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     44       102       142         106           131
    Amortization of intangibles.............................     --        --       211          49           676
    Amortization of deferred stock compensation.............      1        --        --          --           186
    In-process research and development.....................     --        --        --          --         1,190
    Stock and options issued for consulting services and
      other.................................................     --        --        68          36           729
    Stock options issued for license agreement..............     --         5        --          --            --
    Extension of warrants for consulting services...........     --        --        41          41            --
    Changes in assets and liabilities:
      Accounts receivable...................................   (131)     (100)     (592)       (221)          270
      Inventories...........................................    (94)      (25)     (186)        (80)         (125)
      Prepaid expenses and other assets.....................    (38)        2       (50)        (29)           40
      Accounts payable......................................     75       189       122          22           353
      Accrued liabilities...................................     14        52       123          62           334
      Deferred revenue......................................     --        --        --          --         1,876
      Customer advances.....................................     --        64       (18)        (13)            1
      Income taxes payable..................................      2         1        (2)         (1)           --
                                                              -----   -------   -------     -------       -------
        Net cash provided by (used in) operating
          activities........................................   (208)     (237)   (1,814)     (1,446)        1,939
                                                              -----   -------   -------     -------       -------
Cash flows from investing activities:
  Purchases of short-term investments.......................   (325)   (1,487)   (2,943)         --            --
  Sales and maturities of short-term investments............    399       538     3,752         974           401
  Purchases of property.....................................   (181)     (205)     (138)       (119)         (228)
  Purchase of patents and technology........................     --        --      (434)       (420)         (150)
  Other assets..............................................     --        --        --          --          (947)
                                                              -----   -------   -------     -------       -------
        Net cash provided by (used in) investing
          activities........................................   (107)   (1,154)      237         435          (924)
                                                              -----   -------   -------     -------       -------
Cash flows from financing activities:
  Issuance of Series D convertible preferred stock and
    warrants, net...........................................     --        --     5,393       5,393            --
  Issuance of Series C redeemable convertible preferred
    stock, net..............................................     --     1,474        (1)         (1)           --
  Issuance of Series B convertible preferred stock, net.....    590        --        --          --            --
  Exercise of stock options.................................     --        23        97          91           190
  Repurchase of stock.......................................     --        --    (1,844)     (1,844)           --
  Exercise of warrants......................................     --        60        34          34             1
  Collection of stockholder note............................      6        --        --          --            --
                                                              -----   -------   -------     -------       -------
        Net cash provided by financing activities...........    596     1,557     3,679       3,673           191
                                                              -----   -------   -------     -------       -------
Net increase (decrease) in cash and cash equivalents........    281       166     2,102       2,662         1,206
Cash and cash equivalents:
  Beginning of year.........................................     43       324       490         490         2,592
                                                              -----   -------   -------     -------       -------
  End of year...............................................  $ 324   $   490   $ 2,592     $ 3,152       $ 3,798
                                                              =====   =======   =======     =======       =======
Supplemental disclosure of cash flow information -
  Cash paid for taxes.......................................  $  --   $    12   $     1     $     1       $     1
                                                              =====   =======   =======     =======       =======
Noncash activities:
  Change in net unrealized gains from short-term
    investments.............................................  $ (10)  $    (3)  $    (1)    $    --       $     1
                                                              =====   =======   =======     =======       =======
  Issuance of equity instruments for patents, technology and
    licenses................................................  $  --   $    --   $   720     $   617       $ 5,221
                                                              =====   =======   =======     =======       =======
  Issuance of warrants......................................  $  --   $     6   $    --     $    --       $   808
                                                              =====   =======   =======     =======       =======
  Accretion of redeemable preferred stock...................  $  --   $     3   $     6     $     5       $     5
                                                              =====   =======   =======     =======       =======
  Exercise of stock option for note receivable..............  $  --   $    --   $    17     $    17       $    --
                                                              =====   =======   =======     =======       =======

                See notes to consolidated financial statements.

                             IMMERSION CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

     Description of Business--Immersion Corporation was originally incorporated in May 1993 in California and provides technologies that enable users to interact with computers using their sense of touch.

     Principles of Consolidation--The consolidated financial statements include the accounts of Immersion Corporation and its wholly-owned subsidiary (the "Company"). All intercompany transactions and balances have been eliminated in consolidation.

     Cash Equivalents--The Company considers all highly liquid debt or equity instruments purchased with an original maturity at the date of purchase of 90 days or less to be cash equivalents.

     Short-Term Investments--Short-term investments consist primarily of highly liquid debt instruments purchased with an original maturity at the date of purchase of greater than 90 days and investments in mutual funds. Short-term investments are classified as available for sale securities and are stated at market value with unrealized gains and losses reported as a component of accumulated other comprehensive loss within stockholders' equity.

     Inventories--Inventories are stated at the lower of cost (first-in, first-out basis) or market.

     Property--Property is stated at cost and is depreciated using the straight-line method over the estimated useful life of the related asset. The estimated useful lives are as follows:

Computer equipment................................  3 years
Machinery and equipment...........................  5 years
Furniture and fixtures............................  5 years

     Leasehold improvements are amortized over the shorter of the lease term or their useful life.

     Purchased Patents and Technology--Purchased patents and technology are stated at cost and are amortized over the shorter of the remaining life of the patent or the estimated useful life of the technology, generally nine years. Accumulated amortization was none, $221,000 and $568,000 at December 31, 1997 and 1998 and September 30, 1999, respectively.

     Long-Lived Assets--The Company reviews for the impairment of a long-lived asset whenever events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

     Product Warranty--The Company sells the majority of its products with warranties ranging from three to 12 months. Historically, warranty-related costs have been immaterial.

     Note Receivable from Stockholder--The note receivable from stockholder was issued in exchange for common stock, bears interest at 5.39% per annum and is due March 2001.

     Revenue Recognition--Revenues from product sales are recorded upon shipment. Revenues from development contracts with the U.S. Government and other commercial customers are derived from either fixed price or reimbursement of costs contracts. Contract revenues are recognized

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)


under the cost-to-cost percentage-of-completion accounting method based on the actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract. Losses on contracts are recognized when determined. Revisions in estimates are reflected in the period in which the conditions become known. Allowable fees under cost-reimbursement contracts are recognized as costs are incurred. The Company recognizes royalty revenue based on royalty reports or related information received from the licensee. Advance payments under license agreements that also require the Company to provide future services to the licensee are deferred and recognized over the service period when vendor specific objective evidence related to the value of the services does not exist.


     At September 30, 1999, the Company has no obligation to repay amounts received under development contracts with the U.S. government or other commercial customers.

     Advertising--Advertising costs are expensed as incurred and included in sales and marketing expense. Advertising expense was $129,000, $164,000, $147,000 and $115,000 in 1996, 1997, 1998 and the nine months ended September 30, 1999, respectively.

     Research and Development--Research and development costs are expensed as incurred. The Company has generated revenues from development contracts with the U.S. Government and other commercial customers that have enabled it to accelerate its own product development efforts. Such development revenues have only partially funded the Company's product development activities, and the Company generally retains ownership of the products developed under these arrangements. As a result, the Company classifies all development costs related to these contracts as research and development expenses.

     Income Taxes--The Company provides for income taxes using the asset and liability approach defined by Statement of Financial Accounting Standards ("SFAS") No. 109.

     Software Development Costs--Certain of the Company's products include software. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS No 86, Computer Software to be Sold, Leased or Otherwise Marketed. The Company considers technological feasibility to be established upon completion of a working model of the software and the related hardware. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

     Stock-Based Compensation--The Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees.

     Comprehensive Income--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company adopted this statement in 1998 and has presented its total comprehensive loss in the statements of stockholders' equity. Accumulated other comprehensive loss during 1997 and 1998 and the nine months ended September 30, 1999 is comprised of unrealized gains on short-term investments of $2,000, $1,000 and none, respectively.

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     Unaudited Pro Forma Information--Upon the closing of the initial public offering, each of the outstanding shares of Series D convertible preferred stock and Series C redeemable convertible preferred stock will convert into 0.807 shares of common stock and each of the outstanding shares of Series A and Series B convertible preferred stock will convert into 4.035 shares of common stock. The pro forma balance sheet presents the Company's balance sheet as if this had occurred at September 30, 1999.

     Unaudited Interim Financial Information--The interim financial information for the nine months ended September 30, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, this unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information.

     Net Loss per Share--Basic net loss per share excludes dilution and is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

     Pro Forma Net Loss per Share--Pro forma basic and diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding shares of redeemable convertible preferred stock and convertible preferred stock.

     Use of Estimates--The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These management estimates include the allowance for doubtful accounts and the net realizable value of inventory. Actual results could differ from those estimates.

     Concentration of Credit Risks--Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents, short-term investments and accounts receivable. The Company invests primarily in mutual funds of large U.S. securities firms and debt securities of U.S. Government agencies.

     The Company sells products primarily to companies in North America, Europe and the Far East. A majority of these sales are to customers in the personal computer industry. To reduce credit risk, management performs periodic credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

     Certain Significant Risks and Uncertainties--The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a negative effect on the Company in

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

terms of its future financial position and results of operations: its ability to obtain additional financing; the mix of revenues; the loss of significant customers; fundamental changes in the technology underlying the Company's products; market acceptance of the Company's and its licensees' products under development; the availability of foundry capacity; development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product and technology development efforts; and new product or technology introductions by competitors.

     Fair Value of Financial Instruments--Financial instruments consist primarily of cash equivalents and short-term investments. Cash equivalents and short-term investments are stated at fair value based on quoted market prices.

     Recently Issued Accounting Standards--In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company currently operates in one reportable segment under SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's year ending December 31, 2001. The management believes that this statement will not have a material impact on the Company's financial position or results of operations.

     Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on net loss or stockholders' equity.

2. PURCHASED PATENTS AND TECHNOLOGY

     During 1998, the Company entered into a license agreement and acquired various patents relating to feel technology. In connection with these agreements, the Company paid $434,000, issued 137,190 shares of common stock and issued an option to purchase 242,100 shares of common stock at $3.66 per share (see Note 7). The Company has recorded the estimated fair value of the aggregate consideration of $1,154,000 as purchased patents and technology.

     In February 1999, the Company acquired certain patents and related materials pertaining to feel technology from another company in exchange for $25,000 in cash and 88,770 shares of the Company's common stock. In addition, the Company is required to issue an additional 16,140 shares of common stock to the seller if the Company is successful in obtaining either a reissue or a foreign version of at least one of the patents. The Company's stock issued in this transaction is being held in escrow until the successful reissue of at least one of the patents and the earlier to occur of five years or certain defined liquidity events of the Company (such as an initial public offering meeting specified criteria). If such conditions are not met at the end of five years and the stock is therefore still held in escrow, the seller has the right to put the shares back to the Company for $3.72 per share. The existence of the put option has the effect of increasing the value assigned to the shares issued to $3.72 per share. As a result, the estimated value of $355,000 (representing 88,770 shares at $3.72 per share plus $25,000) has been recorded as purchased patents and technology.

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     In March 1999, the Company acquired certain additional feel patents and in-process research and development from another company in exchange for 1,291,200 shares of the Company's common stock with an estimated fair value of $4,720,000. The seller has the option to put 807,000 of the shares back to the Company after five years and to require the Company to return the patents, subject to the Company's retaining a non-exclusive license to the patents. This put option expires upon an initial public offering meeting certain criteria, a sale of the Company or certain defined changes in control. The Company has included in the aggregate purchase price of the purchased patents and in-process research and development the estimated fair value of $42,000 for the put option and $45,000 of direct acquisition costs. The aggregate purchase price of $4,807,000 has been allocated $3,617,000 to purchased patents and technology and $1,190,000 to acquired in-process research and development. The purchased patents and technology are being amortized over the estimated useful life of nine years. The allocation of the purchase price to the respective intangibles was based on management's estimates of the after-tax cash flows and gave explicit consideration to the Securities and Exchange Commission's views on purchased in-process research and development as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the valuation gave consideration to the following: (i) the employment of a fair market value premise excluding any Company-specific considerations that could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets; (iii) the determination that none of the technology development had been completed at the time of acquisition; and (iv) the allocation to in-process research and development based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with these completed efforts for one generation of the products currently in process. As indicated above, the Company recorded a one-time charge of $1,190,000 upon the acquisition in March 1999 for purchased in-process research and development related to five development projects. The charge related to the portion of these products that had not reached technological feasibility, had no alternative future use and for which successful development was uncertain. Management's conclusion that the in-process development effort had no alternative future use was reached in consultation with the engineering personnel from both the Company and the seller.

     The first of these projects is a flexible force feedback development environment that allows developers to choose the level of complexity/functionality that fits their needs. At the time of acquisition, the development was 81% complete and the estimated cost to complete this development was $438,000. Management expects to complete this development of this product and begin shipping it in September 2001. The second of these projects, a three-degree-of-freedom joystick, gives the operator smooth, intuitive movement and feedback along three axes-roll, pitch and yaw-using brushless motor and encoder technology. At the time of acquisition, the development was 36% complete and the estimated cost to complete this development was $109,000. Management expects products based on this technology to become available in December 2000. The third of these projects, a six-degree-of-freedom hand controller, is a small back drivable robot that moves in six degrees of freedom, three linear positions and attitudes. At the time of acquisition, the development was 70% completed and the estimated cost to complete this development was $88,000. Management expects to complete development of this product and begin shipping it in June 2001. The fourth project is a Flight Yoke, which provides the intuitive motion and feel of an airplane control yoke. It translates in and out to control the pitch, rotates for roll control, and provides the corresponding feel along these axes of motion. At the time of acquisition, the development was 49% completed and the estimated cost to complete this development was $175,000. Management expects

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

that licensees will ship products in fiscal 2001. The fifth development project is a device that allows the user to reach inside the computer monitor and feel three-dimensional objects. At the time of acquisition, the development was 11% completed and the estimated cost to complete this development was $248,000. Management expects that the product will become available for sale in fiscal 2000.

     The Company will begin to benefit from the acquired research and development of these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition and results of operation. Significant assumptions used to determine the value of in-process research and development, include the following: (i) forecast of net cash flows that were expected to result from the development effort using projections prepared by the Company's and the seller's management;
(ii) the portion of the projects estimated by considering a number of factors, including the costs invested to date relative to total cost of the development effort and the amount of progress completed as of the acquisition date, on a technological basis, relative to the overall technological achievements required to achieve the functionality of the eventual product. The technological issues were addressed by engineering representatives from both the Company and the seller, and when estimating the value of the technology, the projected financial results of the acquired assets were estimated on a stand-alone basis without any consideration to potential synergistic benefits or "investment value" related to the acquisition. As there were no existing products acquired, separate projected cash flows were prepared for the existing and the in-process projects.

     These projected results were based on the number of units sold times the average selling price less the associated costs. After preparing the estimated cash flows from the products being developed, a portion of these cash flows were attributed to the existing technology, which was embodied in the in-process product lines and enabled a quicker and more cost-effective development of these products. When estimating the value of the in-process technologies, a discount rate of 30% was used. The discount rate considered both the status and risks associated with the cash flows at the acquisition date. Projected revenues from the in-process products are expected to commence in 2000 and 2001 as the products are completed and begin to ship. Initial annual revenue growth rates after introduction are projected to exceed 50% and decline to less than 15% by 2005. Gross margins from these products are anticipated to be consistent with the gross margins from its other products.

     The technology was acquired in a transaction that was tax-free to the seller and, as a result, the Company has a minimal tax basis in the acquired technology. Accordingly, a deferred tax liability of $1,410,000 has been recorded for the difference in the book and tax bases of the acquired assets. This resulted in the concurrent recognition of previously reserved deferred tax assets of an equal amount. Also, in connection with this acquisition, the Company entered into a consulting arrangement with the seller to provide consulting services related to the development of various platforms of feel technology, and collaborate with the Company, in executing development agreements with the U.S. government and other commercial customers for a three year period. In consideration for certain consulting services and rights, the Company granted to the seller a warrant to purchase 322,800 shares of the Company's common stock at $3.66 per share (see Note 7), paid the seller $150,000, and is obligated to pay an additional $75,000 in 2000 and 2001. The consideration for the consulting services of $1,108,000, including the estimated fair value of the warrant ($808,000), has been recorded as prepaid expenses and noncurrent other assets. The

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

consideration for the consulting service will be amortized over the two-year estimated period of benefit of the consulting services. The warrants were fully vested at the date of grant. Accordingly, the fair value of the warrants was determined at the date of grant using the methods specified by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), with the following assumptions: expected life, 10 years; risk free interest rate, 5.7%; volatility, 50% and no dividends during the expected term.

     Also during 1999, in consideration for a technology license agreement, the Company issued an option to purchase 20,175 shares of common stock at an exercise price of $3.66 per share. The Company has recorded the estimated fair value of the option of $129,000 as purchased patents and technology at September 30, 1999 (see Note 7).

3. SHORT-TERM INVESTMENTS

     Short-term investments included the following equity securities and gross unrealized holding gains and losses as of December 31, 1997 and 1998 and September 30, 1999 (in thousands):

                                                                        UNREALIZED   UNREALIZED
                                                   AMORTIZED   MARKET    HOLDING      HOLDING
                                                     COST      VALUE      GAINS        LOSSES
                                                   ---------   ------   ----------   ----------
                                                                  (IN THOUSANDS)
DECEMBER 31, 1997
Mutual funds.....................................   $1,210     $1,212      $ 2          $--
                                                    ======     ======      ===          ===
DECEMBER 31, 1998
Mutual funds.....................................   $  401     $  402      $ 1          $--
                                                    ======     ======      ===          ===
SEPTEMBER 30, 1999
Mutual funds.....................................   $   --     $   --      $--          $--
                                                    ======     ======      ===          ===

     The Company realized gains on the sales of securities of $19,000, $14,000, $56,000 and none in 1996, 1997, 1998 and the nine months ended September 30, 1999, respectively, while realizing losses of $1,000 in 1996, 1997, 1998 and for the nine months ended September 30, 1999, respectively.

4. INVENTORIES

     Inventories consisted of:

                                                              DECEMBER 31,
                                                             --------------    SEPTEMBER 30,
                                                             1997      1998        1999
                                                             ----      ----    -------------
                                                                     (IN THOUSANDS)
Raw materials and subassemblies............................  $223      $378        $436
Work in process............................................    16        37          34
Finished goods.............................................    56        66         136
                                                             ----      ----        ----
Total......................................................  $295      $481        $606
                                                             ====      ====        ====

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

5. PROPERTY

     Property consisted of:

                                                              DECEMBER 31,
                                                             --------------    SEPTEMBER 30,
                                                             1997     1998         1999
                                                             -----    -----    -------------
                                                                     (IN THOUSANDS)
Computer equipment.......................................    $ 208    $ 314        $ 422
Machinery and equipment..................................      172      177          200
Furniture and fixtures...................................      110      123          191
Leasehold improvements...................................       --       13           42
                                                             -----    -----        -----
Total....................................................      490      627          855
Less accumulated depreciation and amortization...........     (156)    (298)        (429)
                                                             -----    -----        -----
Property, net............................................    $ 334    $ 329        $ 426
                                                             =====    =====        =====


6. COMMITMENTS


     The Company leases its manufacturing and office facilities under a noncancelable operating lease that expires in October 2002.

     Minimum future operating lease payments are as follows:

                PERIODS ENDING DECEMBER 31,
                ---------------------------                   (IN THOUSANDS)
1999........................................................       $230
2000........................................................        243
2001........................................................        255
2002........................................................        263
                                                                   ----
Total minimum lease payments................................       $991
                                                                   ====

     Rent expense was approximately $94,000, $117,000, $169,000 and $192,000 in
1996, 1997, 1998 and the nine months ended September 30, 1999, respectively.


     The Company has offered to assist a significant customer, who is a preferred stockholder, with co-marketing a licensed product. Pursuant to the terms of the proposed agreement, the Company would reimburse the customer for certain marketing related expenses not to exceed $200,000 per quarter for a period of five quarters beginning with the first calendar quarter of 2000.


7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     Preferred Stock--During June 1997, the Company issued a total of 864,642 shares of Series C redeemable convertible preferred stock ("Series C preferred stock") to investors for gross proceeds of $1,500,005. At the option of the stockholders, at any time on or after June 4, 2002, the Series C preferred stockholders can require the Company to pay them the price originally paid plus an amount equal to the declared but unpaid dividends. These payments will be made in four equal installments on June 4, 2002 and every six months thereafter. Issuance costs are being amortized over five years to accrete the carrying value of the stock to $1,500,005 on June 4, 2002.

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     During June 1993 and May 1995, the Company issued a total of 2,344,331 shares of Series A convertible preferred stock to investors for gross proceeds of $922,000. During November 1996, the Company issued 396,778 shares of Series B convertible preferred stock to investors for gross proceeds of $590,004. During April 1998, the Company issued 1,376,928 shares of Series D convertible preferred stock to investors for gross proceeds of $5,750,002.

     The significant terms of the redeemable convertible preferred stock and the convertible preferred stock are as follows:

     - Each share of preferred stock is convertible into one share of common stock (subject to adjustments for events of dilution).

     - Each share of Series A and B preferred stock will automatically convert in the event of a public offering in which the Company receives proceeds equal to or greater than $5,000,000. Each share of Series C and D preferred stock will automatically convert in the event of a public offering in which the Company receives proceeds equal to or greater than $10,000,000.

     - Each share of Series A, B, C and D preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. In addition, the Series C and D preferred stock have certain protective voting rights with respect to corporate matters.

     - In the event of liquidation, dilution or winding up of the Company, the holders of Series C and Series D preferred stock will receive first, and in preference to any distribution to the holders of Series A and Series B preferred stock and common stock, an amount equal to $1.73 per share of Series C preferred stock and $4.18 per share of Series D preferred stock plus all declared but unpaid dividends. Upon satisfaction of the Series C and Series D liquidation preferences, the holders of Series A and Series B preferred stock will receive $0.10 and $1.49 per share plus all declared but unpaid dividends, respectively. Upon satisfaction of the Series A and Series B liquidation preferences, the holders of Series C and Series D preferred stock will receive an additional $1.73 and $2.50 per share, respectively, and will be entitled to receive with the common stock stockholders on a pro rata basis the remaining assets of the Company, based on the number of shares of common stock into which their shares are convertible.

     - In the event the Board of Directors declares dividends payable on the then outstanding common stock, Series A, B, C and D preferred stockholders will receive $0.005, $0.01, $0.17 and $0.41 per share, respectively. The right to these dividends is not cumulative.

     Preferred Stock Warrants--In connection with the Series A preferred stock offering, the Company issued warrants to purchase 121,050 and 30,260 shares of Series A preferred stock at exercise prices of $0.50 and $0.99, respectively, to a Series A preferred stock investor. During 1997, the warrant to purchase 121,050 shares was exercised. During 1998, the remaining warrant was exercised. The estimated fair values of these warrants of $12,000 and $6,000, respectively, were accounted for as reductions to the Series A preferred stock financing proceeds.


     In connection with the Series B offering, the Company issued warrants to purchase 40,350 and 32,280 shares of Series B preferred stock at an exercise price of $1.48 to a Series B preferred stock investor. These warrants were originally issued with a two-year term, expiring in 1998. The estimated fair values of these warrants of $12,000 and $9,000, respectively, were accounted for as reductions to the Series B preferred stock financing proceeds. During 1998, upon the expiration of

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

the original warrant, terms the Company extended the term of these exercisable warrants for three additional years through 2001 in consideration for prior strategic planning consulting services. The estimated fair value of the extension of the warrants of $41,000 was accounted for as a consulting expense. The fair value of the extension of the warrants was determined at the date of the grant extension using the methods specified by SFAS 123 with the following assumptions: risk free interest rate, 5.5%; volatility, 50%; and no dividends during the expected term. An expected life of three years is based on the remaining contractual life of the warrant agreements.

     In connection with the Series D preferred stock offering, the Company issued warrants to purchase 11,972 shares of Series D preferred stock at an exercise price of $4.18 to an investment banker. The estimated fair value of these warrants of $17,000 has been accounted for as a reduction to the Series D preferred stock financing proceeds.

     Common Stock Warrants--During 1995, the Company issued to two former employees warrants to purchase 85,945 and 7,061 shares of the Company's common stock, each at an exercise price of $0.04 for past services to the Company. During 1998, the warrant to purchase 85,945 shares was exercised. During 1999, the remaining warrant was exercised. The estimated fair value of these warrants was not considered material.

     During June 1997, the Company issued a warrant to purchase 91,191 shares of the Company's common stock at an exercise price of $0.19 per share to a Series C preferred investor. The warrant is exercisable through 2002. The estimated fair value of this warrant of $6,000 has been accounted for as a reduction to the Series C preferred stock financing proceeds.

     As discussed in Note 2, during March 1999, the Company issued a warrant to purchase 322,800 shares of the Company's common stock at an exercise price of $3.66 per share for consulting services. The warrant is exercisable through 2009. The estimated fair value of the warrant of $808,000 has been recorded as prepaid consulting services and is being amortized over the service period of two years.

     Stock Options--Under the Company's stock option plans, the Company may grant options to purchase up to 7,991,975 shares of common stock to employees, directors and consultants at prices not less than the fair market value on the date of grant for incentive stock options and not less than 85% of fair market value on the date of grant for nonstatutory stock options. These options generally expire ten years from the date of grant. The Company has granted immediately exercisable options as well as options that become exercisable over periods ranging from three months to four years.

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     Details of activity under the option plans are as follows:

                                                                           WEIGHTED
                                                                NUMBER     AVERAGE
                                                                  OF       EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Outstanding, January 1, 1996................................   1,471,846    $0.06
Granted (weighted average fair value of $0.01)..............     925,629    $0.16
  Exercised.................................................      (2,017)   $0.17
  Canceled..................................................          --    $  --
                                                              ----------
Outstanding, December 31, 1996 (1,620,720 exercisable at a
  weighted average price of $0.10)..........................   2,395,458    $0.10
  Granted (weighted average fair value of $0.04)............   1,022,860    $0.30
  Exercised.................................................    (105,144)   $0.21
  Canceled..................................................        (168)   $0.19
                                                              ----------
Outstanding, December 31, 1997 (2,871,999 exercisable at a
  weighted average price of $0.16)..........................   3,313,006    $0.16
  Granted (weighted average fair value of $0.38)............     721,976    $1.31
  Exercised.................................................  (1,024,615)   $0.11
  Canceled..................................................     (88,484)   $3.59
                                                              ----------
Outstanding, December 31, 1998..............................   2,921,883    $0.36
  Granted...................................................   1,915,556    $6.85
  Exercised.................................................    (432,827)   $0.44
  Canceled..................................................     (25,147)   $2.35
                                                              ----------
Outstanding, September 30, 1999.............................   4,379,465    $3.18
                                                              ==========

     Additional information regarding options outstanding as of December 31, 1998 is as follows:

                                           OPTIONS OUTSTANDING
                                  -------------------------------------    OPTIONS EXERCISABLE
                                                  WEIGHTED                ----------------------
                                                  AVERAGE      WEIGHTED                 WEIGHTED
            RANGE OF                             REMAINING     AVERAGE                  AVERAGE
            EXERCISE                NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
             PRICES               OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------------------------------  -----------   ------------   --------   -----------   --------
December 31, 1998:
$0.04 - $0.14...................   1,099,568        3.80        $0.07      1,010,500     $0.07
 0.17 - 0.37....................   1,139,540        6.71         0.26      1,059,832      0.26
 0.41 - 1.24....................     545,356        7.72         0.67        545,356      0.67
 1.36 - 4.02....................     137,419        5.91         2.12        106,692      1.67
                                   ---------        ----        -----      ---------     -----
$0.04 - $4.03...................   2,921,883        5.73        $0.35      2,722,380     $0.32
                                   =========        ====        =====      =========     =====

     At December 31, 1998 and September 30, 1999, the Company had 754,379 and 2,015,594 shares, respectively, available for future grants under the option plans.

     Additional Stock Plan Information--As discussed in Note 1, the Company accounted for its stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees and its related interpretations.

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), requires the disclosure of pro forma net loss had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though these models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, 18 months following vesting; risk free interest rate, 5.5%, 6.0% and 5.3% in 1996, 1997 and 1998, respectively; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the awards issued in 1996, 1997 and 1998 had been amortized to expense over the vesting periods of the awards, pro forma net loss would have been $90,000 ($0.04 net loss per share), $545,000 ($0.17 net loss per share) and $1,885,000 ($0.48 net loss per share) in 1996, 1997 and 1998, respectively.

     The Company had outstanding nonstatutory stock options to consultants to purchase 104,182, 153,570 and 203,604 shares of common stock at December 31, 1997 and 1998 and September 30, 1999, respectively. Compensation expense of none, $5,000, $68,000 and $138,000 was recognized as result of these options in 1996, 1997, 1998 and the nine months ended September 30, 1999, respectively. The fair value of the unvested portion of these options is being amortized over the vesting period. The fair value attributable to the unvested portion of these options is subject to adjustment based upon the future value of the Company's common stock. The fair values of these options were determined at the date of vesting using the methods specified by SFAS 123 with the following weighted average assumptions during 1996, 1997, 1998 and the nine months ended September 30, 1999, respectively: expected life, 10 years; risk free interest rate, 5.5%, 6.0%, 5.3% and 5.2%; volatility, 50%; and no dividends during the expected term. Forfeitures are recognized as they occur.

     In addition, the Company granted nonstatutory stock options to purchase 242,100 and 20,175 shares of common stock in 1998 and the nine months ended September 30, 1999, respectively, in connection with the acquisition of patents and the licensing of technology (see Note 2). The estimated fair value of these options of $219,000 and $129,000, respectively, has been recorded as purchased patents and technology. These options were fully vested at the date of grant. Accordingly, the fair value of the options was determined at the date of grant using the methods specified by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), with the following assumptions during 1998 and 1999, respectively: expected life, 10 years; risk free interest rate, 5.5% and 5.0%; volatility, 25% and 50%; and no dividends during the expected term.

     Common Stock--Common stock issued to the founders and certain other employees is subject to repurchase agreements under which the Company has the option to repurchase the unvested shares upon termination of employment at the original issue price. The Company's repurchase right generally lapses over four years. At December 31, 1998, 23,537 shares of common stock were subject to repurchase by the Company. At September 30, 1999, the Company's repurchase rights had lapsed.

     During 1998, the Company issued 137,190 shares of common stock in connection with purchases of patents. The fair value of the common stock of $501,000 was recorded as purchased

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

patents and technology. During 1999, the Company issued 1,379,970 shares of common stock in connection with purchases of patents and technology (see Note 2) and 68,595 shares of common stock with a fair value of $562,000 for recruiting services.

Deferred Stock Compensation

     In connection with grants of certain stock options to employees and directors in the nine months ended September 30, 1999, the Company recorded $1,473,000 for the difference between the deemed fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant. This amount has been presented as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the related stock options (generally four years). Amortization of deferred stock compensation for the nine months ended September 30, 1999 was $185,000.

Common Stock Reserved for Issuance

     The Company had reserved shares of common stock for issuance as follows:

At December 31, 1998
Conversion of preferred stock...............................   5,131,100
  Exercise of options.......................................   3,676,262
  Exercise of warrants......................................     182,854
                                                              ----------
          Total.............................................   8,990,216
                                                              ==========
At September 30, 1999
  Conversion of preferred stock.............................   5,131,100
  Exercise of options.......................................   6,395,059
  Exercise of warrants......................................     498,593
                                                              ----------
          Total.............................................  12,024,752
                                                              ==========

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

8. NET LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                    YEAR ENDED               NINE MONTHS ENDED
                                                   DECEMBER 31,                SEPTEMBER 30,
                                             -------------------------   -------------------------
                                              1996     1997     1998        1998          1999
                                             ------   ------   -------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Numerator:
Net loss...................................  $  (81)  $ (527)  $(1,673)    $(1,418)      $(3,722)
  Redeemable convertible preferred stock
     accretion.............................      --        3         6           5             5
                                             ------   ------   -------     -------       -------
Net loss applicable to common
  stockholders.............................  $  (81)  $ (530)  $(1,679)    $(1,423)      $(3,727)
                                             ======   ======   =======     =======       =======
Denominator:
  Weighted average common shares
     outstanding...........................   3,311    3,338     3,970       3,951         5,305
  Weighted average common shares held in
     escrow................................      --       --        --          --           (71)
  Weighted average common shares
     outstanding subject to repurchase.....    (486)    (176)      (61)        (75)           --
                                             ------   ------   -------     -------       -------
  Shares used in calculating basic and
     diluted net loss per share............   2,825    3,162     3,909       3,876         5,234
                                             ======   ======   =======     =======       =======
Basic and diluted net loss per share.......  $(0.03)  $(0.17)  $ (0.43)    $ (0.37)      $ (0.71)
                                             ======   ======   =======     =======       =======

     The Company's computation of net loss per share excludes 88,770 shares held in escrow as discussed in Note 2, as the conditions required to release these shares from escrow had not been satisfied as of September 30, 1999.

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     For the above-mentioned periods, the Company had securities outstanding that could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented since their effect would have been antidilutive. These outstanding securities consisted of the following:

                                                YEAR ENDED                    NINE MONTHS ENDED
                                               DECEMBER 31,                     SEPTEMBER 30,
                                   ------------------------------------   -------------------------
                                      1996         1997         1998         1998          1999
                                   ----------   ----------   ----------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Redeemable convertible preferred
  stock..........................          --      864,642      863,771      863,771        863,771
Convertible preferred stock......   2,741,109    2,862,159    4,267,329    4,237,074      4,267,329
Shares of common stock subject to
  repurchase.....................     343,176      125,813       23,537       75,096             --
Outstanding options..............   2,395,458    3,313,006    2,921,883    3,025,929      4,379,465
Warrants.........................     195,899      287,087      182,854      213,117        498,593
                                   ----------   ----------   ----------   ----------    -----------
Total............................   5,675,642    7,452,701    8,259,374    8,414,987     10,009,158
                                   ==========   ==========   ==========   ==========    ===========
Weighted average exercise price
  of options.....................  $     0.10   $     0.16   $     0.36   $     0.42    $      1.13
                                   ==========   ==========   ==========   ==========    ===========
Weighted average exercise price
  of warrants....................  $     0.72   $     0.56   $     0.95   $     0.97    $      3.18
                                   ==========   ==========   ==========   ==========    ===========

9. INCOME TAXES

     No provision for federal income taxes was required for the years ended December 31, 1996, 1997 and 1998 due to the Company's net losses in these periods.

     Significant components of the net deferred tax assets for federal and state income taxes consisted of:

                                                                DECEMBER 31,
                                                              ----------------
                                                              1997      1998
                                                              -----    -------
                                                               (IN THOUSANDS)
Deferred tax assets:
Net operating loss carryforwards............................  $ 173    $   830
  Research and development credits..........................     13        130
  Reserves and accruals recognized in different periods.....     39         75
  Depreciation and amortization.............................     --          2
                                                              -----    -------
Total deferred tax assets...................................    225      1,037
Valuation reserve...........................................   (225)    (1,037)
                                                              -----    -------
Net deferred tax assets.....................................  $  --    $    --
                                                              =====    =======

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

     The Company's effective tax rate differed from the expected benefit at the federal statutory tax rate as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Federal statutory tax rate..................................  (35.0)%  (35.0)%  (35.0)%
State taxes, net of federal benefit.........................   (6.0)    (6.0)    (6.0)
Stock compensation..........................................     --       --       --
Other.......................................................    1.7      0.6      0.6
Valuation allowance.........................................   39.3     40.4     40.4
                                                              -----    -----    -----
Effective tax rate..........................................     --%      --%      --%
                                                              =====    =====    =====

     Substantially all of the Company's loss from operations for all periods presented is generated from domestic operations.

     At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $1,926,000 and $967,000, respectively, expiring through 2018 and through 2003, respectively.

     Current federal and state tax laws include provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The Company's issuances of common and preferred stock may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss carryforwards would be limited according to these provisions. Management has not yet determined the extent of this limitation, and this limitation may result in the loss of carryforward benefits due to their expiration.

10. SEGMENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS

     The Company operates in one business segment, which is the design, development, production, marketing and licensing of products based on feel technology. These devices are used in computer entertainment, personal computing, medical and other professional computing applications. The Company operates entirely in North America and does not maintain operations in other countries. The following is a summary of revenues within geographic areas. Revenues are broken out geographically by the ship-to location of the customer.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                   YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                  --------------------------    -------------
                                                   1996      1997      1998         1999
                                                  ------    ------    ------    -------------
                                                                (IN THOUSANDS)
North America...................................  $1,867    $3,325    $3,363       $3,962
Europe..........................................     533       648       950          817
Far East........................................     239       347       597          704
Rest of the world...............................      98        12       111          102
                                                  ------    ------    ------       ------
                                                  $2,737    $4,332    $5,021       $5,585
                                                  ======    ======    ======       ======

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

Significant Customers

     In 1996, one unrelated customer accounted for 16% of total revenues. In 1997, one unrelated customer accounted for 24% of total revenues. In 1998, a preferred stockholder and an unrelated customer accounted for 11% and 10% of total revenues, respectively. For the nine months ended September 30, 1999, a preferred stockholder and a unrelated customer accounted for 15% and 9% of total revenues, respectively.

     Receivables due from two unrelated customers were $158,000 and $57,000, respectively, at December 31, 1997. Receivables due from a preferred stockholder were $387,000 at December 31, 1998. Receivables due from two unrelated parties were $103,000 and $96,000, respectively, at September 30, 1999.

11. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) tax-deferred savings plan under which eligible employees may elect to have a portion of their salary deferred and contributed to the 401(k) plan. Contributions may be made by the Company at the discretion of the Board of Directors. No contributions by the Company have been made to the 401(k) plan since its inception.

12. RELATED PARTIES

     In July 1997, the Company transferred certain patent rights related to its MicroScribe product to a newly created limited liability corporation, MicroScribe LLC, in exchange for 1,000 Class 1 Units and 98,999 Class 2 Units. This investment represents a 99% ownership of MicroScribe LLC. Subsequently, the Company distributed all Class 2 Units to its then outstanding common, preferred and vested option holders on a pro rata basis. The Company maintains a 1% ownership of MicroScribe LLC subsequent to the distribution of the Class 2 Units. There was no recorded value related to these internally-developed patent agreements, and thus no amount was recognized as a result of the transfer.

     During July 1997, the Company also entered into an exclusive ten-year license agreement with MicroScribe LLC (the "Agreement") for the right to manufacture, market and sell the related MicroScribe technology. Under the terms of the Agreement, the Company must pay a royalty to MicroScribe LLC based on a variable percentage of net receipts as defined under the Agreement. Royalty expense under the Agreement was $49,000, $116,000 and $99,000 in 1997 and 1998 and the nine months ended September 30, 1999, respectively.

     As discussed in Note 10, a preferred stockholder accounted for $249,000 and $552,000 of royalty revenue in 1998 and the nine months ended September 30, 1999, respectively, and $316,000 and $270,000 of development contract revenue in 1998 and the nine months ended September 30, 1999, respectively.

13. CONTINGENCIES

     The Company has received claims from third parties asserting that the Company's technologies, or those of its licensees, infringe on the other parties' intellectual property rights. Management believes that these claims are without merit and, with respect to each, has obtained or is in the

                             IMMERSION CORPORATION

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

process of obtaining written non-infringement and/or patent invalidity opinions from outside patent counsel. Accordingly, in the opinion of management, the outcome of such claims will not have a material effect on the financial statements of the Company.

14. SUBSEQUENT EVENTS

     In June 1999, the Board of Directors approved an amendment to the 1997 Stock Option Plan to increase the number of shares reserved for issuance by 1,149,975.

     On November 3, 1999, the stockholders approved the following:

     - Reincorporation of the Company in the state of Delaware and a concurrent 0.807-for-one reverse common and Series C and D preferred stock split and 4.035-for-one reverse Series A and B preferred stock split.

     - Adoption of the Company's 1999 Employee Stock Purchase Plan (the "ESPP"). The ESPP becomes effective upon the closing of the Company's initial public offering. Under the ESPP, eligible employees may purchase common stock through payroll deductions. Participants may not purchase more than 1,000 shares in a six-month offering period or stock having a value greater than $25,000 in any calendar year as measured at the beginning of the offering period. A total of 500,000 shares of common stock are reserved for issuance under the ESPP plus an automatic annual increase on January 1, 2000 and on each January 1 thereafter through January 1, 2010 by an amount equal to the lesser of 500,000 shares per year or a number of shares determined by the Board of Directors.

     - Amendment of the Company's 1997 Stock Option Plan to increase the number of shares authorized for issuance under the plan by 2,000,000 shares and to provide for an automatic increase in the shares reserved for issuance on January 1 of each year, beginning on January 1, 2001, by an amount equal to 5% of the number of shares of common stock which were issued and outstanding on the last day of the preceding year.

       -------------------------------------------------------------------------
      --------------------------------------------------------------------------
                                   4,250,000 SHARES

                                    IMMERSION.LOGO
                                     COMMON STOCK
                             ---------------------------

                                      PROSPECTUS
                             ---------------------------
                                  HAMBRECHT & QUIST
                               BEAR, STEARNS & CO. INC.
                                  ROBERTSON STEPHENS
                             ---------------------------

                                  November 12, 1999

                             ---------------------------
         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE
       HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM
       THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.
         NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

         UNTIL DECEMBER 8, 1999, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

      --------------------------------------------------------------------------
      --------------------------------------------------------------------------

                                        PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

       ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.

Securities and Exchange Commission registration fee.........  $   14,946
NASD filing fee.............................................       5,877
Nasdaq National Market application fee......................      90,000
Blue sky qualification fees and expenses....................      10,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     320,000
Transfer agent and registrar fees...........................       5,000
Miscellaneous expenses......................................       4,177
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements (Exhibit 10.3) with its directors and officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant has sold and issued the following unregistered securities:

          (1) From inception to September 30, 1999, we have issued options to purchase an aggregate of 3,038,372 shares of common stock under the 1994 stock option plan, of which 1,232,099 have been exercised, and 3,254,842 shares of common stock under the 1997 stock option plan, of which 304,276 have been exercised.

          (2) On November 3, 1996, November 4, 1996, November 20, 1996, November 26, 1996 and November 27, 1996, the Registrant sold an aggregate of 396,778 shares of Series B preferred stock to accredited investors for an aggregate purchase price of $590,004.

          (3) In November 1996, the Registrant issued an option to purchase 80,700 shares of common stock to Steven Blank at an exercise price of $0.17 per share.

          (4) In November 1996, the Registrant issued a warrant to purchase 32,280 shares of Series B preferred stock to Bruce Paul at an exercise price of $1.48 per share.

          (5) From November 1996 through June 1999, the Registrant issued options to purchase an aggregate of 154,648 shares of common stock to Steven Blank at exercise prices ranging between $0.173 per share and $3.66 per share. These options may be exercised at any time within ten years after their date of issuance.

          (6) In December 1996, the Registrant issued a warrant to purchase 40,350 shares of Series B preferred stock to Bruce Paul at an exercise price of $1.48 per share.


          (7) In March 1997, the Registrant issued 121,050 shares of Series A preferred stock to Bruce Paul pursuant to an exercise of a warrant dated April 1995 at an exercise price of $0.50 per share.


          (8) On June 3, 1997, the Registrant sold an aggregate of 864,642 shares of Series C preferred stock to accredited investors for an aggregate purchase price of $1,500,005.40.

          (9) On June 3, 1997, the Registrant issued a warrant to purchase 91,191 shares of common stock to an accredited investor at an exercise price of $0.19 per share.

          (10) In December 1997, the Registrant issued an option to purchase 80,700 shares of common stock to Washington Research Foundation at an exercise price of $0.37 per share in consideration of consulting services. This option may be exercised at any time within ten years after its issuance.

          (11) In February 1998, the Registrant issued an option to purchase 20,175 shares of common stock to Asia Pacific Ventures Co. at an exercise price of $0.37 in consideration of consulting services. This option may be exercised at any time within ten years after its issuance.

          (12) In March 1998, the Registrant issued an option to purchase 242,100 shares of common stock to Lex Computer Management at an exercise price of $0.62 per share in consideration of consulting services.

          (13) In March 1998, the Registrant issued 60,525 shares of common stock to Steven Blank pursuant to an exercise of an option dated November 1996 at an exercise price of $0.17 per share. The consideration was paid by the company in exchange for a promissory note from Mr. Blank.

          (14) In March 1998, the Registrant issued 28,245 shares of common stock to Craig Culver with a fair market value of $3.66 per share in consideration for an assignment of a patent.


          (15) On April 13, 1998, the Registrant sold an aggregate of 1,376,928 shares of Series D preferred stock to accredited investors for an aggregate purchase price of $5,750,928.


          (16) On April 13, 1998, the Registrant issued a warrant to purchase 11,972 shares of Series D preferred stock to BancAmerica Robertson Stephens at an exercise price of $4.18 per share.

          (17) In June 1998, the Registrant issued 80,700 shares of common stock to Digital Equipment Corporation with a fair market value of $3.66 per share in consideration of consulting services and assignment of a patent.

          (18) In June 1998, the Registrant issued 85,945 shares of common stock to Bernie G. Jackson pursuant to an exercise of a warrant dated June 1995 at an exercise price of $0.04 per share.

          (19) In July 1998, the Registrant issued 28,245 shares of common stock to Ming-Chang Tsai and Gemintek Corporation at a price of $3.66 per share in consideration of an assignment of the patent.

          (20) In August 1998, the Registrant issued 30,260 shares of Series A preferred stock to Bruce Paul pursuant to an exercise of a warrant dated August 1996 at an exercise price of $0.99 per share.

          (21) In February 1999, the Registrant issued 8,070 shares of common stock to Washington Research Foundation in consideration for a patent license.

          (22) In February 1999, the Registrant issued 88,770 shares of common stock to the University of British Columbia for consideration of the sale and transfer of a patent.

          (23) On March 4, 1999, the Registrant issued an aggregate of 1,291,200 shares of common stock to Cybernet Systems Corporation with a fair market value of $3.66 pursuant to an Agreement and Plan of Reorganization.

          (24) On March 4, 1999, the Registrant issued a warrant to purchase 322,800 shares of common stock to Cybernet Systems Corporation at an exercise price of $3.66 in consideration for certain consulting services.

          (25) In May 1999, the Registrant issued 7,061 shares of common stock to Richard Brent Gillespie pursuant to an exercise of a warrant dated August 1995 at an exercise price of $0.04 per share.

          (26) In June 1999, the Registrant issued an option to purchase 20,175 shares of common stock at an exercise price of $3.66 per share to Coactive Drive Corporation in consideration for a technology licensing agreement. This option may be exercised at any time within ten years after its issuance.

          (27) In July 1999, the Registrant issued 68,595 shares of common stock to Michael Reich and Associates in consideration of services.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

     Certain issuances described in this Item 15 were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Rules 504, 505 or 506 promulgated under the Securities Act as transactions by an issuer not involving a public offering. Certain issuances described in this Item 15 were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each of these transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to that information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1       Form of Underwriting Agreement.
 2.1       Agreement and Plan of Reorganization with Cybernet Systems
           Corporation ("Cybernet"), its wholly-owned subsidiary and
           our wholly-owned subsidiary dated March 4, 1999.****
 3.1       Amended and Restated Articles of Incorporation of Immersion,
           as amended to date.****
 3.2       Certificate of Incorporation of Immersion.**
 3.3       Form of Amended and Restated Certificate of Incorporation of
           Immersion (to be filed with the Delaware Secretary of State prior to the date of this prospectus).**
 3.4       Certificate of Designations of Immersion (to be filed with the Delaware Secretary of State prior to the date of this
           prospectus).**
 3.5       Agreement and Plan of Merger (to be executed prior to the
           date of this prospectus).**
 3.6       Certificate of Elimination of Immersion (to be filed with
           the Delaware Secretary of State upon completion of the
           offering).**
 3.7       Certificate of Amendment of Restated Certificate of
           Incorporation of Immersion (to be filed with the Delaware
           Secretary of State upon completion of the offering).**
 3.8       Bylaws of Immersion.****
 3.9       Form of Bylaws.***
 4.1       Information and Registration Rights Agreement dated April
           13, 1998.****
 4.2       Immersion Corporation Cybernet Registration Rights Agreement
           dated March 5, 1999.****
 4.3       Common Stock Grant and Purchase Agreement and Plan with
           Michael Reich & Associates dated July 6, 1999.****
 4.4       Common Stock Agreement with Digital Equipment Corporation
           dated June 12, 1998.****
 5.1       Opinion of Gray Cary Ware & Freidenrich LLP.*
10.1       1994 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option
           Agreement.****
10.2       1997 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option Agreement.*
10.3       Form of Indemnity Agreement.***
10.4       Immediately Exercisable Nonstatutory Stock Option Agreement
           with Steven G. Blank dated November 1, 1996.****
10.5       Common Stock Purchase Warrant issued to Cybernet Systems
           Corporation dated March 5, 1999.****
10.6       Consulting Services Agreement with Cybernet Systems
           Corporation dated March 5, 1999.****
10.7       Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           32,280 shares of Series B Preferred Stock dated September
           22, 1998.****
10.8       Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           40,350 shares of Series B Preferred Stock dated September
           22, 1998.****
10.9       Operating Agreement with MicroScribe, LLC dated July 1,
           1997.****
10.10      Exchange Agreement with MicroScribe, LLC dated July 1,
           1997.****
10.11      Lease with Spieker Properties, L.P. dated October 26,
           1998.***
10.12      Agreement Draft for ASIC Design and Development with
           Kawasaki LSI, U.S.A., Inc., dated October 16, 1997.#
10.13      Patent License Agreement with Microsoft Corporation dated
           July 19, 1999.#*
10.14      Semiconductor Device Component Purchase Agreement with
           Kawasaki LSI, U.S.A., Inc., dated August 17, 1998.#*
10.15      Amendment No. 1 to Semiconductor Device Component Purchase
           Agreement with Kawasaki LSI, U.S.A., Inc. dated April 27,
           1999.#*

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.16      Intercompany Intellectual Property License Agreement with
           MicroScribe, LLC dated July 1, 1997.*
10.17      Patent License Agreement with MicroScribe, LLC dated July 1,
           1997.*
10.18      Intellectual Property License Agreement with Logitech, Inc.
           dated October 4, 1996.#
10.19      Intellectual Property License Agreement with Logitech, Inc.
           dated April 13, 1998.#
10.20      Technology Product Development Agreement with Logitech, Inc.
           dated April 13, 1998.#
10.21      1999 Employee Stock Purchase Plan and form of subscription agreement thereunder.**
21.1       Subsidiaries of Immersion.****
23.1       Consent of Deloitte & Touche LLP
23.2       Consent of Gray Cary Ware & Freidenrich LLP (included in
           Exhibit 5.1).**
24.1       Power of Attorney (included on page II-5).****
27.1       Financial Data Schedule (EDGAR filed version only).****


---------------

**** Previously filed with Registrant's Registration Statement on Form S-1 (File
     No. 333-86361) on September 1, 1999.



 *** Previously filed with Amendment No. 1 to Registrant's Registration
     Statement on Form S-1 (File No. 333-86361) on September 13, 1999.



  ** Previously filed with Amendment No. 2 to Registrant's Registration
     Statement on Form S-1 (File No. 333-86361) on October 5, 1999.



   * Previously filed with Amendment No. 4 to Registrant's Registration Statement on Form S-1 (File No. 333-86361) on November 5, 1999.


   # Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     (B) FINANCIAL STATEMENT SCHEDULES.

     The following are filed herewith:

           Independent Auditors' Report on Schedule.

           Schedule II Valuation and Qualifying Accounts.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 12th day of November, 1999


                                          IMMERSION CORPORATION

                                          By: /s/ LOUIS ROSENBERG
                                            ------------------------------------
                                              Louis Rosenberg, Ph.D.
                                              Chairman of the Board, Chief
                                              Executive Officer and President


     Pursuant to the requirements of the Securities Act, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
             /s/ LOUIS ROSENBERG               Chairman of the Board, President    November 12, 1999
---------------------------------------------  and Chief Executive Officer
           Louis Rosenberg, Ph.D.              (Principal Executive Officer)

             /s/ VICTOR VIEGAS*                Vice President, Finance and Chief   November 12, 1999
---------------------------------------------  Financial Officer (Principal
                Victor Viegas                  Financial and Accounting Officer)

              /s/ BRUCE SCHENA*                Vice President, Chief Technology    November 12, 1999
---------------------------------------------  Officer, Secretary and Director
                Bruce Schena

              /s/ STEVEN BLANK*                Director                            November 12, 1999
---------------------------------------------
                Steven Blank

          /s/ JONATHAN RUBINSTEIN*             Director                            November 12, 1999
---------------------------------------------
             Jonathan Rubinstein

          *By: /s/ LOUIS ROSENBERG
   ---------------------------------------
           Louis Rosenberg, Ph.D.
              Attorney-in-Fact

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Immersion Corporation:

     We have audited the consolidated financial statements of Immersion Corporation (the Company) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated October 20, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
San Jose, California
October 20, 1999

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                               BALANCE AT   CHARGED TO                 BALANCE AT
                                               BEGINNING     COST AND    DEDUCTIONS/     END OF
                                               OF PERIOD     EXPENSES    WRITE-OFFS      PERIOD
                                               ----------   ----------   -----------   ----------
Year ended December 31, 1996
Allowance for doubtful accounts..............     $ 5          $40           $37          $  8
Year ended December 31, 1997
  Allowance for doubtful accounts............     $ 8          $39           $ 9          $ 38
Year ended December 31, 1998
  Allowance for doubtful accounts............     $38          $57           $ 3          $ 92
Nine months ended September 30, 1999*
  Allowance for doubtful accounts............     $92          $46           $20          $118

---------------

*Unaudited.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1       Form of Underwriting Agreement.
 2.1       Agreement and Plan of Reorganization with Cybernet Systems
           Corporation ("Cybernet"), its wholly-owned subsidiary and
           our wholly-owned subsidiary dated March 4, 1999.****
 3.1       Amended and Restated Articles of Incorporation of Immersion,
           as amended to date.***
 3.2       Certificate of Incorporation of Immersion.**
 3.3       Form of Amended and Restated Certificate of Incorporation of
           Immersion (to be filed with the Delaware Secretary of State prior to the date of this prospectus).**
 3.4       Certificate of Designations of Immersion (to be filed with the Delaware Secretary of State prior to the date of this
           prospectus).**
 3.5       Agreement and Plan of Merger (to be executed prior to the
           date of this prospectus).**
 3.6       Certificate of Elimination of Immersion (to be filed with
           the Delaware Secretary of State upon completion of the
           offering).**
 3.7       Certificate of Amendment of Restated Certificate of
           Incorporation of Immersion (to be filed with the Delaware
           Secretary of State upon completion of the offering).**
 3.8       Bylaws of Immersion.****
 3.9       Form of Bylaws.***
 4.1       Information and Registration Rights Agreement dated April
           13, 1998.****
 4.2       Immersion Corporation Cybernet Registration Rights Agreement
           dated March 5, 1999.****
 4.3       Common Stock Grant and Purchase Agreement and Plan with
           Michael Reich & Associates dated July 6, 1999.****
 4.4       Common Stock Agreement with Digital Equipment Corporation
           dated June 12, 1998.****
 5.1       Opinion of Gray Cary Ware & Freidenrich LLP.**
10.1       1994 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option
           Agreement.****
10.2       1997 Stock Option Plan and form of Incentive Stock Option
           Agreement and form of Nonqualified Stock Option Agreement.*
10.3       Form of Indemnity Agreement.***
10.4       Immediately Exercisable Nonstatutory Stock Option Agreement
           with Steven G. Blank dated November 1, 1996.****
10.5       Common Stock Purchase Warrant issued to Cybernet Systems
           Corporation dated March 5, 1999.****
10.6       Consulting Services Agreement with Cybernet Systems
           Corporation dated March 5, 1999.****
10.7       Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           32,280 shares of Series B Preferred Stock dated September
           22, 1998.****
10.8       Amendment to Warrant to Purchase Shares of Series B
           Preferred Stock to Bruce Paul amending warrant to purchase
           40,350 shares of Series B Preferred Stock dated September
           22, 1998.****
10.9       Operating Agreement with MicroScribe, LLC dated July 1,
           1997.****
10.10      Exchange Agreement with MicroScribe, LLC dated July 1,
           1997.****
10.11      Lease with Spieker Properties, L.P. dated October 26,
           1998.***
10.12      Agreement Draft for ASIC Design and Development with
           Kawasaki LSI, U.S.A., Inc., dated October 16, 1997.#
10.13      Patent License Agreement with Microsoft Corporation dated
           July 19, 1999.#*
10.14      Semiconductor Device Component Purchase Agreement with
           Kawasaki LSI, U.S.A., Inc., dated August 17, 1998.#*

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.15      Amendment No. 1 to Semiconductor Device Component Purchase
           Agreement with Kawasaki LSI, U.S.A., Inc. dated April 27,
           1999.#*
10.16      Intercompany Intellectual Property License Agreement with
           MicroScribe, LLC dated July 1, 1997.*
10.17      Patent License Agreement with MicroScribe, LLC dated July 1,
           1997.*
10.18      Intellectual Property License Agreement with Logitech, Inc.
           dated October 4, 1996.#
10.19      Intellectual Property License Agreement with Logitech, Inc.
           dated April 13, 1998.#
10.20      Technology Product Development Agreement with Logitech, Inc.
           dated April 13, 1998.#
10.21      1999 Employee Stock Purchase Plan and form of subscription agreement thereunder.**
21.1       Subsidiaries of Immersion.****
23.1       Consent of Deloitte & Touche LLP.
23.2       Consent of Gray Cary Ware & Freidenrich LLP (included in
           Exhibit 5.1).**
24.1       Power of Attorney (included on page II-5).****
27.1       Financial Data Schedule (EDGAR filed version only).****


---------------

**** Previously filed with Registrant's Registration Statement on Form S-1 (File
     No. 333-86361) on September 1, 1999.



 *** Previously filed with Amendment No. 1 to Registrant's Registration
     Statement on Form S-1 (File No. 333-86361) on September 13, 1999.



  ** Previously filed with Amendment No. 2 to Registrant's Registration
     Statement on Form S-1 (File No. 333-86361) on October 5, 1999.



   * Previously filed with Amendment No. 4 to Registrant's Registration Statement on Form S-1 (File No. 333-86361) on November 5, 1999.


    # Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.